UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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McDonald's Corporation

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McDonald’s Corporation

NOTICE OF 2017 ANNUAL MEETING
AND PROXY STATEMENT

A LETTER TO OUR SHAREHOLDERS FROM THE CHAIRMAN OF THE BOARD

Dear Fellow McDonald’s Shareholders,

Following last year’s Annual Shareholders’ Meeting, I was honored to be elected as Chairman by your Board of Directors. In my new role, I have focused my efforts on furthering the Board's commitment to enhancing shareholder value.

I am pleased to update you on the Company’s progress as we transition from revitalizing the McDonald’s Brand to strengthening the business for long-term sustainable growth.

2015-2016 business performance. The Board named Steve Easterbrook as President and CEO in 2015, with a mandate that he lead a turnaround of the McDonald’s business. We knew we had to change, for our customers and our shareholders. As the turnaround strategy evolved into action, the last eighteen months proved to be a time of purposeful change, fueled by four key areas of focus.

First, the Company restructured the business around four operating segments, becoming a more efficient organization. The Board and Steve built a strong leadership team, including naming presidents for each new segment, as well as new leaders in key areas such as strategy, people, marketing and communications. Including Steve, all are thoughtful innovators, passionate about McDonald’s and willing to challenge the status quo. Second, management embarked on a plan to refranchise 4,000 restaurants by the end of 2018, bolstering McDonald’s outstanding network of dedicated and independent franchisees and developmental licensees. The Company is well on its way to achieving the plan and will likely meet this goal by the end of 2017. Third, the Company targeted $500 million of net G&A savings by the end of 2018, supported in large part by the refranchising strategy as well as a more stringent discipline around spending throughout the Company. We have made meaningful progress on this initiative and are on track to achieve this target by the end of 2018. Fourth was the completion of our three-year plan to return $30 billion to shareholders by the end of 2016. That target was achieved, including the return of more than $14 billion to shareholders in 2016 - $11 billion of share repurchases and more than $3 billion in dividends, including a 6% dividend increase in the fourth quarter.

Quite simply, McDonald’s is now more focused, forward looking, fit for purpose and committed to sustaining operating growth. All of these purposeful changes resulted in improved financial results for 2016, notably our strongest year of global comparable sales since 2011. We also increased operating income and earnings per share, and grew restaurant cash flows worldwide. On behalf of the Board, I can state with confidence that Steve is the right leader for McDonald’s, and that he and his team are well-positioned to build on the success of 2016.

Board composition and structure. Our Board reflects a diverse, engaged group of Directors with relevant skills and backgrounds to oversee the McDonald’s business now and into the future. Since 2015, we have added four new Directors to the Board and four Directors retired, ensuring an appropriate mix of tenure that provides fresh perspectives balanced with institutional knowledge as we accelerate growth. Dr. Walter Massey will be retiring from the Board and not standing for re-election in 2017. We thank Walter for his 19 years of dedicated service to McDonald’s and our shareholders.

Our Governance Committee continues to utilize a comprehensive process to identify potential Director candidates who can contribute to the overall effectiveness of the Board as the need arises. We also have a robust Board evaluation process that includes regular self-assessment and Director peer review. We remain committed to ensuring that we have the right Directors in place to oversee the Company’s business and serve the interests of McDonald’s shareholders well into the future.

After becoming Chairman, I established a new Public Policy & Strategy Committee of the Board, designed to provide attentive oversight and counsel to management on the Company’s short- and long-term strategies, as well as on other matters that could affect McDonald’s iconic Brand. We also took the opportunity to rotate our other Committee memberships and most Committee Chairs, resulting in refreshing dialogue and renewed energy for all of the Directors. One thing that has not changed is our commitment to strong governance practices that appropriately balance the interests of the Company and our shareholders.

McDonald’s Corporation	03

2017 and beyond. On March 1 of this year, I was pleased to participate in the Company’s announcement of our new global “customer-centric” growth plan during a McDonald’s Investor Day event in Chicago. Steve and his team outlined the plan, new financial targets and initiatives to unlock meaningful growth and increase guest counts. Briefly, the plan focuses on enhancing digital capabilities and technology to elevate the customer experience; redefining customer convenience through delivery; accelerating deployment of Experience of the Future restaurants in the U.S.; initiating a new $22-24 billion target for cash return to shareholders for the three-year period ending 2019; and establishing new financial performance targets beginning in 2019.

We are optimistic about the trajectory of McDonald’s growth opportunities and the focus on efforts to build and sustain profitable, long-term growth. On behalf of the Board of Directors, I thank you for your continued support.

See you in the restaurants.

Sincerely,
Enrique Hernandez, Jr.
Chairman of the Board

04	2017 Proxy Statement

NOTICE OF THE ANNUAL SHAREHOLDERS' MEETING

Time and Date:
8:30 a.m. Central Time on Wednesday, May 24, 2017

Place:
The Prairie Ballroom at The Lodge at McDonald’s Office Campus
2815 Jorie Boulevard, Oak Brook, Illinois 60523

Record Date:
March 27, 2017

Voting:
Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each Director position and one vote for each of the other proposals.

To McDonald’s Corporation Shareholders:
McDonald’s Corporation will hold its 2017 Annual Shareholders’ Meeting (Annual Meeting or Annual Shareholders’ Meeting) on Wednesday, May 24, 2017, at 8:30 a.m. Central Time in the Prairie Ballroom at The Lodge at McDonald’s Office Campus, Oak Brook, Illinois. The registration desk will open at 7:30 a.m. At the meeting, shareholders will be asked to consider and vote upon the following proposals:

1.	Election of 11 Directors named in the Proxy Statement, each for a one-year term expiring in 2018;
2.	Advisory vote to approve executive compensation;
3.	Advisory vote on the frequency of future advisory votes to approve executive compensation;
4.	Approval of the material terms of the performance goals for awards under the McDonald’s Corporation 2012 Omnibus Stock Ownership Plan;
5.	Advisory vote to approve the appointment of Ernst & Young LLP as independent auditor for 2017; and
6.	Advisory votes on seven shareholder proposals, if properly presented.

In addition, we will transact any other business properly presented at the meeting, including any adjournment or postponement thereof, by or at the direction of the Board of Directors.

Your Board of Directors recommends that you vote FOR the Board’s nominees for the election of Directors, FOR the approval of our executive compensation, in favor of a ONE YEAR advisory vote on executive compensation, FOR the approval of the material terms of the performance goals for awards under the 2012 Omnibus Stock Ownership Plan, FOR the approval of the appointment of the independent auditor and AGAINST all of the shareholder proposals.

To listen to the live audiocast of the Annual Meeting, go to www.investor.mcdonalds.com and click on the appropriate link. The Annual Meeting audiocast will be available for a limited time after the meeting.

Seating at the Annual Meeting is very limited. If you plan to attend the meeting in person, you must pre-register with McDonald’s Shareholder Services prior to the meeting. See page 86 for information about how to pre-register.

By order of the Board of Directors, Jerome N. Krulewitch Corporate Secretary Oak Brook, Illinois April 13, 2017

Your vote is important
Please consider the issues presented in this Proxy Statement and vote your shares as promptly as possible.

Internet

www.proxyvote.com

Telephone

800-690-6903
Dial toll-free 24/7

Mail

If you received a proxy/ voting instruction card by mail, you can mark, date, sign and return it in the postage-paid envelope furnished for that purpose.

The Company will provide the Notice of Internet Availability, electronic delivery of the proxy materials or mailing of the 2017 Proxy Statement, the 2016 Annual Report on Form 10-K and a proxy card to shareholders beginning on or about April 13, 2017.

McDonald’s Corporation	05

3	Chairman’s letter
5	Notice of the Annual Shareholders’ Meeting
8	Proxy summary
13	Election of Directors
13	PROPOSAL NO. 1. Election of Directors
14	Director qualifications	15	Biographical information

21	Board and governance matters
21	Independent Chairman	25	Executive sessions
21	Composition	25	Board Committees
22	Board succession planning	30	Risk oversight
22	Evaluations	31	Shareholder engagement
23	Selection of Director candidates	32	Board’s response to shareholder proposals
23	Board diversity	32	Corporate governance principles
24	Director independence	32	Code of conduct for the Board of Directors
24	Management succession planning	32	Director compensation
24	Meeting attendance

34	Executive compensation
34	Compensation Committee Report	54	PROPOSAL NO. 3. Advisory vote on the frequency of future advisory votes to approve executive compensation
34	Compensation Discussion and Analysis	55	PROPOSAL NO. 4. Approval of the material terms of the performance goals for awards under the McDonald’s Corporation 2012 Omnibus Stock Ownership Plan
44	Compensation tables	57	Equity compensation plan information
54	PROPOSAL NO. 2. Advisory vote to approve executive compensation

58	Audit & Finance Committee matters
58	Audit & Finance Committee Report	59	Auditor fees and services
59	Policy for pre-approval of audit and permitted non-audit services	60	PROPOSAL NO. 5 Advisory vote to approve the appointment of Ernst & Young LLP as independent auditor for 2017

61	Shareholder proposals
61	PROPOSAL NO. 6 Advisory vote on a shareholder proposal requesting a change to the vote-counting standard for shareholder proposals	70	PROPOSAL NO. 10 Advisory vote on a shareholder proposal requesting the Board to update the Company’s policy regarding use of antibiotics by its meat suppliers
64	PROPOSAL NO. 7 Advisory vote on a shareholder proposal regarding the threshold to call special shareholder meetings	73	PROPOSAL NO. 11 Advisory vote on a shareholder proposal requesting a report assessing the environmental impacts of polystyrene foam beverage cups
66	PROPOSAL NO. 8 Advisory vote on a shareholder proposal to issue a class of preferred stock with the right to elect its own Director	75	PROPOSAL NO. 12 Advisory vote on a shareholder proposal requesting a report on charitable contributions
68	PROPOSAL NO. 9 Advisory vote on a shareholder proposal requesting that the Board make all lawful efforts to implement and/or increase activity on the Holy Land Principles

06	2017 Proxy Statement

77	Stock ownership
77	Director stock ownership guidelines and stock ownership and retention policy for senior officers	77	Security ownership of certain beneficial owners
77	Section 16(a) beneficial ownership reporting compliance	78	Security ownership of management

79	Transactions with related persons
79	Policies and procedures for related person transactions	79	Related person transaction

80	Communications
80	Communications with the Board of Directors and non-management Directors	81	Shareholder proposals for inclusion in next year’s Proxy Statement
80	Consideration of Director nominations for the 2018 Annual Shareholders’ Meeting	81	Other shareholder proposals for presentation at the 2018 Annual Shareholders’ Meeting

82	Solicitation of proxies and voting
82	Notice and access	83	Voting tabulation
82	Record date	83	Registered shareholders
82	Voting prior to the Annual Shareholders’ Meeting	83	Beneficial holders
82	Voting at the Annual Shareholders’ Meeting	84	Proxy solicitation
82	Quorum	84	Confidential voting

85	Additional information
85	McDonald’s Corporation Annual Report on Form 10-K, other reports and policies	85	Householding of Annual Shareholders’ Meeting materials

86	Information about registering for and attending the Annual Shareholders’ Meeting
86	Pre-registration and admission policy

McDonald’s Corporation	07

PROXY SUMMARY

This summary contains highlights about the Company and the upcoming 2017 Annual Shareholders’ Meeting. This summary does not contain all of the information that you should consider in advance of the meeting, and we encourage you to read the entire Proxy Statement and our 2016 Annual Report on Form 10-K carefully before voting.

NEW CUSTOMER-CENTRIC GROWTH STRATEGY

Velocity Growth Plan

* Long-term, average annual constant currency targets, beginning in 2019.

On March 1, 2017, the Company announced its new “Velocity Growth Plan,” shifting its focus from turnaround to growth. We are going after the tremendous opportunity at the core of our business by building a better McDonald’s, not a different one. Our actions are focused on tapping into our unique competitive advantages – unmatched global scale, iconic Brand and local market presence.

08	2017 Proxy Statement

Proxy Summary

Specifically, the three pillars of the new strategy are to:

At the same time, we remain relentlessly focused on the fundamentals of running great restaurants. As important as what we do is what we do not do – we are concentrating on our biggest opportunities and not doing the smaller things. We are building a Brand that makes delicious feel good moments easy for everyone. We have a keen sense of who we are, the customers we serve and what we will do to win back our customers.

GOVERNANCE HIGHLIGHTS

Our Board continues to evolve, including with the election of a new independent Chairman. As always, the Board continues to review, evaluate and enhance our governance. This is informed by feedback received from shareholders and evolving best practices, including:

Board refreshment. After the 2016 Annual Shareholders’ Meeting, the Board elected Enrique Hernandez, Jr. to be its next independent Chairman after the retirement of Andy McKenna. Mr. McKenna continues to advise the Board in his role as Chairman Emeritus. Later in 2016, Dr. Walter Massey announced that he would retire from the Board and not stand for reelection at the upcoming Annual Shareholders’ Meeting.

Committee refreshment. Following his election, Chairman Hernandez and the Board announced the creation of a new Board Committee – the Public Policy & Strategy Committee – to provide oversight and counsel to management on the Company’s short- and long-term strategies, as well as on other matters that could affect the McDonald’s iconic Brand. This action was complemented by the Board’s rotation of Committee members among the various standing Committees, and the appointment of new Chairs for each of the Audit & Finance, Compensation, Sustainability & Corporate Responsibility and Public Policy & Strategy Committees.

Shareholder engagement. Management continues to engage – together with participation from members of our Board – with a significant portion and variety of domestic and international shareholders, including index funds, union and public pension funds, actively-managed funds and socially-responsible investment funds. Over the past year, we have engaged with representatives of more than 30% of our outstanding shares on a variety of topics, including our turnaround and growth plans, board composition, corporate governance, executive compensation, and environmental and social issues.

BOARD OF DIRECTORS

Our current Board continues to reflect a diverse, highly-engaged group of Directors with a range of experiences.

Independence	Diversity	Experience

All independent, except the CEO	>50% are women or minorities	Fresh perspectives balanced with institutional knowledge

McDonald’s Corporation	09

Proxy Summary

Strong Board and Governance Practices

✓	Separate Chairman and CEO roles, including a new independent Chairman elected in 2016	✓	Ongoing shareholder outreach and engagement
✓	Diverse, independent Board	✓	Annual election of Directors
✓	New Public Policy & Strategy Committee	✓	Majority voting standard for uncontested Director elections
✓	Committee memberships and Chairs refreshed in 2016	✓	Proxy access for Director candidates nominated by shareholders
✓	Board Committees are 100% independent (except Executive Committee)	✓	Shareholder right to call special meetings
✓	Robust annual Board and Committee self-assessments and Director peer review	✓	Capital structure that requires one vote per share of common stock
✓	Executive sessions of independent Directors generally scheduled for each regular Board meeting	✓	Regular succession planning at CEO, senior management and Board levels
✓	Limited membership on other public company boards	✓	No shareholder rights plan
✓	Stock ownership guidelines for Directors	✓	Public disclosure of corporate political contributions

The following table provides summary information about our Directors who are nominees for re-election at the 2017 Annual Shareholders’ Meeting. Additional information regarding our Directors may be found beginning on page 14.

				Committee membership
Name	Director since	Primary occupation	Independent	AFC	CC	GC	SCR	PPS	EC
Lloyd Dean	2015	President and CEO Dignity Health	✓
Stephen Easterbrook	2015	President and CEO McDonald’s
Robert Eckert	2003	Operating Partner Friedman, Fleischer & Lowe	✓
Margaret Georgiadis	2015	CEO Mattel	✓
Enrique Hernandez, Jr. Chairman of the Board	1996	Chairman, President and CEO Inter-Con Security Systems	✓
Jeanne Jackson	1999	President, Senior Strategic Advisor NIKE	✓
Richard Lenny	2005	Non-executive Chairman Information Resources	✓
John Mulligan	2015	Executive Vice President and COO Target	✓
Sheila Penrose	2006	Non-executive Chairman Jones Lang LaSalle	✓
John Rogers, Jr.	2003	Founder, Chairman and CEO Ariel Investments	✓
Miles White	2009	Chairman and CEO Abbott Laboratories	✓
Number of Committee meetings held in 2016:				8	6	5	4	2	1
2016 average meeting attendance for Board of Director meetings: 95%				93%	89%	100%	100%	100%	67%
AFC = Audit & Finance Committee	SCR = Sustainability & Corporate Responsibility Committee	= Member
CC = Compensation Committee	PPS = Public Policy & Strategy Committee	= Committee Chair
GC = Governance Committee	EC = Executive Committee	= Financial Expert

10	2017 Proxy Statement

Proxy Summary

EXECUTIVE COMPENSATION HIGHLIGHTS

Our executive compensation program is designed to support business initiatives, align the interests of our executives with those of our shareholders and strongly link pay and performance. We believe that our compensation program effectively incentivizes our executives through a mix of short- and long-term awards, which include rigorous performance goals that utilize objective metrics designed to drive the Company’s business strategy.

Below is a summary of our 2016 executive compensation program:

Key compensation elements	Performance- based	Primary metric		Key terms
Base Salary			N/A	●	Evaluated based on individual circumstances, including responsibility, performance and tenure
Short-Term Incentive Plan (STIP)	✓	●	Operating income growth	●	Includes objective modifiers that can impact payouts
Stock Options	✓	●	Share price	●	Vest 25% per year
				●	10-year term
Performance-Based Restricted Stock Units (RSUs)	✓	●	Compound annual net income growth	●	Cliff vest at end of three-year service period, subject to achievement of net income and ROIIC thresholds
		●	Return on incremental invested capital (ROIIC)
		●	Share price

The primary change from the Company’s 2015 executive compensation program was the elimination of our long-term cash incentive plan (Cash LTIP) moving forward. Beginning in 2016, long-term incentives will be delivered in generally equal economic proportions between performance-based RSUs and stock options to more closely align executive compensation with shareholder interests, and to better reflect market practice. Further, metrics for performance-based RSUs now include net income growth and ROIIC thresholds (versus earnings per share growth, which was used in prior years) to align executives with the Company’s new growth strategy.

Performance-based Compensation

90% of CEO direct compensation opportunity is ‘at risk’	●195.5% payout for Corporate employees under 2016 STIP ●15.6% payout under 2014-2016 Cash LTIP ●35% vesting of 2014-2016 performance-based RSUs
81% of named executive officers direct compensation opportunity is ‘at risk’

As further described in our Compensation Discussion and Analysis beginning on page 34, our turnaround efforts produced strong results in 2016, including:

●	3.8% increase in global comparable sales
●	8% (11% in constant currency) increase in operating income
●	13% (16% in constant currency) increase in diluted earnings per share

McDonald’s Corporation	11

Proxy Summary

Demonstrating our strong pay-for-performance culture, the Company’s 2016 performance resulted in a Corporate STIP payout equal to 195.5% of target; however, as performance in prior years was not as strong, the 2014-2016 Cash LTIP paid out at 15.6% of target and only 35% of the 2014-2016 RSUs vested. The Company believes our 2016 incentive payouts highlight the appropriate balance of short- and long-term awards supported by challenging performance targets.

Our Compensation Committee adheres to the following best practices.

What We Do	✓	Strong pay-for-performance alignment
	✓	Challenging quantitative performance targets
	✓	Performance metrics align interests of management with interests of shareholders
	✓	Majority of direct compensation paid over the long term
	✓	Double-trigger change in control provisions
	✓	Independent compensation consultant
	✓	Significant stock ownership and retention requirements
	✓	Anti-hedging and pledging policy
	✓	Clawback provisions

What We Don’t Do	✗	No change in control agreements
	✗	No tax gross-up on perquisites
	✗	No repricing of stock options
	✗	No backdating of stock options
	✗	Do not encourage unreasonable risk taking
	✗	No employment agreements

VOTING MATTERS

Item	Matter to be voted on	Board recommendation	Page reference (for more detail)
Management proposals
Proposal No. 1	Election of 11 Directors, each for a one-year term expiring in 2018	FOR each nominee	13
Proposal No. 2	Advisory vote to approve executive compensation	FOR	54
Proposal No. 3	Advisory vote on the frequency of future advisory votes to approve executive compensation	ONE YEAR	54
Proposal No. 4	Approval of the material terms of the performance goals for awards under the McDonald’s Corporation 2012 Omnibus Stock Ownership Plan	FOR	55
Proposal No. 5	Advisory vote to approve the appointment of Ernst & Young LLP as independent auditor for 2017	FOR	60
Shareholder proposals
Proposal Nos. 6 – 12	Advisory votes on seven shareholder proposals, if properly presented	AGAINST each proposal	61 - 76

12	2017 Proxy Statement

ELECTION OF DIRECTORS

PROPOSAL NO. 1

Election of Directors

The Board of Directors recommends the following nominees for election to the Board of Directors for a one-year term beginning in May and continuing until the 2018 Annual Shareholders’ Meeting: Lloyd Dean; Stephen Easterbrook; Robert Eckert; Margaret Georgiadis; Enrique Hernandez, Jr.; Jeanne Jackson; Richard Lenny; John Mulligan; Sheila Penrose; John Rogers, Jr. and Miles White. Walter Massey will retire from the Board effective as of the 2017 Annual Shareholders’ Meeting and will not stand for re-election.

The Board recommends a vote FOR each of the 11 Director nominees.

In connection with our Annual Shareholders’ Meeting, the size of our Board will be decreased by one Director, so that a total of 11 Directors will be standing for re-election, 10 of whom are independent.

Nominees who receive a majority of the votes cast will be elected. Each of the incumbent Directors has tendered an irrevocable resignation that will be effective if (i) the nominee does not receive a majority of the votes cast and (ii) upon the recommendation of the Governance Committee, the Board accepts the resignation following the meeting.

The Board of Directors expects all nominees to be available for election. If any of them should become unavailable to serve as a Director for any reason prior to the Annual Shareholders’ Meeting, the Board may substitute another person as a nominee. If you have voted for the unavailable nominee, your shares will be voted for the substitute nominee.

The Board of Directors recommends that shareholders vote FOR all nominees.

McDonald’s Corporation	13

Election of Directors

DIRECTOR QUALIFICATIONS

Our Board is a diverse, highly engaged group of individuals that provides strong, effective oversight of our Company. Both individually and collectively, our Directors have the qualifications, skills and experience needed to inform and oversee the Company’s long-term strategic growth priorities. Importantly, each Director has senior executive experience, in many cases as CEO, in large organizations, often with significant global operations, and eight of our Directors have leadership experience in the consumer goods or food sector.

These and the other skills and attributes discussed below are taken into account in connection with Board succession planning and Director selection. For example, Directors Margaret Georgiadis and John Mulligan, who joined the Board in 2015, add to the Board’s qualifications on technology, digital initiatives and cyber-security oversight. Directors Lloyd Dean who also joined the Board in 2015 and John Mulligan supplement the Board’s skills regarding capital structure strategy and resource allocation priorities. They replaced two retiring Directors as “audit committee financial experts,” facilitating a smooth transition of financial reporting and accounting oversight.

The following are among the key attributes and skills possessed by all of our Directors:

✓High Integrity	✓Strength of Character and Judgment	✓Intellectual/Analytical Skills

✓Proven Record of Success	✓Knowledge of Corporate Governance Practices	✓Strategic Planning

✓Leadership	✓Talent Management/Succession Planning	✓Risk Assessment

Our Director nominees’ individual experiences, qualifications, attributes and skills are highlighted in the following matrix. The matrix is intended as a high-level summary and not an exhaustive list of each nominee’s skills or contributions to the Board. Further biographical information about each Director standing for re-election is set forth on the following pages.

CEO/Operating Head Leadership	●	●	●	●	●	●	●	●	●	●	●
Other Public Company Board	●		●	●	●	●	●		●	●	●
Board Chair and/or Committee Chair	●		●		●	●	●	●	●	●	●
Global Brand Management		●	●	●	●	●	●		●		●
Marketing and Consumer Insight		●	●	●		●	●	●			●
Technology, Digital and/or Cyber-security		●		●		●		●
Consumer Goods/Food		●	●	●	●	●	●	●			●
Real Estate								●	●
Financial	●	●	●	●	●	●	●	●	●	●	●
Sustainability/Corporate Responsibility	●	●					●		●	●
Ethnic/Gender Diversity	●			●	●	●			●	●

14	2017 Proxy Statement

Election of Directors

BIOGRAPHICAL INFORMATION

Lloyd Dean

Age: 66 Director since: 2015
McDonald’s Committees
●Audit & Finance
●Compensation

Other public company directorships
Wells Fargo & Company

Former public company directorships (within past five years)
Navigant Consulting, Inc.; Cytori Therapeutics, Inc. and Premier, Inc.

Career highlights
Dignity Health, a not-for-profit healthcare system
●President and Chief Executive Officer (2000 - Present)
Advocate Health Care, a healthcare organization
●Chief Operating Officer (1997 - 2000)

Experience and qualifications
In his career in executive management at leading healthcare organizations, Mr. Dean has led significant strategic, operational and financial transformations, which enables him to contribute an important perspective to the Board’s discussion of opportunities and challenges in a constantly changing business environment. We also benefit from Mr. Dean’s finance, systems operations, service quality and human resources expertise.

Stephen Easterbrook

Age: 49 Director since: 2015	McDonald’s Committees ●Executive (Chair since 2015) Other public company directorships None Former public company directorships (within past five years) None
Career highlights
McDonald’s Corporation
●President and Chief Executive Officer (March 2015 - Present)
●Corporate Senior Executive Vice President and Global Chief Brand Officer (May 2014 - February 2015)
●Corporate Executive Vice President and Global Chief Brand Officer (June 2013 - April 2014)
●President, McDonald’s Europe (December 2010 - September 2011)
Wagamama Limited, a Japanese-inspired restaurant company
●Chief Executive Officer (September 2012 - May 2013)
Pizza Express Limited, a casual dining company in the U.K.
●Chief Executive Officer (September 2011 - September 2012)

Experience and qualifications
Mr. Easterbrook’s experience enables him to contribute an important Company perspective and comprehensive industry knowledge to Board discussions about the Company’s business and relationships with key constituencies and stakeholders in the McDonald’s system, including franchisees and suppliers. This experience adds to our Board’s knowledge and understanding as it oversees our global operations and strategy.

McDonald’s Corporation	15

Election of Directors

Robert Eckert

Age: 62 Director since: 2003
McDonald’s Committees
●Public Policy & Strategy
(Chair since 2016)
●Governance
●Executive

Other public company directorships
Amgen Inc.

Other directorships
Levi Strauss & Co.

Former public company directorships (within past five years)
Mattel, Inc.

Career highlights
Friedman, Fleischer & Lowe, LLC, a private equity firm
●Operating Partner (2014 - Present)
Mattel, Inc., a designer, manufacturer and marketer of toy products
●Chairman of the Board (2000 - 2012)
●Chief Executive Officer (2000 - 2011)
Kraft Foods Inc., a packaged food company
●Chief Executive Officer (1997 - 2000)

Experience and qualifications
Mr. Eckert’s service as a chief executive officer of large, global consumer branded and food products companies contributes to our Board’s understanding of business and product development, marketing, supply chain management and distribution, and consumer behavior. In addition, through his role on other companies’ boards of directors, Mr. Eckert has extensive experience in corporate governance, leadership development and succession planning, finance, and risk assessment.

Margaret (Margo) Georgiadis

Age: 53 Director since: 2015
McDonald’s Committees
●Audit & Finance
●Sustainability & Corporate Responsibility

Other public company directorships
Mattel, Inc.

Former public company directorships (within past five years)
The Jones Group, Inc. and Amyris, Inc.

Career highlights
Mattel, Inc., a designer, manufacturer and marketer of toy products
●Chief Executive Officer (February 2017 - Present)
Google Inc., a global technology company
●President, Americas (October 2011 - January 2017)
●Vice President, Global Sales Operations (October 2009 - April 2011)
Groupon, Inc., a global online local marketplace
●Chief Operating Officer (April 2011 - September 2011)
Synetro Capital LLC, a private investment firm
●Principal (January 2009 - September 2009)
Discover Financial Services, a direct banking and payments company
● Executive Vice President, Card Products and Chief Marketing Officer (2004 - 2008)

Experience and qualifications
Ms. Georgiadis’ experience as a senior executive at large global businesses affords her a broad knowledge of global consumer businesses and marketing, as well as technology and digital initiatives. She has led teams that successfully have launched new products, and her achievements include the turnaround of a consumer finance business. Her knowledge in these and other areas provides critical insights to our business, particularly as the Board considers the impact of technology, including cyber-security risk.

16	2017 Proxy Statement

Election of Directors

Enrique Hernandez, Jr.

Age: 61 Chairman (since 2016) Director since: 1996
McDonald’s Committees
●Governance
●Public Policy & Strategy
●Executive

Other public company directorships
Chevron Corporation; Wells Fargo & Company and Nordstrom, Inc. (through May 2017)

Former public company directorships (within past five years)
None

Career highlights
Inter-Con Security Systems, Inc., a provider of high-end security and facility support to government, utilities and industrial customers
●Chairman, Chief Executive Officer and President (1986 - Present)
Nordstrom, Inc., a leading fashion specialty retailer
●Non-executive Chairman and Presiding Director (2006 - 2016)

Experience and qualifications
Mr. Hernandez is the chief executive officer of a global security company and has been a director of several large public companies in various industries. In addition, Mr. Hernandez served for five years as lead director and ten years as non-executive chairman and presiding director at Nordstrom, Inc., providing him with significant experience in corporate governance, leadership development and succession planning. Mr. Hernandez’s experience also facilitates the Board’s oversight and counsel regarding the Company’s knowledge about strategy, business development, finance and risk assessment.

Jeanne Jackson

Age: 65 Director since: 1999
McDonald’s Committees
●Compensation
(Chair since 2016)
●Governance
●Executive

Other public company directorships
The Kraft Heinz Company and Delta Air Lines, Inc.

Former public company directorships (within past five years)
Motorola Mobility Holdings, Inc.

Career highlights
NIKE, Inc., a designer, marketer and distributor of athletic footwear, apparel, equipment and accessories
●President, Senior Strategic Advisor (2016 - Present)
●President, Product & Merchandising (2013 - 2016)
●President, Direct to Consumer (2009 - 2013)
MSP Capital, a private investment company
●Chief Executive Officer (2002 - 2009)
Walmart.com, a private e-commerce enterprise
●Chief Executive Officer (2000 - 2002)

Experience and qualifications
Ms. Jackson’s extensive experience as a senior executive in global brand management, as well as her service as a director of large, public companies, provides the Board with insights on a broad range of topics, including product development, strategy and business development, leadership development and succession planning, finance, media and marketing and consumer behavior. These areas are important in the Board’s oversight of our strategic direction and operations.

McDonald’s Corporation	17

Election of Directors

Richard Lenny

Age: 65 Director since: 2005
McDonald’s Committees
●Compensation
●Sustainability & Corporate Responsibility

Other public company directorships
ConAgra Brands, Inc.; Discover Financial Services and Illinois Tool Works Inc.

Former public company directorships (within past five years)
None

Career highlights
Information Resources, Inc., a leading market research firm
●Non-executive Chairman (2013 - Present)
Friedman, Fleischer & Lowe, LLC, a private equity firm
●Senior Advisor (2014 - 2016)
●Operating Partner (2011 - 2014)
The Hershey Company, a chocolate and snacks company
●Chairman, President and Chief Executive Officer (2001 - 2007)

Experience and qualifications
Mr. Lenny’s experience as a chief executive officer of a global retail food company with a major consumer brand is an asset to our Board given his knowledge of strategy and business development, finance, marketing and consumer insights, supply chain management and distribution, and risk assessment. Mr. Lenny also has a broad understanding of corporate governance from his service on other companies’ boards of directors.

John Mulligan

Age: 51 Director since: 2015	McDonald’s Committees ●Audit & Finance (Chair since 2016) ●Public Policy & Strategy ●Executive Other public company directorships None Former public company directorships (within past five years) None
Career highlights
Target Corporation, a general merchandise retailer
●Executive Vice President and Chief Operating Officer (2015 - Present)
●Executive Vice President and Chief Financial Officer (2012 - 2015)
●Senior Vice President, Treasury, Accounting and Operations (2010 - 2012)

Experience and qualifications
Mr. Mulligan’s experience as a senior executive for a major consumer retailer has provided him with extensive experience in finance, supply chain, operations and properties. In addition, his experience in digital and technology issues, including cyber-security risk, is an important asset as the Board considers these topics and their potential impact on the Company. In addition, Mr. Mulligan’s qualifications as an “audit committee financial expert” is an important attribute as Chair of our Audit & Finance Committee.

18	2017 Proxy Statement

Election of Directors

Sheila Penrose

Age: 71 Director since: 2006
McDonald’s Committees
●Sustainability & Corporate Responsibility
(Chair since 2016)
●Audit & Finance

Other public company directorships
Jones Lang LaSalle Incorporated

Former public company directorships (within past five years)
None

Career highlights
Jones Lang LaSalle Incorporated, a global real estate services and investment management firm
●Non-executive Chairman (2005 - Present)
Boston Consulting Group, a global management consulting firm
●Executive Advisor (2001 - 2008)
Northern Trust Corporation, a financial services firm
●President, Corporate and Institutional Services (1994 - 2000)

Experience and qualifications
Ms. Penrose brings to the Board extensive experience and knowledge of investment services, banking, and real estate, all areas of significance to the Company. She is well-versed in strategy and business development, finance, risk assessment, and leadership development and succession planning. Ms. Penrose also has significant experience in corporate governance from her service on other companies’ boards of directors, including as non-executive chairman at Jones Lang LaSalle.

John Rogers, Jr.

Age: 59 Director since: 2003
McDonald’s Committees
●Compensation
●Governance

Other public company directorships
Exelon Corporation

Registered investment company directorships
Ariel Investment Trust

Former public company directorships (within past five years)
Aon Corporation

Career highlights
Ariel Investments, LLC, a privately held institutional money management firm
●Founder, Chairman of the Board and Chief Executive Officer (1983 - Present)
Ariel Investment Trust
●Trustee (1986 - 1993; 2000 - Present)

Experience and qualifications
Mr. Rogers’ experience as a long-serving chief executive officer of an institutional money management firm has given him broad knowledge of finance, risk assessment, leadership development and succession planning, as well as strategy and business development. Mr. Rogers’ investment management knowledge also provides a unique perspective on investor relations. Mr. Rogers also brings perspective to the Company’s corporate responsibility and community affairs initiatives.

McDonald’s Corporation	19

Election of Directors

Miles White

Age: 62 Director since: 2009
McDonald’s Committees
●Governance
(Chair since 2014)
●Public Policy & Strategy
●Executive

Other public company directorships
Abbott Laboratories and Caterpillar, Inc.

Former public company directorships (within past five years)
None

Career highlights
Abbott Laboratories, a global pharmaceuticals and biotechnology company
●Chairman and Chief Executive Officer (1999 - Present)

Experience and qualifications
As the long-standing chairman and chief executive officer of a large pharmaceutical, biotechnology and nutritional health products company, Mr. White has extensive knowledge of strategy and business development, risk assessment, finance, leadership development and succession planning, and corporate governance. In addition, he brings to the Board strong experience in addressing the needs of a global public company, as well as insights into the Board’s responsibility in oversight of management and operations matters. As Governance Committee Chair, Mr. White leads the Company’s succession planning and director candidate selection process, and he is often involved in shareholder engagement.

20	2017 Proxy Statement

BOARD AND GOVERNANCE MATTERS

INDEPENDENT CHAIRMAN

Following the 2016 Annual Shareholders’ Meeting, the Board elected Enrique Hernandez, Jr. to be our new, independent Chairman. Our former independent Chairman, Andrew McKenna, retired from the Board and was named Chairman Emeritus, an honorary position.

The principal duty of the Chairman is to lead and oversee the Board of Directors. The Chairman facilitates an open flow of information between management and the Board of Directors, and leads a critical evaluation of Company management, practices and adherence to the Company’s strategic plan and objectives. The Chairman and Chief Executive Officer (CEO) roles have been separated since 2004, enabling the Chairman to focus on corporate governance matters and the CEO to focus on the Company’s business. We find that this leadership structure fosters an open dialogue and constructive feedback among the independent Directors and management. It further allows the Board to effectively represent the best interests of all shareholders and contribute to the Company’s long-term success.

COMPOSITION

The Company’s Board of Directors reflects a diverse, highly-engaged group of Directors. The Governance Committee of the Board of Directors is responsible for maintaining a strong and diverse Board through a robust succession planning process, which includes recommending Directors for re-election and selecting new candidates with a solid record of accomplishment in their chosen fields.

The Governance Committee evaluates and determines the appropriate and desirable mix of characteristics, skills, experience and diversity for the Board as a whole, as well as the qualifications and attributes of individual Directors and candidates. Among other qualifications, the Committee considers: high integrity and business ethics; strength of character and judgment; independence from management; necessary skills to meet the evolving needs of our business; the ability and willingness to devote sufficient time to Board duties; and diversity in all its forms, including ethnicity, gender, geography and experience.

The Governance Committee also strives to achieve an appropriate balance of continuity and refreshment through a mix of relatively new and longer tenured Directors. In considering this issue, the Committee and the Board strongly believe that long tenure does not in itself impair a Director’s independence and that, in fact, tenure may enhance independence. For example, a Director who has overseen CEO successions may be more independent than Directors who are new to the Board and have served with only one CEO. Accordingly, while the Committee and the Board consider tenure in evaluating the effectiveness of the Board, it is not a controlling factor.

McDonald’s Corporation	21

Board and Governance Matters

BOARD SUCCESSION PLANNING

Under our Corporate Governance Principles, the Governance Committee has the primary responsibility for developing a succession plan for the Board and for making recommendations to the full Board on succession matters. The Governance Committee considers suggestions for new Director nominees that it receives from a variety of sources, including the independent search firm that it retained in 2015, to help ensure that diverse candidates are regularly identified, screened and evaluated as potential candidates.

The Governance Committee also evaluates all Directors who are being considered for renomination. In doing so, the Committee looks at their skills and experience in light of overall Board composition and the desire for new and different perspectives and skill sets, particularly given the evolving needs of the business. The Committee reflects on a Director’s contributions, including by taking into account results of the most recent Board and peer evaluations (as further described below).

In addition, the Governance Committee continually evaluates the mix of Directors in light of future retirements to facilitate a smooth transition of skills, experience and diversity as retirements occur.

EVALUATIONS

The Board is committed to regular evaluations of itself, its Committees and individual Directors. Each year, the Directors are asked to complete a written evaluation of the Board, their peers and the Committees on which they serve. The following graphic illustrates the process by which the Board currently carries out its evaluations:

Directors complete evaluations (Board, peer and Committee) and send directly to an independent third party.
Board evaluations consider: ●General board practices ●Input for improvement ●Suggestions for new skills and experiences for potential future candidates
Peer evaluations consider:
●Contributions to Board discussions and decisions throughout year
●Sharing of knowledge and expertise with Board and senior management
●Staying informed on matters that impact the Company
●Acting independently and in best interests of shareholders

Committee evaluations consider:
●Members’ balance of skills and experiences to promote active participation
●Adequacy of information received, including access to non-management resources
●Effectiveness of Committee

To protect anonymity and integrity of the process, an independent third party compiles responses to Board, peer and Committee evaluations into a report for the Chair of the Governance Committee.

The Governance Committee and full Board discuss the Board and peer evaluation results.

Each of the standing Board Committees, except the Executive Committee, discusses its respective Committee evaluation.

22	2017 Proxy Statement

Board and Governance Matters

SELECTION OF DIRECTOR CANDIDATES

The Board has a robust policy for the consideration of potential Director candidates. The Governance Committee plays a critical role by establishing criteria, screening candidates and evaluating the qualifications of persons that may be considered for service as a Director, including candidates nominated or suggested by shareholders. The Governance Committee has retained an independent search firm to identify, screen and evaluate potential candidates. Informed by this outside perspective, the Governance Committee develops a pool of candidates that the Board may draw upon from time to time.

The following graphic illustrates the Company’s selection process for new Directors:

The Governance Committee considers current and long-term needs of our evolving business and seeks potential Director candidates in light of emerging needs, current Board structure, tenure, skills, diversity and experience.

The Governance Committee identifies a pool of qualified Director candidates through a robust search process, which includes use of an independent search firm, and assesses candidates’ skills experience and background. Among other qualifications, the Governance Committee considers:
●High integrity and business ethics
●Strength of character and judgment
●Necessary skills to meet the evolving needs of our business
●Ability and willingness to devote sufficient time to Board duties
●Independence from management
●Ethnic, gender and geographic diversity

Potential Director candidates are interviewed by the Chairman, CEO, Chair of the Governance Committee and other Governance Committee members.

The Governance Committee recommends, and the full Board approves, Director candidates best qualified to serve the interests of the Company and all shareholders.

Shareholders consider the nominees for election to the Board and elect Directors to serve one-year terms.

The Board’s Director Selection Process may be found on the Company’s website at http://corporate.mcdonalds.com/mcd/investors/corporate-governance/governance-principles-policies-and-guidelines.html.

BOARD DIVERSITY

The Governance Committee, together with the Board, proactively seeks diverse Director candidates to ensure a representation of varied perspectives and experience in the boardroom. Diversity is considered in the broadest sense, including, among other attributes, leadership, experience, skills, perspectives, gender, ethnicity and geography. When seeking new candidates, the Governance Committee actively endeavors to include women, minorities and geographically-diverse persons in the candidate pool. Currently, more than 50% of the Board are women and individuals who are minorities, and this majority will continue following Dr. Massey’s retirement from the Board at the 2017 Annual Shareholders’ Meeting.

Our global business demands that we have highly skilled, broadly experienced and diverse leadership at both the executive level and in the boardroom. Our current Board members bring a diverse set of skills and experiences to the Company that are important to drive our strategy forward as the market and competitive landscape evolves.

McDonald’s Corporation	23

Board and Governance Matters

DIRECTOR INDEPENDENCE

Our Corporate Governance Principles require that all non-management Directors be independent under applicable law and listing standards, as well as under the Board’s Standards on Director Independence. The Board considers relationships involving Directors and their immediate family members and relies on information derived from Company records, questionnaires and other inquiries.

The relationships reviewed by the Board in its most recent determination involved commercial relationships with companies:

●	at which Board members then served as officers and employees (including Google Inc., Inter-Con Security Systems, Inc., Mattel, Inc. and Target Corporation);
●	in which Board members or their immediate family members then held an aggregate 10% or more direct or indirect interest (Inter-Con Security Systems, Inc.); and
●

at which Board members then served as outside Directors (including Chevron Corporation, ConAgra Brands, Inc., Discover Financial Services, Exelon Corporation, Illinois Tool Works Inc., Jones Lang LaSalle Incorporated, The Kraft Heinz Company, Navigant Consulting, Inc. and Wells Fargo & Company).

These relationships involved McDonald’s purchases of products and services in the ordinary course of business that were made on arm’s-length terms in amounts and under other circumstances that did not affect Director independence.

The Board also reviewed certain de minimis arm’s-length retail transactions with other companies affiliated with Directors, as well as Company donations to not-for-profit organizations with which Board members or their immediate family members were affiliated by service as directors or trustees.

Based on its review, the Board determined that none of its non-management Directors has a material relationship with the Company and that all of them are independent. Currently, our non-management Directors are Lloyd Dean, Robert Eckert, Margaret Georgiadis, Enrique Hernandez, Jr., Jeanne Jackson, Richard Lenny, Walter Massey, John Mulligan, Sheila Penrose, John Rogers, Jr. and Miles White. In addition, the Board previously determined that Susan Arnold and Andrew McKenna, who served as Directors during 2016 and did not stand for re-election at our 2016 Annual Shareholders’ Meeting, were independent.

MANAGEMENT SUCCESSION PLANNING

The Board regularly reviews short- and long-term succession plans for the CEO and other senior management positions. In assessing possible CEO candidates, the independent Directors identify the skills, experience and attributes they believe are required to be an effective leader in light of the Company’s global business strategies, opportunities and challenges. The Board employs a similar approach with respect to evaluating possible candidates for other senior management positions. In general, the Board’s management succession planning is designed to anticipate both “planned” successions, such as those arising from anticipated retirements, as well as unexpected successions, such as those occurring when an executive leaves suddenly to take a new position, or due to death, disability or other unforeseen events.

MEETING ATTENDANCE

Directors are expected to attend the Annual Shareholders’ Meeting and all Board meetings and meetings of the Committees on which they serve. Our Board met eight times during 2016. On average, our Directors attended 95% of the total number of meetings of the Board and respective Committees on which they serve. All Directors who stood for re-election last year attended the 2016 Annual Shareholders’ Meeting.

24	2017 Proxy Statement

Board and Governance Matters

EXECUTIVE SESSIONS

The independent Directors meet regularly in executive sessions, which, from time to time, include the CEO. An executive session is generally scheduled immediately before or after each regular Board of Directors’ meeting. At such sessions, the Chairman presides, except in such matters as may involve his re-election or compensation, in which case the Chair of the Governance Committee presides.

BOARD COMMITTEES

Our Board has the following committees: Audit & Finance; Compensation; Governance; Public Policy & Strategy; Sustainability & Corporate Responsibility and Executive. Each Committee has the responsibilities set forth in its respective Charter, which has been adopted by the Board of Directors. Other than the Executive Committee, all Committees review their respective Charters at least annually, and changes are recommended to the full Board of Directors for approval. Committee charters are available on the Company’s website at http://corporate.mcdonalds.com/mcd/investors/corporate-governance/board-committees-charters.html.

All Committee members are independent as defined by the listing standards of the New York Stock Exchange (NYSE) and the Board’s Standards on Director Independence, except for our CEO, who serves solely on the Executive Committee. In addition, the Board has determined that each member of the Audit & Finance Committee is financially literate, and that Lloyd Dean and John Mulligan qualify as “audit committee financial experts” as defined by applicable SEC rules and NYSE listing standards. In 2016, the Committee memberships were refreshed, and new Chairs were appointed to the following Committees: Audit & Finance; Compensation; Public Policy & Strategy and Sustainability & Corporate Responsibility.

The primary responsibilities of each Committee are summarized on the following pages. Each Committee also has oversight of risk areas as illustrated on page 30.

McDonald’s Corporation	25

Board and Governance Matters

AUDIT & FINANCE COMMITTEE

Members John Mulligan (Chair) (FE) Lloyd Dean (FE) Margaret Georgiadis Walter Massey Sheila Penrose (FE = Financial Expert)
Primary Areas of Oversight
●Oversees financial reporting, accounting, control and compliance matters
●Appoints and evaluates the independent auditor
●Reviews with the internal and independent auditors the scope and results of their audits, the adequacy and effectiveness of internal controls and the performance of the internal auditors
●Reviews material financial disclosures
●Reviews the Company’s capital structure, dividend policy and plans for share repurchases
●Pre-approves all audit and permitted non-audit services
●Annually reviews the Company’s Sarbanes-Oxley and tax compliance
●Reviews the Company’s Disclosure Controls and Procedures

Meetings in 2016: 8*
Attendance: 93%

*In 2016, certain responsibilities of the Finance Committee were transferred to the Audit Committee, which was renamed the Audit & Finance Committee. The number of meetings reflects the total number of meetings of the Audit Committee (as originally constituted) and the Audit & Finance Committee (as later combined).

The Audit & Finance Committee typically addresses the following items throughout the year:

Second Quarter
●Review first quarter Form 10-Q ●Monitor Disclosure Controls and Procedures and management’s conclusions about their effectiveness

First Quarter	Third Quarter
●Review critical accounting policies
●Review Disclosure Controls and Procedures, internal control over financial reporting and management’s conclusions about their effectiveness
●Review Form 10-K
●Approve Committee Report and Fee Table for inclusion in Proxy Statement
●Review services and fees of independent auditors
●Monitor compliance matters

●Review second quarter Form 10-Q
●Monitor Disclosure Controls and Procedures and management’s conclusions about their effectiveness
●Review audit plan and associated fees for annual audit
●Monitor new or proposed regulatory and accounting initiatives
●Review update regarding Internal Audit and controls
●Discuss capital structure (including dividend and share repurchase)

Fourth Quarter
●Review third quarter Form 10-Q ●Monitor Disclosure Controls and Procedures and management’s conclusions about their effectiveness ●Review Committee Charter

26	2017 Proxy Statement

Board and Governance Matters

COMPENSATION COMMITTEE

Members Jeanne Jackson (Chair) Lloyd Dean Richard Lenny John Rogers, Jr.	Primary Areas of Oversight ●Oversees the Company’s compensation program and policies ●For more information, see the Compensation Discussion and Analysis beginning on page 34.

Meetings in 2016: 6 Attendance: 89%

The Compensation Committee typically addresses the following matters throughout the year:

Second Quarter
●Monitor trends and developments in executive compensation
●Review feedback from shareholders and policies of investors and proxy advisory firms
●Review executives’ progress against stock ownership requirements
●Evaluate potential exclusions from financial results used to determine incentive compensation

First Quarter	Fourth Quarter
●Determine prior year payouts earned under annual and long-term plans
●Set annual salaries
●Determine current year awards
●Establish performance targets for current year awards
●Review potential risks associated with establishing current year performance targets
●Evaluate potential exclusions from financial results used to determine incentive compensation
●Approve Committee Report for inclusion in Proxy Statement

●Consider total compensation program
●Establish plan design, including performance metrics and payout ranges for upcoming year
●Review peer group
●Review potential risks associated with plan design and/or payout ranges
●Evaluate potential exclusions from financial results used to determine incentive compensation
●Review Committee Charter

The Committee does not generally meet during the third quarter; however, it will address matters that arise off-cycle (e.g., promotional and new-hire compensation).

McDonald’s Corporation	27

Board and Governance Matters

GOVERNANCE COMMITTEE

Members Miles White (Chair) Robert Eckert Enrique Hernandez, Jr. Jeanne Jackson John Rogers, Jr.
Primary Areas of Oversight
●Monitors the Board’s structure, operations and Committee memberships
●Sets criteria for Board membership
●Considers and recommends candidates for election or to fill vacancies
●Develops Board succession plans and makes recommendations to the Board on succession matters
●Evaluates Director and Board performance and assesses Board composition and size
●Recommends to the Board compensation for non-management Directors
●Evaluates the Company’s Corporate Governance Principles and oversees governance risks

Meetings in 2016: 5 Attendance: 100%

The Governance Committee typically considers the following matters throughout the year:

Second Quarter
●Recommend Committee appointments
●Recommend election of Chairman and compensation
●Review Directors’ compliance with Stock Ownership Guidelines
●Discuss proxy voting update/Annual Shareholders’ Meeting matters
●Discuss Director candidates/succession planning

First Quarter	Third Quarter
●Review Corporate Governance Principles
●Monitor shareholder proposals for Proxy Statement
●Discuss Director candidates/succession planning
●Recommend Director nominees/candidates for election at Annual Meeting

●Review Annual Shareholders’ Meeting voting results
●Approve criteria and process for evaluation of Board, Directors and Committees
●Review Directors’ compensation
●Review Directors’ Code of Conduct
●Discuss Director candidates/succession planning

Fourth Quarter
●Review Committee Charter ●Consider Board, Director and Committee evaluations ●Review Director Selection Process ●Discuss Director candidates/succession planning

28	2017 Proxy Statement

Board and Governance Matters

PUBLIC POLICY & STRATEGY COMMITTEE

Members Robert Eckert (Chair) Enrique Hernandez, Jr. John Mulligan Miles White
Primary Areas of Oversight
●Reviews and monitors the Company’s long-term strategy development and implementation
●Reviews and monitors trends and issues that could affect the Company’s business activities and performance, as well as reputation
●Reviews and monitors government affairs strategies and priorities
●Reviews human capital management matters
●Reviews the Company’s compliance programs, including compliance with the Company’s Political Contributions Policy and employees’ compliance with the Company’s Standards of Business Conduct
●Reviews risks related to cyber-security and tax matters

Meetings in 2016: 2
Attendance: 100%

In 2016, the Board created a new Public Policy & Strategy Committee to oversee the Company’s strategic initiatives and public policy matters relating to its evolving business.

SUSTAINABILITY & CORPORATE RESPONSIBILITY COMMITTEE

Members Sheila Penrose (Chair) Margaret Georgiadis Richard Lenny Walter Massey
Primary Areas of Oversight
●Reviews and monitors the Company’s strategies and efforts to address Brand trust through its performance as a sustainable organization
●Reviews and monitors Brand leadership priorities that are significant to the Company and its stakeholders, including food, sourcing, the environment, community engagement, philanthropy, and diversity and inclusion
●Reviews and monitors the development and implementation of goals for performance with respect to the Company’s sustainability framework and initiatives
●Reviews the Company’s global sustainability communication plans and reports

Meetings in 2016: 4 Attendance: 100%

The Executive Committee may exercise most Board powers during the periods between Board meetings. In 2016, the Executive Committee met once. The Executive Committee members are Stephen Easterbrook (Chair), Robert Eckert, Enrique Hernandez, Jr., Jeanne Jackson, John Mulligan and Miles White.

McDonald’s Corporation	29

Board and Governance Matters

RISK OVERSIGHT

The Board oversees the Company’s enterprise-wide risk management activities, both as a whole and through its Committees that are comprised solely of independent Directors. The following graphic illustrates this risk oversight process:

For more information on the Board’s risk oversight responsibilities, see the Company’s Corporate Governance Principles at http://corporate.mcdonalds.com/mcd/investors/corporate-governance/governance-principles-policies-and-guidelines.html and the various Committee Charters. Oversight of risks related to executive compensation are more fully described on page 42.

30	2017 Proxy Statement

Board and Governance Matters

SHAREHOLDER ENGAGEMENT

Throughout each year, management and members of our Board engage with a significant portion of shareholders. In addition to current topics of particular relevance to McDonald’s, including our business results and initiatives, strategy and capital structure, we invite shareholders to discuss matters related to Board composition and tenure, corporate governance, executive compensation, and environmental and social issues, among other topics.

In 2016, we reached out to a variety of shareholders, including index funds, hedge funds, union and public pension funds, actively-managed funds and socially-responsible investment funds. Our outreach efforts represented more than 30% of our outstanding shares, with an emphasis this year on outreach to investors located outside of the United States. Shareholder feedback, including through direct discussions and prior shareholder votes, as well as engagement with proxy and other investor advisory firms that represent the interests of a wide array of shareholders, is reported to our Governance Committee periodically throughout the year. As appropriate, the Governance Committee may delegate specific issues to relevant Board Committees for further consideration.

The graphic below represents elements of our ongoing shareholder outreach and engagement, as well as certain items that take place more specifically before, during and after our Annual Shareholders’ Meeting:

Prior to Annual Shareholders’ Meeting	Annual Shareholders’ Meeting
●Seek feedback on matters for shareholder consideration
●Discuss shareholder proposals with proponents, when appropriate
●Publish Annual Report and Proxy Statement, highlighting recent Board and Company activities
●Opportunity for direct engagement with shareholders ●Voting results for management and shareholder proposals
Off-season engagement and evaluation of practices	Post Annual Shareholders’ Meeting
●Engage shareholders and other stakeholders regarding our Board, governance and executive compensation practices to better understand investor viewpoints and inform discussions in the boardroom
●Evaluate potential changes to Board, governance or executive compensation practices in light of shareholder feedback and review of practices
●Conduct annual Board and Committee evaluations and Director peer reviews

●Discuss vote outcomes from Annual Shareholders’ Meeting in light of existing governance and compensation practices, as well as feedback received from shareholders during proxy season
●Review corporate governance trends, recent regulatory developments, and the Company’s own corporate governance documents, policies and procedures
●Determine topics for discussion during off-season shareholder engagement

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Board and Governance Matters

BOARD’S RESPONSE TO SHAREHOLDER PROPOSALS

Last year, at the 2016 Annual Shareholders’ Meeting, shareholders expressed some support for an advisory shareholder proposal regarding the use of antibiotics by the Company’s meat suppliers. This proposal received support of less than 17% of our outstanding shares. As part of its oversight responsibilities with respect to sustainability matters generally, the Sustainability & Corporate Responsibility Committee continues to evaluate this issue. Additional information regarding the Board’s thoughtful analysis of this subject is included in its Statement in Opposition to a similar shareholder proposal expected to be presented at this year’s Annual Shareholders’ Meeting, beginning on page 70.

At the same meeting, an advisory shareholder proposal requesting the ability for shareholders to act by written consent received the support of about 30% of our outstanding shares. In response, the Board carefully considered the proposal and continues to believe that, in light of the Company’s strong governance profile, including the shareholder right to call special meetings, and the Board’s responsiveness to shareholder input, it is unnecessary and not in the best interests of all shareholders.

CORPORATE GOVERNANCE PRINCIPLES

The Governance Committee regularly reviews the Company’s Corporate Governance Principles and other governing documents and policies to ensure their appropriateness in light of the Company’s current and expected long-term circumstances, as well as evolving best practices. The Company’s Corporate Governance Principles are available on our website at http://corporate.mcdonalds.com/mcd/investors/corporate-governance/governance-principles-policies-and-guidelines.html.

CODE OF CONDUCT FOR THE BOARD OF DIRECTORS

Each year, our Directors confirm that they have read, and will comply with, the Code of Conduct for the Board of Directors. This code may be found on our website at http://corporate.mcdonalds.com/mcd/investors/corporate-governance/codes-of-conduct.html.

DIRECTOR COMPENSATION

Only non-management Directors are paid for their service on the Board. Through the 2016 Annual Meeting, this compensation was as follows: (i) an annual cash retainer of $100,000; (ii) an annual retainer fee of $25,000 for each Director serving as Chair of the Audit, Compensation or Governance Committee and an annual retainer fee of $15,000 for each Director serving as Chair of other Board Committees; and (iii) common stock equivalent units with a $140,000 value granted annually under the Directors’ Deferred Compensation Plan (Directors’ Plan).

In July 2016, upon the recommendation of the Governance Committee, the Board of Directors approved the following changes to the Directors’ compensation: (i) an annual cash retainer of $110,000; and (ii) common stock equivalent units with a $165,000 value granted annually under the Directors’ Plan. The Board of Directors also approved, upon the recommendation of the Governance Committee, an annual retainer fee of $30,000 for the Chair of the Audit & Finance Committee and an annual retainer fee of $25,000 for each Director serving as Chair of the Compensation, Governance, Public Policy & Strategy or Sustainability & Corporate Responsibility Committee, effective from and after the 2016 Annual Meeting.

Directors serving for a portion of the year receive prorated compensation. In addition, the Board considers and may, in its discretion, grant additional compensation to the Non-executive Chairman. Upon the recommendation of the Governance Committee, the disinterested members of the Board of Directors awarded Mr. Hernandez an annual retainer fee of $250,000 (prorated based on service as Chairman) and a restricted stock unit award with a deemed grant value of $250,000.

The Company reimburses non-management Directors for expenses incurred in attending Board, Committee, shareholder and other McDonald’s business meetings, as well as expenses for Director continuing education.

32	2017 Proxy Statement

Board and Governance Matters

The following table summarizes the compensation received by each non-management Director serving in 2016:

Name (a)	Fees earned or paid in cash ($)(b)	(2)	Stock awards ($)(c)	(3)(4)	All other compensation ($)(g)	(5)	Total ($)(h)
Susan Arnold(1)	40,385		56,230		0		96,615
Lloyd Dean	104,266		150,724		0		254,990
Robert Eckert	129,266		150,724		10,000		289,990
Margaret Georgiadis	104,266		150,724		10,000		264,990
Enrique Hernandez, Jr.	264,019		393,201		10,000		667,220
Jeanne Jackson	125,255		150,724		10,000		285,979
Richard Lenny	104,266		150,724		10,000		264,990
Walter Massey	110,283		150,724		5,000		266,007
Andrew McKenna(1)	40,385		116,066		0		156,451
John Mulligan	122,233		150,724		0		272,957
Sheila Penrose	119,239		150,724		10,000		279,963
John Rogers, Jr.	104,266		150,724		0		254,990
Miles White	129,266		150,724		0		279,990
(1)	Ms. Arnold did not stand for re-election at the 2016 Annual Shareholders’ Meeting and received prorated compensation to reflect her service in 2016. Mr. McKenna did not stand for re-election at the 2016 Annual Shareholders’ Meeting and was named Chairman Emeritus upon his retirement from the Board. Mr. McKenna received prorated compensation to reflect his service in 2016 and $100,000 in recognition of his service as Chairman Emeritus, prorated to $59,836 for 2016.
(2)	Non-management Directors may defer all or a portion of their retainer(s) in the form of common stock equivalent units under the Directors’ Plan. Such deferrals, as well as the annual grant of common stock equivalent units described in footnote 3 below, are credited to an account that is periodically adjusted to reflect the gains, losses and dividends associated with a notional investment in our common stock. Common stock equivalent units so credited are based on a per-share price equal to the closing price of our common stock on the date of credit. Amounts credited are deferred until retirement from the Board or a date specified by the Director. A Director may elect that all or a portion of the credited amount be paid in equal annual installments over a period of up to 15 years beginning after retirement from the Board. In the event of death, amounts are paid in a lump sum. For Mr. Hernandez, the amount in this column also reflects additional compensation of $250,000, prorated for 2016.
(3)	Common stock equivalent units are deferred until retirement from the Board or death. A Director may specify that deferred amounts from each year’s award be paid in a lump sum or installments over a period of up to 15 years beginning after retirement from the Board. In the event of death, amounts are paid in a lump sum. Amounts in this column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (ASC 718) of common stock equivalent units granted under the Directors’ Plan on December 31, 2016 to each non-management Director who served on the Board during 2016. Due to the compensation changes described above, such amounts reflect prorated values before and after May 2016 of $140,000 and $165,000, respectively. In connection with his service as Chairman, Mr. Hernandez also received a grant of 2,119 restricted stock units in August 2016 with an aggregate grant date fair value of $242,477 computed in accordance with ASC 718 (deemed grant value of $250,000). These restricted stock units vest on the later of one year from the date of grant or Mr. Hernandez’s departure from the Board, and shall be payable in either shares of the Company’s stock or cash, at the Company’s discretion.
(4)	Outstanding stock awards held by non-management Directors are set forth below. Stock awards include common stock equivalent units under the Directors’ Plan and, in the case of Mr. Hernandez, both common stock equivalent units and restricted stock units as described in footnote 3. Amounts are as of December 31, 2016.

Name	Outstanding stock awards
Susan Arnold	14,742
Lloyd Dean	2,981
Robert Eckert	52,151
Margaret Georgiadis	2,369
Enrique Hernandez, Jr.	72,573
Jeanne Jackson	63,619
Richard Lenny	29,382
Walter Massey	38,502
Andrew McKenna	121,685
John Mulligan	1,743
Sheila Penrose	22,167
John Rogers, Jr.	48,656
Miles White	12,335
(5)	Represents Company matching gifts of charitable contributions to tax-exempt organizations for participating non-management Directors that were received in 2016. The matching gift program matches up to $10,000 of charitable contributions made to certain types of tax-exempt organizations.

McDonald’s Corporation	33

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis with McDonald’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Respectfully submitted,

The Compensation Committee

Jeanne Jackson, Chair
Lloyd Dean
Richard Lenny
John Rogers, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

OUR YEAR IN REVIEW

In 2016, we continued to implement our turnaround plan focusing on driving operational growth, returning excitement to our Brand and unlocking financial value. Over the past year, our results have demonstrated that the turnaround plan is working as we continue to strive to grow global comparable sales and serve more customers. We are focused on driving long-term, profitable results and pursuing our goal of being recognized by our customers as a modern, progressive burger company.

We remain committed to a pay-for-performance culture. Payouts to our executives vary based on performance against strategic financial metrics aligned with our key measures of long-term sustainable growth including: operating income, net income, return on incremental invested capital (ROIIC), and share price performance. Our 2016 pay package generally included base salary, a short-term cash incentive (STIP), performance-based restricted stock units (RSUs) and stock options. We eliminated our long-term cash incentive plan (Cash LTIP) in 2016 (see pages 36 and 40 for a discussion of this decision and its impact on our overall compensation program).

Our turnaround efforts yielded strong 2016 results, including a 3.8% increase in global comparable sales, an 8% (11% constant currencies) increase in operating income and a 13% (16% constant currencies) increase in diluted earnings per share. These results support the higher payouts under the 2016 STIP (195.5% for Corporate); however, our NEOs also received payouts well below target for the 2014-2016 Cash LTIP (15.6%) and 2014-2016 RSUs (35%), both based on performance during the 2014-2016 cycle. This balance is appropriate, as we believe it is important to reward short-term success, while also incentivizing our executives to drive shareholder value over the long term. Thus, our compensation approach effectively aligns pay and performance over both the short and long term.

34	2017 Proxy Statement

Executive Compensation

NAMED EXECUTIVE OFFICERS (NEOs)
NEOs refer to the following executive officers whose compensation is described in this Proxy Statement, pursuant to requirements of the Securities and Exchange Commission.

Stephen Easterbrook	President and Chief Executive Officer (CEO)
Kevin Ozan	Executive Vice President and Chief Financial Officer (CFO)
Douglas Goare	President, International Lead Markets and Global Chief Restaurant Officer
Michael Andres	President, McDonald’s USA (retired December 31, 2016)
Silvia Lagnado	Executive Vice President, Global Chief Marketing Officer
Peter Bensen	Former Chief Administrative Officer (CAO) (retired September 2, 2016)
David Hoffmann	Former President, High Growth Markets (resigned September 30, 2016)

COMPENSATION SETTING PROCESS
The Compensation Committee of the Board (Committee) meets regularly during the year (six times in 2016). Meeting agendas are determined by the Chair of the Committee with the assistance of our Chief People Officer. Members of management, including the Chief People Officer, also attend Committee meetings, as well as representatives from the Committee’s independent advisor, Frederic W. Cook & Co., Inc. (FW Cook), and external legal counsel, if needed.

At least annually, the Committee reviews our overall executive compensation program to ensure that it remains aligned with current business objectives and evolving best practices. The graphic on page 27 highlights the Committee’s annual review process.

The Chair of the Committee regularly reports to the Board following Committee meetings. In addition, the Chair, along with the Chairman of the Board, lead the independent Directors in the evaluation of the CEO’s performance. Based upon the results of this performance evaluation, and informed by input from FW Cook and the Chief People Officer, the Committee reviews and approves CEO compensation.

FW Cook provides the Committee with detailed compensation recommendations for the CEO and CFO (and, prior to Mr. Bensen’s retirement, the CAO) at least annually. The Committee considers peer data and other similar information obtained from various sources, including Towers Watson & Co., Equilar and Aon Hewitt. While management provides the Committee with its perspectives on compensation matters, no member of management is involved in decisions regarding his or her own compensation.

Throughout the year, management and Directors are engaged in dialogue with a significant portion of the Company’s shareholder base on a number of matters important to both the Company and its investors, including our executive compensation program. The Committee considers feedback received through direct discussions with investors as well as previous “Say on Pay” results and the voting results of any shareholder proposals related to our executive compensation program. Our compensation program has received very strong shareholder support over the last five years.

Historic “Say on Pay” Voting Results (FOR)

McDonald’s Corporation	35

Executive Compensation

2016 CHANGES TO COMPENSATION PROGRAM

ELIMINATION OF CASH LTIP

●	The Company eliminated the Cash LTIP plan, removing the prior overlap of the operating income performance measure in short- and long-term plans.
●	Long-term incentives are now awarded in the form of performance-based RSUs and stock options in generally equal economic proportions.
●	Performance-based RSUs now have net income growth and ROIIC performance targets, as well as a total shareholder return (TSR) modifier.
●	The use of equity-based awards more closely aligns executive compensation with shareholder interests and better reflects market practice.
●	The 2015-2017 Cash LTIP award remains outstanding (the 2014-2016 award was paid in March 2017 and the 2015-2017 award will be paid in March 2018, subject to the achievement of the applicable performance targets).

COMPENSATION PERFORMANCE MEASURES AND TARGETS
In order to accomplish our compensation objectives, the Committee uses a mix of variable and fixed forms of compensation comprised of both short- and long-term incentive awards, based on various measurable, objective performance metrics (both absolute and relative), as well as our stock price performance, as reflected in the chart below.

2016 principal performance measures	STIP	Stock options	Performance-based RSUs
Operating income growth	●
Net income growth			●
ROIIC			●
Share price		●	●

The Committee takes a holistic approach to establishing performance targets under the Company’s incentive compensation programs. The Committee recognizes the importance of achieving an appropriate balance between rewarding executives for strong performance over both the short- and long-term, and establishing realistic targets that continue to motivate and retain executives. In setting these objective performance targets, the Committee considers the Company’s financial objectives (over the short- and long-term) and the economic, industry and competitive environments.

EXCLUSIONS FROM REPORTED FINANCIAL RESULTS

The Committee may exclude certain items from the financial results used to determine incentive-based compensation for items that are not indicative of ongoing performance in order to focus our executives on the fundamentals of the Company’s underlying business performance. The Committee considers these exclusions pursuant to pre-established guidelines, including materiality, to provide clarity and consistency on how it views the business when evaluating performance. Charges/credits that may be excluded include the following categories: “strategic” (such as restructurings, acquisitions and divestitures); “regulatory” (changes in tax or accounting rules); and “external” (extraordinary, non-recurring events such as natural disasters).

For 2016, the Committee reviewed the impact of strategic actions taken in connection with the Company’s business turnaround plan (e.g., asset impairment and other one-time costs related to the sale of disaffiliated markets, business restructuring, and benefits/costs associated with incremental share repurchase and debt) on performance-based compensation. Consistent with the guidelines noted above, the Committee determined that it was appropriate to exclude certain turnaround-related charges, as well as charges related to changes in local market tax laws affecting the restaurant industry from operating income and earnings per share results. The impact of these exclusions on the calculation of the 2016 STIP, 2014-2016 Cash LTIP and performance-based RSUs is provided on page 39.

The Committee remains focused on ensuring that payouts closely reflect Company performance and hold management accountable for delivering long-term sustainable growth. Since actions to complete the turnaround plan will continue beyond 2016, we anticipate that additional exclusions will apply going forward, which may impact payouts in future years.

Payouts under our compensation plans also exclude the effects of foreign currency translation (either positive or negative) since we believe that changes in foreign exchange rates can cause our reported results to appear more or less favorable than business fundamentals indicate.

36	2017 Proxy Statement

Executive Compensation

PEER COMPANIES

Consistent with our goal of providing competitive compensation to incentivize and retain executive talent, we review our executives’ total direct compensation compared to levels at a peer group of companies that we believe is reflective of our business. When we set executive compensation targets, we use the market median for each compensation element as a reference point; however, we do not specifically target any element of compensation at the market median.

Following an annual review, the Committee selects a peer group comprised of companies with which we compete for talent, including our direct competitors, major retailers, producers of consumer branded goods and companies with a significant global presence. Revenues, market capitalization, systemwide sales and TSR are some of the criteria considered in constructing the peer group. Our peer group did not change this year and is set forth in the graphic below.

3M Company	Johnson & Johnson	Restaurant Brands International Inc.
Best Buy Co., Inc.	Kellogg Company	Starbucks Corporation
The Coca-Cola Company	The Kraft Heinz Company	Target Corporation
Colgate-Palmolive Company	Lowe’s Companies, Inc.	Walgreens Boots Alliance, Inc.
Dunkin’ Brands Group, Inc.	Mondeléz International, Inc.	Wal-Mart Stores, Inc.
FedEx Corporation	NIKE, Inc.	The Walt Disney Company
General Mills, Inc.	PepsiCo, Inc.	The Wendy’s Company
The Home Depot, Inc.	The Procter & Gamble Company	Yum! Brands, Inc.

The following table compares McDonald’s size and performance to that of our peer group.

McDonald’s vs. Peer Group

*	Dollars in millions. Financial data as reported on Bloomberg.com and as of December 31, 2016 unless otherwise indicated.

McDonald’s Corporation	37

Executive Compensation

ELEMENTS OF TOTAL DIRECT COMPENSATION

Approximately 90% of our CEO’s total direct target compensation opportunity for 2016 was allocated to variable compensation that is at-risk based on performance, including short- and long-term incentive compensation (as shown in the pie chart below). Further, for the NEOs who were employed at year-end, approximately 81% of the total direct compensation opportunity for 2016 was allocated to variable compensation that is at-risk based on performance.

The above chart uses ASC 718 values for equity awards granted in 2016.

ANNUAL COMPENSATION

BASE SALARY

In setting annual salary levels, we take into account competitive considerations, change in responsibilities, individual performance, tenure in position, internal pay equity and the effect on our general and administrative expenses. As part of the annual review process, each NEO received a salary increase for 2016.

STIP

Our STIP is designed to reward growth in annual operating income, which measures the success of the most important elements of our business strategy. Operating income growth requires the Company to balance increases in revenue with financial discipline to produce strong margins and a high level of cash flow. If there is no growth in operating income, there is no payout under the STIP.

If sufficient operating income growth is achieved, STIP payouts take into account pre-established “modifiers” reflecting other measures of Corporate and/or segment performance that are important drivers of our business. These modifiers in 2016 included the following objective metrics:

●	Comparable guest count growth
●	Customer satisfaction (only for U.S. segment)

38	2017 Proxy Statement

Executive Compensation

The following graphic illustrates the Corporate STIP payout calculation for 2016.

The chart below provides operating income growth necessary to achieve threshold, target and maximum payouts under 2016 STIP for Corporate (prior to adjustment based on the modifiers discussed on the previous page).

2016	Threshold	Target	Maximum
Consolidated annual operating income growth*	0%	5.3%	11.6%
*	Payout percentage interpolated for results that fall between each of the performance levels specifically identified.

The following table shows the operating income targets and results under 2016 STIP, as adjusted for the exclusions described on page 36:

(Dollars in millions)	Target 2016 operating income ($)	Target 2016 operating income growth over 2015 (%)	2016 adjusted operating income* ($)	2016 adjusted operating income growth over 2015 (%)
Corporate	7,715	5.3	8,182	11.7
U.S.	3,617	3.6	3,793	8.7
International Lead Markets	2,886	5.6	2,981	9.1
High Growth Markets	987	6.6	1,063	14.8
Foundational Markets	955	11.1	1,085	26.3
*	The exclusions discussed on page 36 had the following impact on the calculation of incentive awards (including 2016 STIP, 2014-2016 Cash LTIP and 2014-2016 performance-based RSUs): Corporate $265 million; U.S. $24 million; International Lead Markets $37 million; High Growth Markets $(20) million, and Foundational Markets $46 million.

The 2016 target awards and STIP payouts for the NEOs are shown in the table below. Please see the notes to the Grants of Plan-Based Awards table on page 47 for more information regarding the impact of the modifiers on these payouts.

Named executive officer	Target STIP payment as percentage of salary (%)	2016 target STIP payout ($)	2016 STIP payout ($)	STIP payment as percentage of target (%)
Stephen Easterbrook	175%	2,275,000	4,447,625	195.5
Kevin Ozan	100%	700,000	1,368,500	195.5
Douglas Goare	90%	616,500	1,057,760	171.6
Michael Andres	90%	576,000	1,080,720	187.6
Silvia Lagnado	80%	494,400	966,552	195.5
Peter Bensen	84%	819,160	1,601,457	195.5
David Hoffmann	67%	—	—	0

McDonald’s Corporation	39

Executive Compensation

LONG-TERM INCENTIVE COMPENSATION

RSUs

An RSU provides the right to receive a share of McDonald’s stock subject to both service- and performance-based vesting requirements.

RSUs granted to executives in 2016 as part of the annual cycle are scheduled to vest on the third anniversary of the grant date, subject to the Company’s achievement of two key financial metrics, compound annual net income growth and ROIIC, along with a modifier based on relative TSR over the 2016-2018 performance period, as illustrated in the graphic below. These awards also align executive pay with shareholder value by delivering any payout in the form of shares of Company stock.

Consistent with market practice, there is an above-target payout opportunity with a maximum payout at 200% of the target award (180% based on the two performance metrics, with an additive modifier of up to 20% based on the Company’s cumulative TSR vs. the S&P 500 Index). In granting performance-based RSUs, we use a balanced set of metrics to encourage an increase in profitability, ensure an efficient and effective use of capital, and enhance shareholder value. The combination of compound annual net income growth and ROIIC metrics emphasizes the Company’s key long-term focus of growing net income while achieving desired returns.

While the RSUs awarded to our executives as part of the annual grant cycle are generally performance-based, from time to time an executive may receive a special award (e.g., a sign-on incentive) of RSUs that are time-based. In 2016, Ms. Lagnado received a sign-on award of time-based RSUs that vested on the first anniversary of the grant date.

2016-2018*	Threshold	Target	Maximum†
3-year ROIIC	10%	10 to 24.9%	25%
Compound annual	1%	5%	9%
net income growth
†	A maximum payout will be earned if the Company achieves 9% net income growth and ROIIC exceeds the 10% threshold over the performance period. At 8% net income growth, a maximum payout can also be earned with ROIIC of at least 25%.

Cumulative TSR v. S&P 500 Index Modifier*
0 - 19%-tile	-20%
40 - 59%-tile	0%
80 - 100%-tile	20%
*	In all cases, payout percentage will be interpolated for results that fall between each of the performance levels specifically identified.

STOCK OPTIONS

Options have an exercise price equal to the closing price of our common stock on the grant date, a term of ten years and vest ratably over four years, subject to continued service. Options require executives to drive share price increases in order to receive value from awards and thereby closely align executive pay with shareholder interests. The Company’s policies and practices regarding option grants, including the timing of grants and the determination of the exercise price, are described on page 43.

OUTSTANDING CASH LTIP AWARDS FROM PRIOR YEARS

In 2016, the Committee eliminated the Cash LTIP, and instead grants long-term incentives in the form of options and performance-based RSUs in generally equal economic proportions. This transition was designed to simplify our long-term incentive design, better align with market practice and to more closely align executive compensation with shareholder interests. As a result of this transition, in 2016, executives received larger option and RSU awards than in previous years (see the Summary Compensation Table on page 44 for more information regarding these awards).

The 2014-2016 Cash LTIP was paid in March 2017 at 15.6% of target, based on performance during that period (see pages 36 and 39 for information on the exclusions applied for 2016). The 2015-2017 Cash LTIP remains outstanding and will be paid in March 2018. Payouts will be initially determined based on the following quantitative measures over the three-year performance period: growth in operating income and ROIIC. 2015-2017 Cash LTIP payouts will be adjusted, positively or negatively, by first applying a modifier based on share of traffic and then applying a multiplier based on cumulative TSR versus the S&P 500 Index for the performance period.

40	2017 Proxy Statement

Executive Compensation

The following graphic depicts the calculation of the outstanding 2015-2017 Cash LTIP payouts:

RETIREMENT SAVINGS ARRANGEMENTS
We believe a competitive retirement program contributes to the recruitment and retention of top executive talent. NEOs participate in the same tax-qualified defined contribution retirement savings plan and supplemental non-qualified deferred compensation retirement plan applicable to U.S.-based employees.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS
NEOs participate in our U.S. broad-based severance plan. Benefits under the severance plan are described under “Potential Payments Upon Termination of Employment” on page 51.

The Company no longer has any change of control agreements and will not enter into new change in control agreements going forward.

PERQUISITES AND OTHER BENEFITS
McDonald’s provides the following limited perquisites to NEOs: car allowance, financial planning, physical examination (which are also available for the NEOs’ spouses), life insurance, executive security (for select NEOs), matching charitable donation, limited personal items and, generally in the case of the CEO only (and the CAO prior to retirement), personal use of the Company’s aircraft, subject to reimbursement of a portion of the cost of personal use. The Company does not provide any tax gross-ups on perquisites. NEOs also participate in all of the broad-based benefit and welfare plans available to Company staff in general.

RETIREMENTS OF MICHAEL ANDRES AND PETER BENSEN
Messrs. Andres and Bensen retired on December 31, 2016 and September 2, 2016, respectively. In connection with each executive’s retirement, the Committee agreed to waive certain notice and service requirements pursuant to the terms of their respective equity awards. These waivers permitted each executive to vest in all outstanding RSU awards upon retirement, subject to the original performance-based vesting conditions. Each executive will also continue to vest in their respective outstanding options pursuant to the original vesting schedules and such options shall remain outstanding until their original expiration dates. In addition, Messrs. Andres and Bensen received service credit through March 1, 2017, enabling them to fully vest in their 2016 option awards. In exchange for these additional benefits, each agreed to extend the non-compete period following their retirement, from the Company’s customary eighteen month period (twenty months for Mr. Andres and twenty-four months for Mr. Bensen).

See pages 51 and 52 for information regarding the Company’s customary treatment of equity awards upon termination.

RESIGNATION OF DAVID HOFFMANN
Mr. Hoffmann resigned from the Company on September 30, 2016. Mr. Hoffmann did not receive severance and, upon his resignation, he forfeited his 2016 STIP award, his Cash LTIP awards and all unvested option and RSU awards. Pursuant to an existing tax equalization arrangement, the Company made certain foreign tax payments on behalf of Mr. Hoffmann arising from his exercise of options granted during his international assignment.

McDonald’s Corporation	41

Executive Compensation

COMPENSATION POLICIES AND PRACTICES

POLICY REGARDING MANAGEMENT’S STOCK OWNERSHIP
The Company maintains stock ownership requirements because it believes executives will more effectively pursue the long-term interests of shareholders if they are long-term shareholders themselves. The Committee reviews compliance with these stock ownership requirements annually. Based on the most recent annual evaluation, all executives are in compliance with the policy.

The following table illustrates our stock ownership requirements.

Stock ownership requirements	Multiple of salary
President & CEO	6x
Other NEOs (prior to retirement, Mr. Bensen’s ownership requirement was 5x)	4x

Executives have five years to achieve their required ownership level. This five-year period restarts when an executive is promoted to a position with a higher ownership requirement. If an executive is not on track to meet his/her ownership requirements following the third year of the five-year period, he or she must retain the lesser of 50% of the net after-tax shares received upon the vesting of an RSU award or such percentage of net after-tax shares necessary to satisfy the applicable requirement. If an executive has not achieved the requisite stock ownership within five years, he or she must retain 100% of the net after-tax shares received upon the vesting of an RSU award and/or a stock option exercise until the required ownership level is attained.

The Company has adopted restrictions that prohibit executives from engaging in derivative transactions to hedge the risk associated with their stock ownership. Further, executives may not enter into an agreement that has the effect of transferring or exchanging economic interest in any award.

INDEPENDENT COMPENSATION CONSULTANT
The Committee has the sole authority to retain and dismiss an independent compensation consultant, and has engaged FW Cook as its consultant. FW Cook also provides assistance to the Board in compiling and summarizing the results of Board and Director evaluations and advising on Director fees. Consistent with its Charter, the Committee regularly considers FW Cook’s independence and, in 2016, the Committee concluded that FW Cook is independent and that its work for the Committee did not raise any conflicts of interest. Management may not engage the Committee’s consultant for any purpose.

CLAWBACKS AND FORFEITURE PROVISIONS
The Company’s equity grant agreements contain a repayment/forfeiture provision that triggers repayment of any benefits received in connection with such grants as may be required to comply with (i) New York Stock Exchange listing standards adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the Securities and Exchange Commission adopted thereunder, (ii) similar rules under the laws of any other jurisdiction and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to the award recipient.

RISK AND COMPENSATION PROGRAMS
Our compensation program is designed to mitigate the potential to reward unreasonable risk-taking that may produce short-term results that appear in isolation to be favorable, but that may undermine the successful execution of our long-term business strategy and erode shareholder value. In particular, our executive compensation program seeks to provide an appropriate balance of short-term and long-term incentives. Our incentive program incorporates performance metrics related to various measures of operational performance. By diversifying the time horizons and the applicable performance metrics of our incentives, we seek to mitigate the risk of significant compensation payments based on accomplishments in one area that may have a negative consequence for our business as a whole.

The Company reviews its compensation programs, including broad-based programs, taking into consideration the factors described above. Based on this review, the Company does not believe that the risks arising from its compensation program are reasonably likely to have a material adverse effect on the Company.

42	2017 Proxy Statement

Executive Compensation

INTERNAL PAY EQUITY
Compensation opportunities reflect our executive officers’ positions, responsibilities and tenure in a given position and are generally similar for executives who have comparable levels of responsibility (although actual compensation delivered may differ depending on relative performance). Although our executive pay decisions are based on individual performance and other criteria, we consider the potential impact of internal pay equity on morale, incentive, management alignment and succession planning. In addition, from time to time, we make special one-time equity awards to executives in connection with their hiring or promotion. These awards permit us to meet one-time business objectives with minimum impact to long-term pay equity.

POLICY WITH RESPECT TO TAX DEDUCTIBILITY OF COMPENSATION
Our compensation programs are designed to permit the Company to deduct compensation expense under Section 162(m) of the Internal Revenue Code (Code), which limits the tax deductibility of annual compensation paid to executives to $1 million, unless the compensation is performance-based. However, the Company may, from time to time, pay compensation that does not qualify as performance-based compensation under Section 162(m) of the Code.

POLICIES AND PRACTICES REGARDING EQUITY AWARDS
We have a policy to not grant equity awards when the Company possesses material non-public information. The Company generally makes broad-based equity grants at approximately the same time each year following our release of financial information; however, the Company may choose to make equity awards outside of the annual broad-based grant (e.g., for certain new hires or promotions). Stock options may be granted only with an exercise price at or above the closing market price of the Company’s stock on the date of grant.

McDonald’s Corporation	43

Executive Compensation

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE
The table below summarizes the total compensation earned by our NEOs in 2016, 2015 and 2014.

Name and principal position (a)	Year (b)	Salary ($)(c)	(4)	Bonus ($)(d)	Stock awards ($)(e)	(5)(6)	Option awards ($)(f)	(5)(7)		Non-equity incentive plan compensation ($)(g)	(5)(8)	All other compensation ($)(i)	(9)	Total ($)(j)
Stephen Easterbrook President and Chief Executive Officer(1)	2016	1,266,667		0	5,108,811		3,897,785		Annual:	4,447,625		523,665		15,355,746
									Long-term:	111,193
									Total:	4,558,818
	2015	1,025,000		0	2,968,674		2,104,524		Annual:	1,469,797		341,301		7,909,296
									Long-term:	0
									Total:	1,469,797
	2014	633,333		0	535,453		386,627		Annual:	0		134,449		1,689,862
									Long-term:	0
									Total:	0
Kevin Ozan Corporate Executive Vice President and Chief Financial Officer	2016	683,333		0	1,277,262		974,446		Annual:	1,368,500		110,247		4,437,188
									Long-term:	23,400
									Total:	1,391,900
	2015	568,333		0	534,434		378,818		Annual:	503,223		76,662		2,061,470
									Long-term:	0
									Total:	503,223
Douglas Goare President, International Lead Markets and Chief Restaurant Officer	2016	648,750		0	1,021,786		779,565		Annual:	1,057,760		1,249,941		4,849,062
									Long-term:	91,260
									Total:	1,149,020
	2015	586,667		0	623,463		441,950		Annual:	659,277		963,909		3,275,266
									Long-term:	0
									Total:	659,277
	2014	570,000		0	624,611		451,055		Annual:	0		1,259,655		2,905,321
									Long-term:	0
									Total:	0
Michael Andres President, McDonald’s USA(2)	2016	636,667		0	919,691		701,610		Annual:	1,080,720		107,769		3,517,437
									Long-term:	70,980
									Total:	1,151,700
Silvia Lagnado Corporate Executive Vice President and Global Chief Marketing Officer(3)	2016	615,000		337,500	1,138,466		350,805		Annual:	966,552		54,848		3,463,171
									Long-term:	0
									Total:	966,552

Peter Bensen Former Chief Administrative Officer(2)	2016	653,333		0	1,839,263		1,403,206		Annual:	1,601,457		207,092		5,868,801
									Long-term:	164,450
									Total:	1,765,907
	2015	941,667		0	1,068,782		757,635		Annual:	1,021,558		186,424		3,976,066
									Long-term:	0
									Total:	1,021,558
	2014	858,333		0	1,026,200		741,028		Annual:	0		168,735		2,794,296
									Long-term:	0
									Total:	0
David Hoffmann Former President, High Growth Markets(2)	2016	454,167		0	911,938		695,754		Annual:	0		1,567,704		3,629,563
									Long-term:	0
									Total:	0
	2015	586,667		0	534,434		378,818		Annual:	227,462		1,200,155		2,927,536
									Long-term:	0
									Total:	227,462
	2014	533,333		0	490,832		354,401		Annual:	0		1,381,119		2,759,685
									Long-term:	0
									Total:	0

44	2017 Proxy Statement

Executive Compensation

(1)	Mr. Easterbrook was promoted to CEO in 2015. In connection with this promotion, Mr. Easterbrook’s 2015 compensation increased significantly, as reflected in the table.
(2)	Mr. Andres retired from the Company, effective December 31, 2016. Mr. Bensen retired from the Company, effective September 2, 2016. Mr. Hoffmann resigned from the Company on September 30, 2016.
(3)	As an incentive to join the Company, Ms. Lagnado received a cash sign-on bonus, $337,500 of which was paid in 2016. Ms. Lagnado also received sign-on equity grants, as described in Footnote 7 to the Grants of Plan-Based Awards table on page 47.
(4)	Reflects annual increases in base salary that took effect during 2016. Annual base salaries as of December 31, 2016 were as follows: Messrs. Easterbrook: $1,300,000; Ozan: $700,000; Goare: $685,000; and Andres: $640,000; and Ms. Lagnado: $618,000. The base salary of each of Messrs. Bensen and Hoffmann as of the last day of employment was $975,000 and $610,000, respectively.
(5)	In 2016, the Committee eliminated the Cash LTIP and replaced the value with additional performance-based RSUs and options in generally equal proportions. As a result, the Summary Compensation Table reflects higher RSU and option awards in 2016 than in prior years. The 2014-2016 Cash LTIP was paid in March 2017 and is reflected in the "Long-term" row of column (g). The 2015-2017 Cash LTIP remains outstanding, and will be paid in 2018, subject to the achievement of threshold levels of performance. Any such payout will be disclosed in the 2018 Proxy Statement. For more information regarding this transition, see pages 36 and 40.
(6)	Computed in accordance with ASC 718, this represents the aggregate grant date fair value based on the probable outcome of the applicable performance conditions and excluding the effect of estimated forfeitures during the applicable vesting periods of RSUs granted under the McDonald’s Corporation 2012 Omnibus Stock Ownership Plan (2012 Plan). Values are based on the closing price of the Company’s common stock on the grant date, less the present value of expected dividends over the vesting period. Performance-based RSUs vest on the third anniversary of the grant date and are subject to performance-based vesting conditions linked to the achievement of net income, ROIIC and relative TSR targets over the performance period running from January 1, 2016 to December 31, 2018 (as described on page 40). For Ms. Lagnado, this also includes the additional grant of service-based RSUs that vested on February 11, 2017. Additional information is disclosed in the Grants of Plan-Based Awards table on pages 46 and 47 and the Outstanding Equity Awards at 2016 Year-end table on pages 48 and 49. A more detailed discussion of the assumptions used in the valuation of RSU awards may be found in the Notes to Consolidated Financial Statements under “Share-based Compensation” on page 46 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.
(7)	Computed in accordance with ASC 718, this represents the aggregate grant date fair value excluding the effect of estimated forfeitures during the applicable vesting periods of options. Options have an exercise price equal to the closing price of the Company’s common stock on the grant date, vest in equal installments over a four-year period and are subject to the 2012 Plan, as applicable. Values for options granted in 2016 are determined using a closed-form pricing model based on the following assumptions, as described in the footnotes to the consolidated financial statements: expected volatility based on historical experience of 19.2%; an expected annual dividend yield of 3.0%; a risk-free return of 1.2%; and expected option life based on historical experience of 5.9 years. Additional information about options is disclosed in the Grants of Plan-Based Awards table on pages 46 and 47 and the Outstanding Equity Awards at 2016 Year-end table on pages 48 and 49. A more detailed discussion of the assumptions used in the valuation of option awards may be found in the Notes to Consolidated Financial Statements under “Share-based Compensation” on pages 35 and 46 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.
(8)	Our annual cash incentive plan is referred to as STIP and our long-term cash incentive plan, which was discontinued in 2016, is referred to as Cash LTIP. Mr. Bensen’s STIP award was prorated through September 2, 2016.
(9)	“All other compensation” for 2016 includes the Company’s contributions to the 401k Plan and Deferred Compensation Plan as follows:

Stephen Easterbrook	$191,552
Kevin Ozan	$83,059
Douglas Goare	$91,562
Michael Andres	$78,420
Silvia Lagnado	$0
Peter Bensen	$117,242
David Hoffmann	$50,834

Also included are the following categories of perquisites: car allowance; financial planning; annual physical examinations for the executives and their spouses; executive security (for select executives); matching charitable donations; Company-paid life insurance; limited personal items; storage of household goods for Ms. Lagnado in the amount of $35,000 related to her relocation to the U.S from the United Kingdom; and personal use of the Company’s aircraft by the CEO and former Chief Administrative Officer (CAO), with a net cost to the Company in 2016 for Mr. Easterbrook of $302,279 and for Mr. Bensen of $53,802. In 2016, the CEO and CAO were the only executives permitted to use the aircraft for personal travel. However, in certain circumstances the CEO may at his discretion permit other executives to use the aircraft for personal travel. In addition, at the discretion of the CEO, other executives may be joined by their spouses on the aircraft. The Company does not provide any tax gross-ups on the perquisites described above.

The incremental cost of perquisites is included in the amount provided in the table and based on actual charges to the Company, except that corporate aircraft includes fuel, on-board catering, landing/handling fees, maintenance costs and crew costs and excludes fixed costs, such as pilot salaries and the cost of the aircraft. In accordance with Company policy, any executive who is permitted per the above to use the Company’s aircraft for personal use reimburses the Company for a portion of personal use of the corporate aircraft, calculated as the lower of (i) amount determined under the Code based on two times the Standard Industry Fare Level (SIFL) rate per person or (ii) 200% of the actual fuel cost.

In the case of the Company’s NEOs based overseas, Mr. Goare and, prior to his departure, Mr. Hoffmann, the amount in this column for 2016 also includes certain benefits in connection with their international assignments, as follows:

For Mr. Goare: Company-provided housing (in the amount of $130,237), which includes: rent, rental furniture, utilities, cleaning and a lease renewal fee; a cost-of-living adjustment (in the amount of $112,263); home leave travel allowance; tax preparation services; and tax equalization (in the amount of $835,774), which is designed to satisfy tax obligations arising solely as a result of his international assignment.

For Mr. Hoffmann: Company-provided housing (in the amount of $346,389), which includes: rent, rental furniture, utilities, maintenance, a security deposit and tenancy management; a cost-of-living adjustment; home leave travel allowance; educational expenses; transportation expenses; relocation expenses and related allowances; membership in an expatriate organization; tax preparation services; and tax equalization (in the amount of $894,685), which is designed to satisfy tax obligations arising solely as a result of his international assignment.

For each of Messrs. Goare and Hoffmann, certain amounts were paid in local currency. In these cases, when the information is available, the amounts reported reflect the exchange rate on the date the respective payments were made, and when the information is not available, the amounts reported reflect the average monthly exchange rate.

McDonald’s Corporation	45

Executive Compensation

GRANTS OF PLAN-BASED AWARDS
Name (a)	Plan	Grant date (b)	Estimated future payouts under non-equity incentive plan awards(2)			Estimated future payouts under equity incentive plan awards(3)			All other stock awards: number of shares of stock or units (#)(i)	All other option awards: number of securities underlying option (#)(j)	Exercise or base price of option awards ($/Sh)(k)	Grant date fair value of stock and option awards ($)(l)	(4)
			Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold (#)(f)	Target (#)(g)	Maximum (#)(h)
Stephen Easterbrook	STIP		0	2,275,000	4,550,000
	Equity	2/11/16				0	42,834	85,668				5,108,811
	Plan(5)
	Equity	2/11/16								285,552	116.73	3,897,785
	Plan(6)
Kevin Ozan	STIP		0	700,000	1,400,000
	Equity	2/11/16				0	10,709	21,418				1,277,262
	Plan(5)
	Equity	2/11/16								71,388	116.73	974,446
	Plan(5)
Douglas Goare	STIP		0	616,500	1,233,000
	Equity	2/11/16				0	8,567	17,134				1,021,786
	Plan(5)
	Equity	2/11/16								57,111	116.73	779,565
	Plan(6)
Michael Andres(1)	STIP		0	576,000	1,152,000
	Equity	2/11/16				0	7,711	15,422				919,691
	Plan(5)
	Equity	2/11/16								51,400	116.73	701,610
	Plan(6)
Silvia Lagnado	STIP		0	494,400	988,800
	Equity	2/11/16				0	3,856	7,712				459,905
	Plan(5)
	Equity	2/11/16								25,700	116.73	350,805
	Plan(6)
	Equity	2/11/16							5,997			678,561
	Plan(7)
Peter Bensen(1)	STIP		0	819,160	1,638,320
	Equity	2/11/16				0	15,421	30,842				1,839,263
	Plan(5)
	Equity	2/11/16								102,799	116.73	1,403,206
	Plan(6)
David Hoffmann(1)	STIP		0	411,000	822,000
	Equity	2/11/16				0	7,646	15,292				911,938
	Plan(5)
	Equity	2/11/16								50,971	116.73	695,754
	Plan(6)
(1)	In connection with Messrs. Andres and Bensen’s retirements, the Committee waived certain notice and service requirements pursuant to their equity awards, so that each executive will vest in all outstanding RSU awards, subject to the original performance-based vesting conditions. Each executive will also continue to vest in outstanding options pursuant to their original vesting schedule and such options shall remain outstanding until the original expiration date. Mr. Hoffmann forfeited certain benefits, including all unvested equity awards, in connection with his resignation.
(2)	In 2016, each of the NEOs received an annual cash award under the STIP. Columns (d) and (e) show the target and maximum awards they could have earned. Actual STIP payouts are in column (g) of the Summary Compensation Table. The amount paid to Mr. Bensen was prorated to reflect service during 2016, and Mr. Hoffmann’s award was forfeited upon his resignation.
STIP awards for 2016 were equal to a percentage of salary. STIP measures performance using a "team factor" that is initially determined based on growth in operating income. See the Compensation Discussion and Analysis at page 39 for a discussion of operating income targets, as adjusted for turnaround-related exclusions. The target level of growth produces a 100% payout and a payout can be achieved from the threshold of 0% to the maximum. Payouts can then be adjusted up or down, within specified limits, based on “modifiers” that reflect other measures of Corporate and/or segment performance that are important drivers of our business. In 2016, these modifiers included comparable guest count growth and, for the U.S. segment, customer satisfaction. The target amount is multiplied by the team factor, which includes the modifiers. The maximum STIP payout is 200% of target.
(3)	In 2016, the NEOs received two types of equity awards: RSUs subject to performance-based vesting conditions (see columns (f), (g), (h) and (l)) and options (see columns (j), (k) and (l)).

46	2017 Proxy Statement

Executive Compensation

(4)	The values in this column for RSUs and options were determined based on the assumptions described in footnotes 6 and 7, respectively, to the Summary Compensation Table.
(5)	Reflects grants of RSUs subject to performance-based vesting conditions. The RSUs vest on February 11, 2019, subject to achievement of compound annual net income growth of 5% and 3-year ROIIC of 10-25%. If the targets are achieved, 100% of the RSUs will vest. If net income growth and ROIIC performance is either above or below the target range, the awards will vest proportionally, as determined by the Committee. In addition, if net income growth and ROIIC thresholds are achieved, a TSR modifier can impact final payouts by up to plus or minus 20 percentage points. The maximum payout is 200% of target. See page 40 for more information.
(6)	Reflects grants of options in 2016. For details regarding options, refer to footnote 7 to the Summary Compensation Table.
(7)	As an incentive to join the Company, Ms. Lagnado received an equity grant of service-based RSUs in each of 2015, 2016 and 2017. The 2016 award is reflected in this table (see column (i)).

2016 STIP
The target STIP awards, the team factors (including the impact of the modifiers), and the final payouts for the NEOs in 2016 are summarized below:

Named executive officer	Target STIP award (% of salary)	Applicable team factor(s)	Team factor(s) before application of modifiers (% of target award)	Impact of modifiers (% added or subtracted)	Final STIP award ($)	(2)
Stephen Easterbrook	175	Corporate	205.0	-9.5	4,447,625
Kevin Ozan	100	Corporate	205.0	-9.5	1,368,500
Douglas Goare	90	Corporate (25%)	205.0	-9.5	1,057,760
		International Lead Markets (75%)	163.2	0.4
Michael Andres	90	Corporate (25%)	205.0	-9.5	1,080,720
		U.S. (75%)	185.0	0.0
Silvia Lagnado	80	Corporate	205.0	-9.5	966,552
Peter Bensen(1)	84	Corporate	205.0	-9.5	1,601,457
David Hoffmann	67	Corporate (25%)	205.0	-9.5	0
		High Growth Markets (75%)	215.0	-9.2
(1)	The target award was prorated for Mr. Bensen for his service through September 2, 2016.
(2)	These amounts are also reflected in column (g) to the Summary Compensation Table. Mr. Hoffmann forfeited his 2016 STIP payment upon his resignation.

McDonald’s Corporation	47

Executive Compensation

OUTSTANDING EQUITY AWARDS AT 2016 YEAR-END
	Option awards						Stock awards
Name (a)	Number of securities underlying unexercised options exercisable (#)(b)	(2)	Number of securities underlying unexercised options unexercisable (#)(c)	(2)	Option exercise price ($)(e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#)(g)	(3)	Market value of shares or units of stock that have not vested ($)(h)	(4)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(i)	(5)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(j)	(4)(5)
Stephen Easterbrook	35,235		11,744		98.42	06/14/2023
	15,807		15,806		94.89	02/12/2024
	50,444		151,332		97.15	03/16/2025
	0		285,552		116.73	02/11/2026					83,470		10,159,968
Kevin Ozan	12,875		0		57.08	02/11/2019
	12,447		0		63.25	02/10/2020
	11,755		0		75.93	02/09/2021
	20,291		0		100.05	02/08/2022
	7,980		2,659		94.00	02/13/2023
	5,667		5,662		94.89	02/12/2024
	9,080		27,240		97.15	03/16/2025
	0		71,388		116.73	02/11/2026	2,108		256,586		16,886		2,055,364
Douglas Goare	17,286		0		75.93	02/09/2021
	38,481		0		100.05	02/08/2022
	25,932		8,643		94.00	02/13/2023
	18,441		18,440		94.89	02/12/2024
	10,594		31,779		97.15	03/16/2025
	0		57,111		116.73	02/11/2026					23,150		2,817,818
Michael Andres(1)	16,668		16,666		93.75	09/16/2024
	9,080		27,240		97.15	03/16/2025
	0		51,400		116.73	02/11/2026					20,555		2,501,955
Silvia Lagnado	5,205		15,609		98.92	08/07/2025
	0		25,700		116.73	02/11/2026	5,997		729,955		7,395		900,119
Peter Bensen(1)	46,105		0		75.93	02/09/2021
	59,996		0		100.05	02/08/2022
	39,894		13,298		94.00	02/13/2023
	30,297		30,294		94.89	02/12/2024
	18,160		54,480		97.15	03/16/2025
	0		102,799		116.73	02/11/2026					39,894		4,855,898
David Hoffmann(1)	—		—		—	—	—		—		—		—
(1)	In connection with Messrs. Andres and Bensen’s retirements, the Committee waived certain notice and service requirements pursuant to their equity awards, so that each executive will vest in all outstanding RSU awards, subject to the original performance-based vesting conditions. Each executive will also continue to vest in outstanding options pursuant to their original vesting schedule and such options shall remain outstanding until the original expiration date. Mr. Hoffmann forfeited certain benefits, including all unvested equity awards, in connection with his resignation.
(2)	In general, options expire on the tenth anniversary of grant. For details regarding customary equity treatment upon termination, see pages 51 and 52.

48	2017 Proxy Statement

Executive Compensation

(3)	Our typical practice is to grant RSUs subject to performance-based vesting conditions to our NEOs. Mr. Ozan’s RSUs shown in columns (g) and (h) were not subject to performance-based vesting conditions as they were granted prior to Mr. Ozan’s promotion to CFO. These RSUs vested on February 12, 2017. Ms. Lagnado’s RSUs shown in columns (g) and (h) reflect a sign-on grant of service-based RSUs, which vested on February 11, 2017.
(4)	Calculated by multiplying the number of shares covered by the award by $121.72, the closing price of Company stock on the New York Stock Exchange on December 30, 2016, the last trading day in 2016.
(5)	Reflects unvested performance-based RSUs that are scheduled to be paid out as follows if the targets are met (or were paid out, in the case of awards that vested in early 2017):

Named executive officer	Vesting date	Number of performance-based RSUs
Stephen Easterbrook	2/12/2017	6,324	(1)
	3/16/2018	34,312
	2/11/2019	42,834
Kevin Ozan	3/16/2018	6,177
	2/11/2019	10,709
Douglas Goare	2/12/2017	7,377	(1)
	3/16/2018	7,206
	2/11/2019	8,567
Michael Andres	9/16/2017	6,667
	3/16/2018	6,177
	2/11/2019	7,711
Silvia Lagnado	8/7/2018	3,539
	2/11/2019	3,856
Peter Bensen	2/12/2017	12,120	(1)
	3/16/2018	12,353
	2/11/2019	15,421
(1) 35% of these shares vested as a result of the Company’s performance during the 2014-2016 performance period.

OPTION EXERCISES AND STOCK VESTED — FISCAL 2016
	Option awards		Stock awards
Name (a)	Number of shares acquired on exercise (#)(b)	Value realized on exercise ($)(c)	Number of shares acquired on vesting (#)(d)	Value realized on vesting ($)(e)
Stephen Easterbrook	0	0	2,350	287,899
Kevin Ozan	13,007	944,265	2,128	250,955
Douglas Goare	32,230	1,941,253	1,135	133,851
Michael Andres	0	0	532	61,329
Silvia Lagnado	0	0	7,077	843,649
Peter Bensen(1)	129,507	7,333,317	1,746	205,906
David Hoffmann(1)	86,368	2,655,987	655	77,244
(1) Mr. Bensen exercised 114,350 stock options, and Mr. Hoffmann exercised 56,023 stock options, following their respective departures from the Company.

McDonald’s Corporation	49

Executive Compensation

NON-QUALIFIED DEFERRED COMPENSATION — FISCAL 2016
Name (a)	Executive contributions in last FY ($)(b)	(1)	Registrant contributions in last FY ($)(c)	(1)	Aggregate earnings in last FY ($)(d)	Aggregate withdrawals/ distributions ($)(e)	(2)	Aggregate balance at last FYE ($)(f)	(3)
Stephen Easterbrook	123,573		173,002		4,709	0		490,846
Kevin Ozan	213,311		74,659		162,408	0		2,845,530
Douglas Goare	172,204		80,362		254,862	0		3,471,752
Michael Andres	777,950		75,060		66,773	(345,172)		4,035,313
Silvia Lagnado	0		0		0	0		0
Peter Bensen	143,489		100,442		131,096	0		8,530,112
David Hoffmann	54,621		38,234		(48,216)	(19,930)		1,264,318
(1)	Represents salary deferrals which are also reported as compensation for 2016 in the Summary Compensation Table.
(2)	The amount for Mr. Andres reflects his deferred compensation plan account balance prior to his rejoining the Company, and the payments are being made in accordance with the required schedule. The amount for Mr. Hoffmann reflects the balance paid upon his resignation.
(3)	Includes the following aggregate amounts reported in the Summary Compensation Table in prior years:

Stephen Easterbrook	$187,586
Kevin Ozan	$95,900
Douglas Goare	$532,385
Michael Andres	$0
Silvia Lagnado	$0
Peter Bensen	$5,407,557
David Hoffmann	$299,834

DEFERRED COMPENSATION PLAN
Effective January 1, 2017, the Company’s Excess Benefit and Deferred Bonus Plan was renamed the Deferred Compensation Plan (Deferred Plan). The Deferred Plan is a non tax-qualified, unfunded deferred compensation plan that allows senior management and certain highly compensated staff employees to: (i) make tax-deferred contributions from their salary, STIP and, for performance periods beginning prior to January 1, 2017, Cash LTIP awards; and (ii) receive Company matching contributions (on deferrals of salary and STIP awards only), in excess of the Internal Revenue Service (IRS) limits under the Company’s 401k Plan.

At the time of deferral, participants may elect to receive distributions either in a lump-sum or in regular installments over a period of up to 15 years following separation from service. Commencement of distributions are delayed for six months following separation from service.

Deferrals are nominally invested in investment options selected by participants and are credited with a rate of return based on the investment option(s) selected. The investment options are currently based on returns of the 401k Plan’s Capital Preservation Fund, Large Cap Equity Index Fund, and the Company’s Common Stock Fund.

SUPPLEMENTAL PROFIT SHARING AND SAVINGS PLAN
Prior to the adoption of the Excess Benefit and Deferred Bonus Plan in 2005, the Company’s Supplemental Profit Sharing and Savings Plan (Supplemental Plan) allowed participants to defer compensation in excess of the IRS limits that applied to the 401k Plan. The Supplemental Plan allowed deferrals of salary and all or a portion of cash incentives as well as Company contributions on deferrals of salary and STIP. At the end of 2004, the Company froze the Supplemental Plan. The investment options for existing accounts under the Supplemental Plan are identical to those under the Deferred Plan. A participant may elect to have distributions in a single lump-sum, in installments commencing on a date of the participant’s choice or in an initial lump-sum payment with subsequent installment payments.

50	2017 Proxy Statement

Executive Compensation

Distributions may commence in the year following termination or any later date and must be completed within 25 years. If the participant does not file a distribution election in the year of termination, the participant’s entire Supplemental Plan balance is paid out in cash in the calendar year following termination. In-service and hardship withdrawals are permitted subject to certain conditions.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL
Our NEOs are entitled to certain payments and benefits in connection with a termination of employment or change in control followed by termination of employment, as described below. Post-termination arrangements for Messrs. Andres, Bensen, and Hoffmann, who were either not employed with the Company on December 31, 2016 or who retired on that date, are discussed separately at the end of this section.

TERMINATION OF EMPLOYMENT

SEVERANCE PLAN

Messrs. Easterbrook, Ozan, Goare and Ms. Lagnado would have received severance benefits under the McDonald’s Corporation Severance Plan (Severance Plan) if they were terminated by the Company without “cause,” due to a reduction in work force or job elimination on December 31, 2016. The Severance Plan excludes severance benefits in the event of termination for performance reasons.

The applicable benefits consist of a lump-sum payment with respect to severance pay, based on final salary, and a continued subsidy of medical and dental benefits. Amounts are based on position and length of service. In addition, in a covered termination, each eligible NEO would receive prorated STIP and Cash LTIP payments based on actual performance (and paid at the same time payments are made to other participants), unused sabbatical leave, and transitional assistance. Payments would be delayed for six months following termination of employment to the extent required under Code Section 409A.

The value of the benefits that would have been payable to eligible NEOs under the Severance Plan, assuming a covered termination of employment on December 31, 2016, are set forth below.

Name	Salary continuation ($)	Benefit continuation ($)	Cash LTIP ($)	Other (sabbatical and transition assistance) ($)	Total ($)
Stephen Easterbrook	650,000	2,591	2,126,543	25,000	2,804,134
Kevin Ozan	511,538	3,787	383,333	119,692	1,018,351
Douglas Goare	685,000	17,670	390,000	12,000	1,104,670
Silvia Lagnado	309,000	6,842	195,972	12,000	523,814

STOCK OPTIONS

Unvested options are generally forfeited on termination of employment, with vested options remaining outstanding and exercisable for 90 days, except on termination for “cause.”

If the NEO qualifies for favorable treatment (by satisfying the conditions for retirement or “special circumstances,” which includes termination by the Company without “cause,” and agreeing to the restrictive covenants), the options continue to become exercisable on the originally scheduled dates and remain exercisable for an extended post-termination exercise period (the full term of the option in the case of retirement and for a lesser period in the case of “special circumstances”), as applicable. If a NEO terminates employment as a result of death or disability, the options vest upon termination and remain exercisable for an extended post-termination exercise period. If a NEO violates a restrictive covenant following termination, the Company may cancel any outstanding options. Further, if a NEO terminates employment for any reason other than death or disability, all options granted in the last 12 months are generally forfeited upon termination, although the Company may elect to waive that forfeiture.

McDonald’s Corporation	51

Executive Compensation

RSUs

Unvested RSUs are generally forfeited on termination of employment. As discussed on page 40, the Company’s practice generally is to grant NEOs RSUs subject to performance-based vesting conditions. In the case of certain termination events (including retirement and termination by the Company without “cause”), generally NEOs are entitled to full or pro-rata vesting with respect to their unvested RSUs; however, performance-based RSUs are not accelerated on termination of employment and vesting remains subject to the satisfaction of the applicable performance conditions, which is determined following completion of the performance period. Further, if a NEO terminates employment for any reason other than death or disability, all RSUs granted in the last 12 months are generally forfeited upon termination, although the Company may elect to waive that forfeiture. Further, the Committee may waive the achievement of performance goals on death or disability. With respect to the performance-based RSUs held by our NEOs, we are not able to calculate the hypothetical value that each NEO could have realized as a result of a termination of employment, as vesting is based not only on the portion of the vesting period in which the NEO remained employed, but also on the Company’s actual performance through the entire performance period.

Mr. Ozan held service-based RSUs, which were granted to him prior to his promotion to Corporate Executive Vice President and CFO. If Mr. Ozan were terminated by the Company on December 31, 2016, he would have realized a value of $249,526 as a result of the accelerated pro-rata vesting of these RSUs. If Mr. Ozan retired on December 31, 2016, he would have realized a value of $256,586. In each case, amounts are based on the closing price of the Company’s common stock on December 30, 2016.

Per the terms of her sign-on arrangement, Ms. Lagnado was granted service-based RSUs. In the event Ms. Lagnado’s employment is involuntarily terminated by the Company without cause prior to the vesting date of this award, she will vest in a pro-rata portion of the RSUs granted based on the number of months worked during the vesting period, with a minimum prorated vesting equal to 6 months of service. If Ms. Lagnado’s employment had been involuntarily terminated by the Company on December 31, 2016, she would have realized a value of $669,217.

CHANGE IN CONTROL
A “change in control” is generally defined as either (i) the acquisition of 20% or more of our common stock or voting securities by a single purchaser or a group of purchasers acting together; (ii) the incumbent members of the Board cease to constitute at least a majority of the Board as a result of an actual or threatened election contest; (iii) a significant merger or other business combination involving the Company; or (iv) a complete liquidation or dissolution of the Company.

SEVERANCE PLAN PAYMENTS

Following a change in control, Messrs. Easterbrook, Ozan, and Goare and Ms. Lagnado would be entitled to payments under the Severance Plan as described above in the event their employment is terminated and they otherwise qualify for the payments and benefits thereunder. In addition, each NEO would have been entitled to a prorated Cash LTIP payment following a change in control based on actual performance through the date of the change in control for the year ended December 31, 2016. Assuming that a change in control occurred on December 31, 2016, the NEOs would have been entitled to the following Cash LTIP payments: Messrs. Easterbrook: $3,473,514; Ozan: $626,625; and Goare: $651,690; and Ms. Lagnado: $327,470, based on actual performance through such date.

CHANGE IN CONTROL AGREEMENT

The Company no longer has any change in control agreements.

Prior to his retirement, the Company was party to a change in control agreement with Mr. Bensen, which provided for: (i) a lump-sum cash payment equal to three times the sum of his salary, target annual bonus and contribution received under the Company’s deferred compensation plan; (ii) a pro-rata portion of the annual bonus based upon actual performance, reduced (but not below zero) by any portion of the annual bonus for that year previously paid to him, if any; (iii) a lump-sum payment equal to continued medical, life insurance, fringe and other benefits for three years after the termination; and (iv) a lump-sum cash payment for any accrued sabbatical leave. Mr. Bensen’s receipt of these benefits would have been subject to execution of an agreement that included restrictive covenants and a release of claims. Payment of these benefits would have been delayed for six months to the extent required under Code Section 409A. Mr. Bensen was also entitled to be reimbursed for excise tax payments that were considered to be contingent upon a change in control if the aggregate after-tax amount of benefits was at least 110% of what he would receive if benefits were reduced to a level that would not be subject to excise taxes. This agreement expired upon Mr. Bensen’s retirement.

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TREATMENT OF EQUITY AWARDS UPON A CHANGE IN CONTROL

Under the Company’s 2012 Omnibus Stock Ownership Plan (2012 Plan), upon a change in control, outstanding unvested options and RSUs will be replaced by equivalent awards based on publicly-traded stock of the successor entity. The replacement awards will vest and become exercisable (in the case of options) or be paid out (in the case of service-based RSUs) if the grantee’s employment is terminated for any reason other than “cause” within two years following the change in control. In addition, if employment is terminated other than for “cause” within two years following the change in control, all options will remain outstanding for not less than two years following termination or until the end of the original term, if sooner.

If the awards are not replaced (e.g., because the acquirer does not have publicly-traded securities) or if the Committee so determines, vesting will be accelerated. RSUs would vest (performance-based RSUs at target) and be paid out upon a Code Section 409A change in control; otherwise, the RSUs would be paid out on the originally scheduled payment date or, if earlier, on the NEO’s death, disability or termination of employment, subject to any required delay under Code Section 409A. Terminations initiated by the NEO will not result in accelerated vesting of replacement awards.

If a change in control had occurred on December 31, 2016 and either (i) the outstanding options and RSUs held by the NEOs could not be replaced or (ii) the Committee so determined, assuming that the transaction met the applicable definition of a change in control under the 2012 Plan and Code Section 409A: (i) options would have vested and (ii) RSUs would have vested and been paid out immediately (performance-based RSUs at target). The awards held by the NEOs as of December 31, 2016 are set forth in the Outstanding Equity Awards at 2016 Year-end table on pages 48 and 49.

The table below summarizes the value of the change in control payments that the NEOs could have received based on: (i) in the case of options, the “spread” between the exercise price and the closing price of the Company’s common stock on December 30, 2016 (the last trading day in 2016) and (ii) in the case of RSUs, the target number of shares, multiplied by the closing price of the Company’s common stock on December 30, 2016. The table sets forth the hypothetical value that the NEOs could have realized as a result of the accelerated equity awards, based on these assumptions. If there was no change in control, the amounts shown would have vested over time, subject to continued employment and, with respect to the RSUs, subject to performance-based vesting conditions.

Named executive officer	Stock options (closing price on 12/30/16 minus exercise price) ($)	RSUs (target number of shares multiplied by closing price on 12/30/16) ($)	Total ($)
Stephen Easterbrook	5,840,842	10,159,968	16,000,810
Kevin Ozan	1,251,132	2,311,950	3,563,082
Douglas Goare	1,800,123	2,817,818	4,617,941
Silvia Lagnado	484,128	1,630,074	2,114,202

DEFERRED COMPENSATION
Following separation from service for any reason, the NEOs will receive distributions from their accounts under the Deferred Plan and the Supplemental Plan in accordance with their elected distribution schedules, as described on page 50.

POST-TERMINATION ARRANGEMENTS FOR MESSRS. ANDRES, BENSEN AND HOFFMANN
In connection with Mr. Andres’ retirement on December 31, 2016, Mr. Andres received a 2016 STIP of $1,080,720 and also received $20,560 of a continued subsidy of health benefits for 18 months and $12,500 towards retirement planning. In connection with Mr. Bensen’s retirement in September, 2016, Mr. Bensen received a prorated 2016 STIP of $1,601,457 and $150,000 in lieu of untaken sabbatical, both of which were paid in March 2017. Mr. Bensen also received $20,618 of a continued subsidy of health benefits for 18 months and $12,500 towards retirement planning. As described in further detail on page 41, the Committee waived certain notice and service requirements for both Messrs. Andres and Bensen pursuant to their 2016 RSU and option awards in exchange for an extended non-compete provision. As a result, each executive will vest in all outstanding RSU awards, subject to the original performance-based vesting schedule and each will continue to vest in his outstanding options subject to their original vesting schedule. Outstanding options will remain outstanding until their original expiration dates. Mr. Hoffmann did not receive any additional payments and forfeited all unvested equity awards in connection with his departure from the Company.

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Executive Compensation

PROPOSAL NO. 2	Advisory vote to approve executive compensation

The Company is asking its shareholders to approve, on an advisory basis and as required pursuant to Section 14A of the Securities Exchange Act of 1934, the compensation awarded to the named executive officers for 2016, as described in the Executive Compensation section, beginning on page 34, which includes the Compensation Discussion and Analysis (CD&A) and the compensation tables and related narrative discussion.

As fully described in the CD&A, the Company’s executive compensation program is designed to support our business initiatives, align the interest of our executives with those of shareholders, and strongly link pay and performance. The Company believes its compensation program appropriately incentivizes executives through a mix of short- and long-term plans that reflect measurable, rigorous performance goals closely aligned with Company strategy.

In 2016, the Company’s turnaround efforts yielded strong results that support the above-target payouts under our annual cash incentive plan. However, as a result of performance challenges in prior years, payouts under the long-term plans were significantly below target levels. The Company believes that these pay outcomes demonstrate the appropriate mix of both short- and long-term plans as well as the rigorous target-setting process that highlights the program’s success in aligning pay and performance.

The Board believes that the Company’s executive compensation program appropriately incentivizes strong operational and financial performance in both the current year and over the long-term, thereby aligning the interests of executives with the interests of shareholders.

The Board of Directors recommends that shareholders vote FOR the approval, on an advisory basis, of the compensation awarded to McDonald’s named executive officers for 2016, as disclosed under SEC rules, including the Compensation Discussion and Analysis and the compensation tables and related narrative discussion included in this Proxy Statement.

PROPOSAL NO. 3	Advisory vote on the frequency of future advisory votes to approve executive compensation

In addition to providing shareholders with the opportunity to cast an advisory vote to approve executive compensation, the Company is also asking its shareholders to provide an advisory, nonbinding vote on how frequently the advisory vote to approve executive compensation should be presented to shareholders, as required pursuant to Section 14A of the Securities Exchange Act of 1934. You may vote your shares to have the advisory vote held annually, every two years or every three years, or you may abstain.

After careful consideration of this proposal, the Board recommends an annual vote. When the Company’s shareholders last voted on this matter, a majority of shareholders voted in favor of an annual vote, and the Board adopted an annual frequency for executive compensation advisory votes. The Company respects the shareholders’ preference, and the Board believes that an annual frequency vote will allow shareholders to provide the Company with their input on the Company’s compensation philosophy, policies and practices as disclosed in the Proxy Statement every year.

While this vote is advisory and not binding on the Company, the Board expects to take into account the outcome of the vote, along with other relevant factors, when considering how frequently to present future advisory votes to approve executive compensation.

The Board of Directors recommends that shareholders vote in favor of the option of advisory votes every ONE YEAR to approve executive compensation.

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Executive Compensation

PROPOSAL NO. 4	Approval of the material terms of the performance goals for awards under the McDonald’s Corporation 2012 Omnibus Stock Ownership Plan

The Company is asking its shareholders to approve the material terms of the performance goals (Performance Goals) for awards under the McDonald’s Corporation 2012 Omnibus Stock Ownership Plan (Plan). We are not amending or altering the Performance Goals or any other provision of the Plan.

BACKGROUND

Section 162(m) of the Internal Revenue Code (Section 162(m)) limits the deductibility of certain executive compensation paid to the Company’s Chief Executive Officer and the three highest compensated executive officers (other than the Chief Financial Officer), as determined pursuant to the executive compensation disclosure rules under the Securities Exchange Act of 1934. These executive officers are referred to as covered employees. An exemption from this limitation (the Performance Exception) applies to “performance-based” compensation as defined in the regulations under Section 162(m).

The Plan gives the Board’s Compensation Committee (Committee) the ability to grant equity incentive awards based upon the achievement of Performance Goals during specified periods that are designed to qualify for the Performance Exception, assuming the regulatory requirements are satisfied. One of the requirements under the Performance Exception is shareholder approval of the Performance Goals pursuant to which compensation is paid. The regulations under Section 162(m) require that, in order for awards under the Plan to qualify for the Performance Exception, shareholders must approve the material terms of the applicable Performance Goals every five years. The Performance Goals for awards under the Plan were last approved by shareholders on May 24, 2012. Therefore, the Company is asking for your approval of the Performance Goals again this year.

Nothing in the Plan or this Proxy Statement is intended to guarantee that the Company will always seek to ensure that its compensation qualifies as performance-based compensation, and no guarantee can be given that the terms of the Plan do in fact comply with the requirements for performance-based compensation, as they exist today or as they may change from time to time.

MATERIAL TERMS OF PERFORMANCE GOALS

PERFORMANCE MEASURES
For awards (other than stock options and stock appreciation rights) intended to qualify for the Performance Exception, the Performance Goals shall be based upon the attainment of specified levels of performance with respect to one or more of the following measures, applied to the Company as a whole or to any subsidiary, division or other unit of the Company: revenue; operating income; net income; basic or diluted earnings per share; return on revenue; return on assets; return on equity; return on total capital; total shareholder return; or any other measure of financial performance that can be determined pursuant to U.S. generally accepted accounting principles. These Performance Goals may be absolute or relative to the performance of one or more other companies comparable to the Company or of an index covering multiple companies. In establishing Performance Goals, the Committee may specify that there shall be excluded the effect of restructuring charges, discontinued operations, extraordinary items, cumulative effects of accounting changes, and other unusual or nonrecurring items, and asset impairment and the effect of foreign currency fluctuations, in each case as those items are defined under generally accepted accounting principles and provided in each case that such excluded items are objectively determinable by reference to the Company’s financial statements, notes to the Company’s financial statements and/or management’s discussion and analysis in the Company’s financial statements.

ELIGIBLE EMPLOYEES
The Plan may be used to grant performance-based awards to any employee of McDonald’s and its subsidiaries. Officers, other employees and non-employee directors of the Company and its subsidiaries are eligible to participate in the Plan, in the sole discretion of the Committee. As of December 31, 2016, approximately 375,000 employees, including the Company’s executive officers, and all non-employee directors were eligible to participate in the Plan, with approximately 200 officer level employees receiving awards with Performance Goals in recent years. The Committee anticipates that a comparable number of individuals will be selected for awards in the future.

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Executive Compensation

MAXIMUM AWARDS
Subject to the adjustment provisions included in the Plan, the maximum number of shares that may be granted to any grantee in any one-year period in the form of stock options or stock appreciation rights is 2,000,000 and the maximum number of shares that may be granted to any grantee in any one-year period in the form of restricted stock or other stock-based awards, in each case that are performance-based compensation awards under Section 162(m), is 500,000.

SUMMARY DESCRIPTION OF THE PLAN

AWARDS
The Plan provides for the granting of stock options, restricted stock units, stock bonuses, dividend equivalents and other stock-based awards. The closing price for the common stock on the New York Stock Exchange on March 1, 2017 was $129.05.

PLAN ADMINISTRATION
The Plan is administered by the Committee. Subject to the terms of the Plan, the Committee may delegate certain of its administrative responsibilities, and its powers may also be exercised by the full Board. Subject to the Plan, the Committee has the authority to administer the Plan, including the right to: approve the persons to whom, and the times when, awards are to be granted, as well as the type, size and terms of such awards and to modify such grants; interpret the Plan; accelerate the exercisability of and waive the restrictions and conditions applicable to, awards; and extend the time during which awards may be exercised (but not beyond 10 years).

AMENDMENT AND TERMINATION
The Plan and awards under it may be amended by our Board or the Committee, subject to shareholder approval if required by applicable law or stock exchange rules or to the extent the Board or the Committee seeks to amend the option repricing prohibition including in the Plan. No amendment may adversely affect outstanding awards without the consent of the affected grantee, unless the amendment does not materially decrease the value of the awards or is made to comply with applicable law, stock exchange rules or accounting rules. Moreover, in no event may any award be amended in any manner that would cause it to cease to qualify for the Performance Exception. The Plan will terminate on the 10th anniversary of its effective date, unless terminated earlier by the Board.

NEW PLAN BENEFITS
Because the grant of awards pursuant to the Plan is within the discretion of the Committee, it is not possible to determine the awards that will be made under the Plan. Please see the “2016 Summary Compensation Table” and “2016 Grants of Plan-Based Awards Table” for the grant date fair values of the equity-based awards granted to our named executive officers during 2016. In addition, during 2016, all executive officers of the Company as a group (including the current named executive officers) were granted awards under the Plan with aggregate share targets of 657,851 shares.

The foregoing summary is qualified in its entirety by the full text of the Plan. The Plan is not part of this Proxy Statement. A copy of the Plan is available on the Company’s website at http://corporate.mcdonalds.com/mcd/investors.html, by clicking on “2017 Proxy Statement,” and the Securities and Exchange Commission’s website at www.sec.gov, where it is an exhibit to an electronic version of this Proxy Statement. We will provide you with a copy without charge if you call McDonald’s Corporation Shareholder Services at 800-228-9623, or write to us at McDonald’s Corporation, Shareholder Services, Department 720, One McDonald’s Plaza, Oak Brook, IL 60523-1928. Copies of the Plan will also be available at the Annual Shareholders’ Meeting.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The following describes the principal United States federal income tax consequences related to options granted under the Plan.

Non-qualified Options. A grantee will not be subject to tax at the time a non-qualified option is granted, and no tax deduction is then available to the Company. Upon the exercise of a non-qualified option, an amount equal to the difference between the option price and the fair market value of the shares acquired on the date of exercise will be included in the grantee’s ordinary income and the Company will generally be entitled to deduct the same amount. Upon disposition of shares acquired upon exercise, appreciation or depreciation after the date of exercise will be treated by the grantee or transferee of the non-qualified option as either capital gain or capital loss.

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Executive Compensation

Incentive Stock Options. A grantee will not be subject to tax, and no tax deduction is available to the Company, at the time an incentive stock option is granted or exercised; however, the excess of the fair market value of the shares received upon exercise of the incentive stock option over the option price on the date of exercise is included in the grantee’s alternative minimum taxable income subject to the alternative minimum tax. Upon disposition of the shares acquired upon exercise of an incentive stock option, capital gain or capital loss will generally be recognized in an amount equal to the difference between the sale price and the option price, as long as the grantee has not disposed of the shares within two years of the date of grant or within one year from the date of exercise. If the grantee disposes of the shares without satisfying the holding period (a disqualifying disposition), the grantee will recognize ordinary income at the time of the disqualifying disposition to the extent of the difference between the option price and the fair market value of the shares on the date the incentive stock option is exercised, or the amount realized on such disqualifying disposition (if less). Any remaining gain or loss is treated as a capital gain or capital loss.

The Company is not entitled to a tax deduction upon either the exercise of an incentive stock option or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the grantee recognized ordinary income in a disqualifying disposition.

THE BOARD’S RECOMMENDATION

The Board believes that the approval of the material terms of the Performance Goals under the Plan will permit the Committee to continue to grant performance-based equity incentive awards designed to qualify for the Performance Exception to those employees upon whose judgment and efforts the Company is largely dependent for the successful conduct of its operations. The Board believes that this is in the best interest of the Company.

If shareholders do not approve the material terms of the Performance Goals, management and the Committee will examine all of the available alternatives, including, but not limited to, granting equity compensation that does not qualify for the Performance Exception.

The Board of Directors recommends that shareholders vote FOR the approval of the material terms of the Performance Goals for awards under the McDonald’s Corporation 2012 Omnibus Stock Ownership Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about the Company’s equity compensation plans as of December 31, 2016. All outstanding awards relate to the Company’s common stock. Shares issued under all of the following plans may be from the Company’s treasury, newly issued or both.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	23,430,608(1)	$92.40	34,112,990
Equity compensation plans not approved by security holders	—	—	—
Total	23,430,608	$92.40	34,112,990

(1)	Includes 8,407,342 options granted under the McDonald’s Corporation 2001 Omnibus Stock Ownership Plan and 13,102,849 options and 1,920,417 restricted stock units granted under the McDonald’s Corporation 2012 Omnibus Stock Ownership Plan.

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AUDIT & FINANCE COMMITTEE MATTERS

AUDIT & FINANCE COMMITTEE REPORT

The role of the Audit & Finance Committee is to assist the Board of Directors in fulfilling its responsibility to oversee the Company’s financial reporting process. Management is primarily responsible for the Company’s financial statements, including the Company’s internal control over financial reporting. Ernst & Young LLP (Ernst & Young), the Company’s independent auditor, is responsible for performing an audit of the Company’s annual consolidated financial statements in accordance with generally accepted accounting principles and for issuing a report on those statements. Ernst & Young also reviews the Company’s interim financial statements in accordance with applicable auditing standards. The Audit & Finance Committee oversees the Company’s financial reporting process and internal control structure on behalf of the Board of Directors. The Audit & Finance Committee met regularly with Ernst & Young and the head of internal audit, both privately and with management present, during 2016.

In fulfilling its oversight responsibilities, the Audit & Finance Committee reviewed and discussed with management and Ernst & Young the audited and interim financial statements, including Management’s Discussion and Analysis, included in the Company’s Reports on Form 10-K and Form 10-Q.

In connection with its review of the Company’s annual consolidated financial statements, the Audit & Finance Committee also discussed with Ernst & Young other matters required to be discussed with the auditor under Auditing Standard 1301, as modified or supplemented (communication with audit committees), and those addressed by Ernst & Young’s written disclosures and its letter provided under the applicable requirements of the Public Company Accounting Oversight Board, as modified or supplemented (independence discussions with audit committees).

The Audit & Finance Committee is responsible for the engagement of the independent auditor and appointed Ernst & Young to serve in that capacity during 2016 and 2017. In that connection, the Audit & Finance Committee reviewed Ernst & Young’s independence from the Company and management, including Ernst & Young’s written disclosures described above.

Based on the reviews and discussions referred to above, the Audit & Finance Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

Respectfully submitted,

The Audit & Finance Committee

John Mulligan, Chair
Lloyd Dean
Margaret Georgiadis
Walter Massey
Sheila Penrose

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Audit & Finance Committee Matters

POLICY FOR PRE-APPROVAL OF AUDIT AND PERMITTED
NON-AUDIT SERVICES

The Audit & Finance Committee has a policy for the pre-approval of all audit and permitted non-audit services to be provided to the Company by its independent auditor. The Audit & Finance Committee may pre-approve engagements on a case-by-case basis or on a class basis if the relevant services are predictable and recurring.

Pre-approvals for classes of services are granted at the start of each fiscal year and are applicable for the year. In considering these pre-approvals, the Audit & Finance Committee reviews a description of the scope of services falling within each class and imposes budgetary estimates that are largely based on historical costs. Any audit or permitted non-audit service that is not included in an approved class, or for which total fees are expected to exceed the relevant budgetary estimate, must be pre-approved on an individual basis. Pre-approval of any individual engagement may be granted not more than one year before commencement of the relevant service. Pre-approvals of services that may be provided over a period of years must be reviewed for renewal each year.

The Chief Accounting Officer monitors services provided by the independent auditor and overall compliance with the pre-approval policy. The Chief Accounting Officer reports periodically to the Audit & Finance Committee about the status of outstanding engagements, including actual services provided and associated fees, and must promptly report any noncompliance with the pre-approval policy to the Chair of the Audit & Finance Committee.

In accordance with the policy, all services provided to the Company by Ernst & Young in 2015 and 2016 were pre-approved by the Audit & Finance Committee.

The policy is available on the Company’s website at http://corporate.mcdonalds.com/mcd/investors/corporate-governance/ governance-principles-policies-and-guidelines.html.

AUDITOR FEES AND SERVICES

The following table presents fees billed for professional services rendered for the audit of the Company’s annual financial statements for 2016 and 2015 and fees paid for other services provided by our independent auditor in those years:

(In millions)	2016	2015
Audit fees(1)	$12.0	$11.0
Audit-related fees(2)	1.7	0.5
Tax fees(3)	0.5	0.8
Total	$14.2	$12.3
(1)	Fees for services associated with the annual audit (including internal control reporting), statutory audits required internationally, reviews of Quarterly Reports on Form 10-Q and accounting consultations.
(2)	Fees for employee benefit plan audits and certain attestation services not required by statute or regulation. 2016 also includes audit-related fees associated with the Company’s refranchising related initiatives.
(3)	Primarily fees for tax compliance in various international markets.

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Audit & Finance Committee Matters

PROPOSAL NO. 5	Advisory vote to approve the appointment of Ernst & Young LLP as independent auditor for 2017

The Audit & Finance Committee is directly responsible for the appointment, compensation, retention, evaluation and termination of the independent external audit firm. The Committee has appointed Ernst & Young LLP as the Company’s independent external audit firm for 2017. In executing its responsibilities, the Committee engages in a thorough annual evaluation of Ernst & Young’s qualifications, performance and independence. Among other things, the Committee is informed by results of a comprehensive assessment survey of the firm by senior financial personnel from the Company’s headquarters and largest global markets, and discusses opportunities for improvement with the lead audit partner. The Committee has sole authority to approve all engagement fees to be paid to Ernst & Young. In assessing independence, the Committee reviews the fees paid, including those related to non-audit services, and annually reviews compliance with the Company’s Hiring Policy for Employees of External Audit Firm and Its Affiliates. The Committee regularly meets with the lead audit partner without members of management present, and in executive session with only the Committee members present, which provides the opportunity for continuous assessment of the firm’s effectiveness and independence and for consideration of rotating audit firms.

Ernst & Young or its predecessor, Arthur Young & Company, has been retained as the Company’s external audit firm continuously since 1964. In accordance with SEC rules and Ernst & Young policies, the firm’s lead engagement partner rotates every five years. The Audit & Finance Committee and its Chairman are directly involved in the selection of Ernst & Young’s lead engagement partner.

The Audit & Finance Committee and the Board of Directors believe that the continued retention of Ernst & Young LLP to serve as the Company’s independent external audit firm for 2017 is in the best interests of the Company and its shareholders, and the Board is asking shareholders to approve this appointment. A representative of the firm is expected to attend the Annual Shareholders’ Meeting and will be available to answer shareholders’ questions and have the opportunity to make a statement. If shareholders do not approve the appointment of Ernst & Young, the Audit & Finance Committee will reconsider the appointment.

The Board of Directors recommends that shareholders vote FOR the appointment of Ernst & Young LLP as independent auditor for 2017.

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SHAREHOLDER PROPOSALS

The text of the shareholder proposals and supporting statements appear exactly as received by the Company unless otherwise noted. All statements contained in the shareholder proposals and supporting statements are the sole responsibility of the respective proponent(s). The shareholder proposals may contain assertions about the Company or other matters that the Company believes are incorrect, but the Company has not attempted to refute all such assertions. All website links included in the shareholder proposals, supporting statements and statements in opposition are not part of the Proxy Statement. The Board recommends a vote against all of the shareholder proposals based on the reasons set forth in the Board’s statements in opposition following each shareholder proposal.

The name and share ownership of each proponent of a shareholder proposal is set forth below. The address of each proponent, and the name and share ownership of any co-filer, are available, and will be provided promptly, upon request by calling 1-630-623-2553 or by sending a request to McDonald’s Corporation, Shareholder Services, Department 720, One McDonald’s Plaza, Oak Brook, IL 60523.

PROPOSAL NO. 6	Advisory vote on a shareholder proposal requesting a change to the vote-counting standard for shareholder proposals.

The Equality Network Foundation, represented by Investor Voice, SPC, has notified the Company that it intends to submit the following proposal at this year’s Annual Shareholders’ Meeting. As explained below, the Board recommends that you vote AGAINST this shareholder proposal. The proponent states that it beneficially owns 30 shares of McDonald’s common stock, and there were 816,753,115 shares outstanding as of the record date.

The proponent is responsible for the content of the following proposal, for which the Company and the Board accept no responsibility:

SHAREHOLDER PROPOSAL
RESOLVED:

McDonald’s Corporation (“McDonald’s”) shareholders ask the Board to take or initiate steps to amend Company governing documents to provide that all non-binding matters presented by shareholders shall be decided by a simple majority of the votes cast FOR and AGAINST an item. This policy would apply to all such matters unless shareholders have approved higher thresholds, or applicable laws or stock exchange regulations dictate otherwise.

SUPPORTING STATEMENT:
This proposal seeks transparency, clarity, and understanding around how informed stockholders vote on shareholder proposals. In voting, the Oxford English dictionary defines “Abstain” as:

To formally decline to vote either FOR or AGAINST a proposal…
A “simple majority” formula, therefore, includes votes cast FOR and AGAINST (but not abstentions). It provides the most democratic, clear, and accurate picture of the intent of shareowners who are both informed and decided, while excluding the votes of those who, by definition, have declined to express an opinion.

When voters choose to mark ABSTAIN (whether they are confused, disinterested, or lack time to become fully informed), it is apparent their votes should be regarded as neither FOR nor AGAINST a proposal.

●	A majority of McDonald’s peers choose “simple majority”.

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Shareholder Proposals

However, McDonald’s unilaterally counts ABSTAIN votes as if AGAINST every shareholder proposal. ‘Notice’ of this Company decision is buried on page 65 of 2016’s 67-page proxy.

●	Is it reasonable for McDonald’s to assert it knows the will of undecided voters (and to artificially construe abstentions in favor of management)?

Companies often write as if the Delaware “default standard” (which includes abstentions) is obligatory. However, Delaware does not mandate this formula - it is merely assigned when companies make no other election.

Research demonstrates that the so-called ‘default’ formula systematically disadvantages shareholders:
http://bit.ly/Voting-Research_Corporate-Secretary.

How? Counting abstentions:

●	Depresses the appearance of support for stockholder concerns.
When abstaining shareholders decline to express an opinion, but instead are treated as if they voted AGAINST a proposal, the tally is reduced and McDonald’s benefits (because it routinely opposes stockholder proposals).
●	Subverts vote outcomes. Historically, these practices have allowed companies to describe numerous true majority votes on shareholder proposals as, instead, having ‘failed’.
●	Distorts communication.
Annual meetings offer the sole opportunity for most shareholders to communicate with Boards. Counting abstentions as de facto votes AGAINST shareholder proposals, management changes the outcome and the perception of support for stockholder concerns.

McDonald’s proxy falsely headlined that “McDonald’s Vote-Counting Methodology Applies Equally to Management and Shareholder Proposals.” This is factually untrue because management-sponsored director elections (where management prefers the appearance of strong support) excludes abstentions.

Because the pertinent focus here involves shareholder proposals that are non-binding, the Company’s stated arguments are essentially not applicable, and the higher-value considerations of transparency, accuracy, and fairness (so vital to elections), should prevail.

For reasons like these, the Council of Institutional Investors formally declares: “...abstentions should be counted only for purposes of a quorum.”

THEREFORE:	Support fairness, accuracy, and good governance at McDonald’s - vote FOR simple majority voting on non-binding shareholder proposals.

THE BOARD’S STATEMENT IN OPPOSITION
The Board recommends voting AGAINST this proposal. The Board regularly reviews the Company’s governance practices, including vote-counting methodologies. Management has engaged with the shareholder proponent on this topic for several years, and the Governance Committee has considered the issue this year, as it has in the past; however, the Board continues to believe that the proposed vote-counting standard is not in the best interests of the Company or its shareholders. Moreover, our shareholders expressed their opposition to this measure by rejecting a nearly-identical proposal last year, receiving support of approximately 12% of votes cast (representing less than 9% of our outstanding shares).

McDonald’s Vote-Counting Methodology is Fair and Consistent with Delaware Law. The Board is committed to strong governance practices, including by facilitating consistency, fairness and transparency in the application of its vote-counting standard. McDonald’s By-laws provide that matters presented to shareholders (except the election of Directors) are approved with the affirmative vote of the majority of shares represented at the Annual Shareholders’ Meeting and entitled to vote on the matter. This standard is consistent with the default provisions of Delaware law for vote counting, which the Board understands are followed by a majority of Delaware corporations in the S&P 500. Under both the Company’s By-laws and Delaware law, abstentions are counted as present and entitled to vote; therefore, the practical effect is that those shares are counted as voting “against” the matter.

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McDonald’s Vote-Counting Methodology Applies Equally to Management and Shareholder Proposals. The Board believes that consistency is critical when applying a vote-counting standard to proposals presented to the Company’s shareholders. As a result, McDonald’s treats abstentions the same way for both management and shareholder proposals. There is no difference—a vote to “abstain” on a particular matter (except the election of Directors) will have the effect of a vote “against” a proposal, whether it is sponsored by management or a shareholder. Therefore, the existing vote-counting methodology does not favor management proposals over the shareholder proposals. They are treated equally. The proposed voting standard, on the other hand, would, in fact, result in disparate treatment of management proposals (except the election of Directors) and shareholder proposals.

McDonald’s Clearly Discloses the Treatment and Effect of Abstentions; Counting Abstentions Honors the Intent of the Shareholders. Shareholders typically have three voting choices for a particular proposal: “for,” “against” and “abstain.” In the Company’s Proxy Statement, McDonald’s clearly describes how each of these voting choices will be treated in tabulating votes, including the counting of abstentions, and when the Company discloses voting results, it reports the raw vote totals for each voting choice. This transparency gives a voice to shareholders who affirmatively choose to vote “abstain.” In fact, proxy voting guidelines published by some shareholders contemplate abstentions under specified circumstances. The proponent’s proposed voting methodology would disregard such abstentions, thus potentially disenfranchising these shareholders. To review the Company’s description of vote counting, including the treatment of abstentions, see “Voting Tabulation” on page 83 of this Proxy Statement.

Supermajority Voting Provisions Eliminated Following 2011 Shareholder Vote. The Board took steps in 2011 to eliminate historic supermajority voting provisions in the Company’s Certificate of Incorporation following significant shareholder feedback. Following shareholder votes in favor of the changes, we eliminated supermajority voting provisions for (i) removal of directors; (ii) mergers; and (iii) amending the Certificate of Incorporation. These steps demonstrated the Board’s responsiveness to shareholder input on the matter of shareholder voting rights and reflect McDonald’s commitment to implementing majority voting standards consistent with a broad set of our shareholders’ views.

A Change in Vote-Counting Methodology is Unnecessary at McDonald’s. The Board notes that there has not been a particularly close voting result on any matter presented to McDonald’s shareholders in the last decade, and our treatment of abstentions has not had any effect on whether such proposals were approved or not. Indeed, the proponent submitted a nearly-identical proposal for our 2016 Annual Shareholders’ Meeting that garnered only 12% support under both the proponent’s proposed voting standard and McDonald’s current standard. The Board prides itself on evaluating and, when appropriate, adapting to emerging corporate governance practices. Whenever any proposal receives a high degree of shareholder support or opposition, even if not enough to determine the voting result, the Board carefully evaluates the issue and engages further with shareholders to discuss the matter. Thus, the Board presently sees this proposal as “a solution in search of a problem.”

In summary, McDonald’s is firmly committed to strong corporate governance practices. The Board believes that our existing standards related to vote tabulation and transparent reporting are fair, consistent and appropriate. They empower and appropriately recognize all shareholders, including those who affirmatively choose to vote “abstain.” For these reasons, implementation of the proponent’s vote-counting standard is neither necessary nor in shareholders’ best interests.

Therefore, your Board of Directors recommends that you vote AGAINST this proposal.

The Board of Directors recommends that shareholders vote AGAINST this proposal.

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Shareholder Proposals

PROPOSAL NO. 7	Advisory vote on a shareholder proposal regarding the threshold to call special shareholder meetings.

John Chevedden has notified the Company that he intends to submit the following proposal at this year’s Annual Shareholders’ Meeting. As explained below, the Board recommends that you vote AGAINST this shareholder proposal. The proponent states that he beneficially owns 50 shares of McDonald’s common stock, and there were 816,753,115 shares outstanding as of the record date.

The proponent is responsible for the content of the following proposal, for which the Company and the Board accept no responsibility:

SHAREHOLDER PROPOSAL

Proposal 7 - Special Shareholder Meetings

Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 15% of our outstanding common stock the power to call a special shareowner meeting. This proposal does not impact our board’s current power to call a special meeting.

Dozens of Fortune 500 companies allow 10% of shares to call a special meeting and this proposal is only asking that 15% of our shares be enabled to call a special meeting. Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. Shareowner input on the timing of shareowner meetings is especially important when events unfold quickly and issues may become moot by the next annual meeting. This is important because there could be 15-months or more between annual meetings.

This proposal is particularly important because we do not have the opportunity to act by written consent. A majority of Fortune 500 companies provide for shareholders to call special meetings and to act by written consent. Perhaps a proxy advisory firm will recommend that companies like ours, with no written consent opportunity for shareholders, in turn allow for 10% or 15% of shareholders to call a special meeting. If our management adopts this proposal it will be one sign that management values our shareholder input.

This proposal is also more important at our company because management seems careless in certain areas of governance practices. GMI Analysis said overburdened (overboarded) and long-tenured Chairman Mr. Hernandez also served on our Audit Committee. In 2015, our company was involved in $1.3 million of related party transactions with Inter-Con Security Systems, where Mr. Hernandez is the president and CEO, as well as a 51% shareholder. McDonald’s corporate headquarters received security services from Inter-Con Security Systems, Inc. There were also related party transactions with entities affiliated with certain directors and executives.

Please vote to enhance shareholder value:
Special Shareowner Meetings - Proposal 7

THE BOARD’S STATEMENT IN OPPOSITION
The Board recommends voting AGAINST this proposal requesting that the Company take steps (unilaterally, if possible) to amend our By-laws with respect to our shareholders’ right to call special meetings. The Board regularly reviews the Company’s governance practices and believes that we have solid and efficient mechanisms in place to allow shareholders to communicate with the Board and bring items to its attention, including at annual and special shareholders’ meetings. Further, for the reasons below, the Board believes that reducing the threshold needed to call a special meeting is not in the best interests of the Company or its shareholders.

Our Shareholders Have a Meaningful Right to Call a Special Meeting. Our By-laws currently provide that shareholders holding 25% or more of our outstanding stock may call a special meeting. After careful consideration and consultation with numerous shareholders, our Board presented, and shareholders approved, this meaningful right in 2012 by a vote of 99%. Since then, shareholders have not identified this threshold percentage as a concern to our Board or to management during our ongoing shareholder outreach and engagement. The Board, therefore, continues to believe that our existing By-law provision is the appropriate mechanism for shareholders to call a special meeting in the event of an extraordinary matter that cannot wait until the next annual meeting.

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Special Meetings Require Substantial Resources; Current Threshold Strikes the Right Balance. Convening a special meeting of shareholders is a significant undertaking that requires a substantial commitment of time and financial resources, particularly given the number of Company shareholders. The Board and management would also be required to divert time from the business to prepare for and conduct the meeting. Because of these burdens and costs, special shareholder meetings should be extraordinary events that occur only when there are urgent and important strategic matters or profound fiduciary concerns. The current threshold strikes the appropriate balance, as it allows for shareholders to call a special meeting when such an extraordinary matter arises, without enabling a small minority of shareholders to call unnecessary meetings for less significant matters. If the proposal were adopted, a small minority of shareholders—potentially with narrow, short-term interests—could call special meetings to present proposals with little likelihood of success, without regard to how the costs and other burdens might impact the Company’s future success or the interests of the vast majority of shareholders.

McDonald’s is Committed to Shareholder Engagement and Sound Governance Practices. Company leaders meet regularly with shareholders to discuss our strategy, operational performance and business practices. We also meet with shareholders throughout the year to share perspectives on corporate governance, executive compensation and sustainability matters, among other topics (see “Shareholder Engagement” on page 31 of this Proxy Statement). We strongly believe that this commitment to ongoing dialogue with our shareholders, together with practices such as annual Director elections, a “proxy access” right for nominating Directors, no supermajority voting provisions, and shareholders’ existing right to call special meetings, protects shareholder rights without the expense and risk associated with a lower special meeting threshold.

For these reasons, the proponent’s new threshold for shareholders to convene a special shareholders’ meeting is neither necessary nor in shareholders’ best interests.

Therefore, your Board of Directors recommends that you vote AGAINST this proposal.

The Board of Directors recommends that shareholders vote AGAINST this proposal.

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Shareholder Proposals

PROPOSAL NO. 8	Advisory vote on a shareholder proposal to issue a class of preferred stock with the right to elect its own Director.

Marco Consulting Group Trust I has notified the Company that it intends to submit the following proposal at this year’s Annual Shareholders’ Meeting. As explained below, the Board recommends that you vote AGAINST this shareholder proposal. The proponent states that it beneficially owns 5,546 shares of McDonald’s common stock, and there were 816,753,115 shares outstanding as of the record date.

The proponent is responsible for the content of the following proposal, for which the Company and the Board accept no responsibility:

SHAREHOLDER PROPOSAL
RESOLVED, that shareholders of McDonald’s Corporation (“McDonald’s” or the “Company”) request that the Board take the necessary steps (including initiating appropriate amendments to the certificate of incorporation and bylaws and excluding those steps that must be taken by shareholders) to adopt a plan to give the Owner/Operators of McDonald’s restaurants who pay royalties to McDonald’s (hereinafter, “Franchisees”) the power to elect one new member of the Board, by issuing to Franchisees shares of a new series of preferred stock (“Franchisee Preferred”), whose holders are entitled to elect the new director (the “Franchisee Director”).

Shareholders request that the Company’s amended governing documents provide that:

(i)	one share of the Franchisee Preferred should be issued to each Franchisee, for each franchised restaurant;
(ii)	consideration for the Franchisee Preferred should be a minimal amount;
(iii)	the Franchisee Preferred should be redeemable by the Company at nominal cost when a Franchisee ceases to own a franchised restaurant;
(iv)	the Franchisee Preferred should entitle the holder to no amount upon liquidation, termination or dissolution of the Company;
(v)	the Franchisee Preferred should not be transferable to anyone other than McDonald’s and should not entitle its holder to vote on any matter other than the election of the new Franchisee Director; and
(vi)	the Franchisee Preferred holders have the authority to nominate and elect the Franchisee Director, who may be required to satisfy director qualifications applicable generally to independent directors.

This proposal should be implemented in a way that does not violate the terms of any existing agreement.

SUPPORTING STATEMENT

Restaurant franchisees create a great deal of value for franchisors and their shareholders. While corporate franchisors provide the overall architecture, marketing and strategic vision for franchisees, franchise restaurants are the main revenue and profit drivers creating shareholder value.

According to McDonald’s 2015 annual report, conventional franchisees operated a combined 30,081 of McDonald’s 36,525 restaurants worldwide. Moreover, the Company provides information on franchised sales in its annual report to shareholders because “management believes they are important in understanding the Company’s financial performance.” McDonald’s acknowledged in the 2015 annual report that “[t]he strength of the alignment among the Company, its franchisees and suppliers ... has been key to McDonald’s long-term success.” Thus, the Company’s relationship with franchisees is critical to long-term shareholder value.

Franchisee representation on McDonald’s Board could help strengthen the alignment between the Company and its franchisees by ensuring that the perspective of franchisees is fairly represented, and would appropriately provide a voice for these critical stakeholders among McDonald’s top policy leadership. Our proposal uses the Franchisee Preferred to provide an independent selection mechanism for the Franchisee Director that would not require membership in any franchisee association or other organization. Our proposed terms of the Franchisee Preferred are intended to provide no financial benefit, such as dividends or a liquidation preference, to holders.

We urge shareholders to vote for this proposal.

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THE BOARD’S STATEMENT IN OPPOSITION
The Board recommends voting AGAINST this proposal requesting that the Company take steps to create a dual-class structure that would give the Company’s franchisees, for a nominal amount, a new class of preferred stock with the power to elect one new member of the Board of Directors without the consent of common shareholders. The Board strongly believes in the fundamental right of shareholders to elect the Company’s Board of Directors. The Board also believes that each Director should represent all shareholders and is opposed to having a separate election of a Director to represent a limited constituency, especially given that the proponent’s scheme would issue shares to individuals with long-term franchising arrangements with the Company. The Board regularly reviews the Company’s governance practices and capital structure and believes that the proposed issuance of preferred stock is not in the best interests of shareholders and the Company.

Shareholders’ Right to Elect All Directors. In keeping with its strong corporate governance practices, the Board believes that each shareholder should be able to cast an annual vote FOR or AGAINST all Director nominees in the Company’s Proxy Statement. The advisory proposal, if implemented, would eliminate shareholders’ right to elect the full Board. As the Board has a fiduciary responsibility to act in the best interests of all shareholders, all shareholders should be enfranchised to elect our Directors.

Independent and Diverse Board. In selecting candidates for Board membership, the Board endeavors to find individuals who, among other things, display the independence of mind and strength of character to effectively represent the best interests of all shareholders. The Company’s Governance Principles define an independent Director as one who is free of any relationship with the Company or its management that may impair, or appear to impair, the Director’s ability to make independent judgments. With a Board currently comprised of 11 independent Directors out of 12, from different professional and personal backgrounds, the Board believes it has achieved its objective. This highly-unusual proposal would give franchisees preferred stock to elect a Director who would likely not be independent due to the direct economic relationship that exists between the Company and franchisees. The Board is against any plan to give one group or constituency the right to elect its own Director to represent limited interests, which could be contrary to the long-term, best interests of shareholders.

Robust Lines of Communication. Our Board receives input and feedback from various stakeholders on an ongoing basis through a variety of channels. Importantly, our President and Chief Executive Officer reports to the Board at each of its meetings, sharing an important Company perspective as well as viewpoints from a variety of stakeholders, including our global network of franchisees. The Directors also have direct engagement with franchisees - for example, at the Company’s Worldwide Convention, market visits and as customers at their local McDonald’s. Moreover, all stakeholders are able to communicate directly with the Board (see “Communications with the Board of Directors and non-management Directors” on page 80 of this Proxy Statement). The proponent’s desire to have one constituency share its perspective with the Board vis-à-vis a new class of preferred stock and its own elected Director is extreme and unnecessary in light of the existing robust lines of communication that promote alignment among the Board, management and franchisees.

In summary, the Board is proud of its governance practices and is firmly committed to a strong and independent Board of Directors that serves the interests of all shareholders, and not, in fact or appearance, any particular constituency’s specified interests. Moreover, there are well-established lines of communication through which our franchisees, shareholders and other stakeholders share their views with our Board. For these reasons, the creation of a new class of preferred stock with the right to elect its own Director is neither necessary nor in the best interests of the shareholders or the Company.

Therefore, your Board of Directors recommends that you vote AGAINST this proposal.

The Board of Directors recommends that shareholders vote AGAINST this proposal.

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Shareholder Proposals

PROPOSAL NO. 9	Advisory vote on a shareholder proposal requesting that the Board make all lawful efforts to implement and/or increase activity on the Holy Land Principles.

The Holy Land Principles, Inc. has notified the Company that it intends to submit the following proposal at this year’s Annual Meeting. As explained below, the Board recommends that you vote AGAINST this shareholder proposal. The proponent states that it beneficially owns 47 shares of McDonald’s common stock, and there were 816,753,115 shares outstanding as of the record date.

The proponent is responsible for the content of the following proposal, for which the Company and the Board accept no responsibility:

SHAREHOLDER PROPOSAL

HOLY LAND PRINCIPLES McDONALD’S RESOLUTION
WHEREAS, McDonald’s Corporation has operations in Palestine-Israel;

WHEREAS, achieving a lasting peace in the Holy Land – with security for Israel and justice for Palestinians – encourages us to promote a means for establishing justice and equality;

WHEREAS, fair employment should be the hallmark of any American company at home or abroad and is a requisite for any just society;

WHEREAS, Holy Land Principles Inc., a non-profit organization, has proposed a set of equal opportunity employment principles to serve as guidelines for corporations in Palestine-Israel. These are:

1.	Adhere to equal and fair employment practices in hiring, compensation, training, professional education, advancement and governance without discrimination based on national, racial, ethnic or religious identity.
2.	Identify underrepresented employee groups and initiate active recruitment efforts to increase the number of underrepresented employees.
3.	Develop training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.
4.	Maintain a work environment that is respectful of all national, racial, ethnic and religious groups.
5.	Ensure that layoff, recall and termination procedures do not favor a particular national, racial, ethnic or religious group.
6.	Not make military service a precondition or qualification for employment for any position, other than those positions that specifically require such experience, for the fulfillment of an employee’s particular responsibilities.
7.	Not accept subsidies, tax incentives or other benefits that lead to the direct advantage of one national, racial, ethnic or religious group over another.
8.	Appoint staff to monitor, oversee, set timetables, and publicly report on their progress in implementing the Holy Land Principles.

RESOLVED: Shareholders request the Board of Directors to:
Make all possible lawful efforts to implement and/or increase activity on each of the eight Holy Land Principles.

SUPPORTING STATEMENT

The proponent believes that McDonald’s Corporation benefits by hiring from the widest available talent pool. An employee’s ability to do the job should be the primary consideration in hiring and promotion decisions.

Implementation of the Holy Land Principles – which are both pro-Jewish and pro-Palestinian – will demonstrate concern for human rights and equality of opportunity in its international operations.

Please vote your proxy FOR these concerns.

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THE BOARD’S STATEMENT IN OPPOSITION
The Board recommends voting AGAINST this proposal. Contrary to the proponent’s assertions, the Company has no direct operations or employees in Israel, and thus it is unable to take any action to effectuate the proposal. The Company is primarily a franchisor. Approximately 85% of McDonald’s restaurants worldwide are owned and operated by independent franchisees or developmental licensees, including McDonald’s restaurants in Israel, which are independently owned and operated under a developmental license arrangement.

Under a developmental license arrangement, the licensee generally provides capital for the entire business. The Company maintains a business relationship with a developmental licensee through a contractual agreement. The developmental licensee retains full control and authority over staffing, purchasing, marketing and pricing decisions. The Company has no ability to control, nor does it exercise control over, the employment practices of a developmental licensee. For more information on the developmental license business model, see the Company’s Form 10-K filing at http://corporate.mcdonalds.com/mcd/investors/financial-information/sec-filings.html.

The Company recognizes the importance of human capital to the McDonald’s brand around the world and continually works to identify, analyze and assess the impact of its business on human rights. The Board also understands the significance of this issue and, in 2013, the Board tasked the Sustainability and Corporate Responsibility Committee to review the Company’s human rights risks and prepare a report to shareholders on this topic. Among other things, the report documents the Company’s efforts to inform its franchisees of its commitment to human rights and to encourage them to adopt appropriate policies for their businesses across the globe. Franchisees, like developmental licensees, are responsible for the day-to-day operations of their restaurants and are exclusively responsible for employment matters in their organizations, including the recognition of which practices or principles constitute best practices and warrant consideration by their organizations. This report is available at http://corporate.mcdonalds.com/mcd/investors/corporate-governance/board_and_committee_reports.html.

Further, our shareholders expressed their opposition to this proposal last year. At the 2016 Annual Shareholders’ Meeting, the proposal received just over 3% of the votes cast (approximately 2% of our outstanding shares).

For the reasons outlined above, we continue to believe that adoption of this proposal is not possible and not in the best interests of the Company and its shareholders.

The Board of Directors recommends that shareholders vote AGAINST this proposal.

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Shareholder Proposals

PROPOSAL NO. 10	Advisory vote on a shareholder proposal requesting the Board to update the Company’s policy regarding use of antibiotics by its meat suppliers.

The Benedictine Sisters of Boerne, Texas and certain co-filers have notified the Company that they intend to submit the following proposal at this year’s Annual Meeting. As explained below, the Board recommends that you vote AGAINST this shareholder proposal. The lead proponent states that it beneficially owns 52 shares of McDonald’s common stock, and there were 816,753,115 shares outstanding as of the record date.

The proponent is responsible for the content of the following proposal, for which the Company and the Board accept no responsibility:

SHAREHOLDER PROPOSAL

Phase Out Routine Use of Antibiotics
RESOLVED: Shareholders request that the Board update the 2015 McDonald’s Global Vision for Antimicrobial Stewardship in Food Animals by adopting the following policy regarding use of antibiotics by its meat suppliers:

Set global sourcing targets with timelines for pork and beef raised without the non-therapeutic use of medically-important antibiotics.

WHEREAS:
The World Health Organization and the U.S. Centers for Disease Control and Prevention have reported antibiotic resistance is a global public health crisis that threatens to overturn many of the medical advances made over the last century. In Europe, there is a review of the Veterinary Medicinal Products and Medicated Feed Regulations, which may lead to a ban of the routine administration of antibiotics to animals. Experts estimate antibiotic-resistant infections will kill 10 million people per year worldwide by 2050.

A major factor in the spread of antibiotic resistance is its overuse in food-producing animals. Over 70% of medically important antibiotics in the U.S. are sold for livestock use (FDA, 2012), often given to promote animal growth or to prevent rather than to treat illness.

McDonald’s has phased out medically important antibiotics in its poultry supply chains in the U.S. in 2015. However, McDonald’s has not committed to a similar sourcing policy for poultry outside the U.S., for beef or for pork.

In its annual report, McDonald’s acknowledges continued business success “depends on our System’s ability to anticipate and respond effectively to continuously shifting consumer demographics, trends in food sourcing, food preparation and consumer preferences in the IEO segment.” In a recent survey of American adults, Crain’s Chicago Business found that at least 34 percent would be more likely to eat at McDonald’s if they served meat raised without antibiotics and hormones.

Subway announced a policy to serve beef and pork without routine antibiotic use by 2025; Panera Bread and Chipotle already serve meat raised without routine use of antibiotics. CKE Restaurants Inc. introduced the All-Natural Burger made from grass-fed, free-range cattle raised without antibiotics. Producers including Tyson, Applegate, and Niman Ranch supply beef and pork raised without antibiotics. Failure to offer antibiotic-free products endangers McDonald’s market share.

In April 2016, investors holding over $1 trillion in assets called on McDonald’s to set timelines to prohibit the use of medically important antibiotics in its global meat and poultry supply chains as they view its use as a risk to public health as well as the brand.

SUMMARY:
Given growing health concerns, changing consumer preferences and industry trends, shareholders would benefit from more detailed plans that sets McDonald’s on a course to phase-out the non-therapeutic use of medically important antibiotics in meat production.

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THE BOARD’S STATEMENT IN OPPOSITION
The Board recommends that you vote AGAINST the proposal requesting that the Board update the Company’s 2015 Global Vision for Antimicrobial Stewardship in Food Animals (the “Global Vision for Antibiotics”).

Global Vision on Antibiotics. McDonald’s began its focus on antibiotic use in food animals in 2003. The Company’s vision has been - and continues to be - the preservation of antimicrobial effectiveness in the future through ethical and evolving practices today. The 2015 Global Vision for Antibiotics (outlined below) builds on these efforts and applies to all food animals (poultry, beef, pork, dairy and eggs) served in McDonald’s restaurants throughout the world.

The Global Vision for Antibiotics incorporates the following criteria, which serve as goals for McDonald’s global supply chain: (i) classes of antimicrobials that are currently approved as dual use (for use in both human and veterinary medicine) for the treatment or prevention of animal disease should only be used in conjunction with a veterinary-developed animal health care program, (ii) antimicrobials in food animals that are by the World Health Organization (WHO) definition “critically important” to human medicine, and not presently approved for veterinary use, should never be used on animals within McDonald’s supply chain, (iii) medically important antimicrobials for growth promotion in food animals, as defined by WHO, should not be used within McDonald’s supply chain, and (iv) utilize animal production practices that reduce, and where possible, eliminate the need for antimicrobial therapies. The Global Vision for Antibiotics may be found on the Company’s website at http://corporate.mcdonalds.com/mcd/sustainability/sourcing/animal-health-and-welfare/issues-we-re-focusing-on/vision-for-antimicrobial-stewardship-for-food-animals.html.

Strong Track Record of Progress in Poultry. The Company believes that the McDonald’s System has made good progress in implementing its Global Vision for Antibiotics, focusing first on the application of this vision to poultry. Due to the unique, vertically-integrated poultry supply chain, the Company is able to more easily work with farmers and producers to raise chicken specific to McDonald’s requirements. In furtherance of the Global Vision for Antibiotics, McDonald’s USA announced in March 2015 that it would only source chicken not treated with antibiotics important to human medicine. At that time, McDonald’s USA committed to working with its approved suppliers to implement this policy by 2017. Through collaboration with its suppliers and farmers, McDonald’s USA fulfilled its vision with respect to chicken nearly a year ahead of schedule, and no longer serves chicken treated with antibiotics that are important to human medicine. Work is currently in progress to develop policies to implement the Global Vision for Antibiotics in McDonald’s poultry supply chains in other markets, taking into account issues such as different local legislation and the availability of other alternatives to ensure the health and welfare of the chickens.

Premature to Set Timelines for Pork and Beef. The beef and pork supply chains present unique challenges as we look to translate our Global Vision for Antibiotics into action for these food animals, especially given our size and geographic scope. Notably:

(1)	Limited Purchases of Pork and Beef Cuts. Unlike chicken, McDonald’s does not purchase the entire food animal in the pork and beef supply chains, which limits our ability to directly influence change.
(2)	Sourcing Complexity. Within the pork and beef supply chains, animals may move from farm to farm, resulting in less visibility into their origin. Adding to the complexity, there is currently a lack of traceability from farm to farm in a number of key sourcing regions around the world, including the U.S. This is the opposite of poultry, where the Company has a clear line of sight from farm to table.
(3)	Guaranteed Supply. As we implement the Global Vision on Antibiotics for other food animals, we need to ensure that any change is purposeful, acceptable to customer preferences, and is designed for a continuous and assured supply of products for McDonald’s restaurants. The Company continues to work with farmers, producers and other purchasers of food animals to influence meaningful change across the agricultural sector.

Therefore, although we are making progress, it is premature to set time-bound targets for updating the Global Vision for Antibiotics. The Company continues to work with our suppliers and other stakeholders to determine the appropriate courses of action going forward.

Commitment to Sustainable Beef. As an example of the Company’s efforts to drive meaningful change in this area more broadly, we are a founding member of the Global Roundtable for Sustainable Beef, working closely with beef industry leaders and other experts to collectively define principles and criteria for what “sustainable beef” should be, and to help advance beef sustainability around the world. A report on our progress in this regard, including our further involvement in on the ground country level industry platforms to drive progress, may be found on the Company’s website at http://corporate.mcdonalds.com/mcd/sustainability/signature_programs/beef-sustainability.html.

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Shareholder Proposals

Engagement with the Proponent. The Company has engaged on this topic with the proponent and other interested shareholders for several years and has made subject matter experts available to discuss their questions and concerns. In addition, at the 2016 Annual Shareholders’ Meeting, the Company’s shareholders expressed their opposition to a similar proposal.

For all of the reasons discussed above, the Board believes that the request is premature, and has the potential for a diversion of resources with no corresponding benefit to the Company, our customers and our shareholders.

The Board of Directors recommends that shareholders vote AGAINST this proposal.

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Shareholder Proposals

PROPOSAL NO. 11	Advisory vote on a shareholder proposal requesting a report assessing the environmental impacts of polystyrene foam beverage cups.

The Gun Denhart Living Trust, represented by As You Sow Foundation, and a co-filer have notified the Company that it intends to submit the following proposal at this year’s Annual Meeting. As explained below, the Board recommends that you vote AGAINST this shareholder proposal. The lead proponent states that it beneficially owns 81 shares of McDonald’s common stock, and there were 816,753,115 shares outstanding as of the record date.

The proponent is responsible for the content of the following proposal, for which the Company and the Board accept no responsibility:

SHAREHOLDER PROPOSAL
WHEREAS: McDonald’s Corp. has stated its aspiration to “source all of our food and packaging sustainably,” yet continues to use polystyrene-based foam beverage cups in some overseas markets years after phasing them out in the United States.

The Sustainable Packaging Coalition, of which McDonald’s is a member, defines sustainable packaging as “beneficial, safe and healthy for individuals and communities throughout its life cycle.” The International Agency for Research on Cancer has determined that styrene, used in the production of polystyrene, is a possible human carcinogen. Epidemiologic studies suggest an association between occupational styrene exposure and an increased risk of leukemia and lymphoma.

Polystyrene foam used for coffee cups, takeout containers and packing materials, is rarely recycled. It is often swept into waterways and is one of the top items found in ocean beach cleanups. Foam packaging materials break down into small indigestible pellets which animals mistake for food. Ingestion can result in death as demonstrated in birds, turtles, and whales.

Foam has also been shown to transfer hazardous chemicals to wildlife. Plastics absorb toxics like PCBs, pesticides, and metals from water, transferring them to the marine food web and potentially to human diets, increasing risk of adverse effects to wildlife and humans. Foam may pose a higher risk to marine animals than other plastics due to its hazardous constituent chemicals and research showing it can accumulate high concentrations of water borne toxins in a short time frame. Polystyrene has caused decreased reproduction in laboratory populations of oysters and fish.

Antigua and Barbuda, Bangladesh, Barbados, France, Guyana, Haiti, Rwanda, Taiwan and states in India and Malaysia have enacted bans on foam packaging. More than 100 U.S. cities or counties have banned or restricted foam packaging. The problem can be exacerbated in developing countries with less sophisticated solid waste management systems. Recent scientific research estimates that one half of ocean plastic deposition comes from several rapidly developing Asian countries including China and the Philippines where McDonald’s still uses foam cups in some areas.

Fresh waters are also threatened by plastics like polystyrene. A recent study of 29 rivers flowing into the Great Lakes found that every sample carried microplastics, often in concentrations far larger than detected in the lakes themselves.

BE IT RESOLVED THAT: Shareowners of McDonald’s request that the board of directors issue a report at reasonable cost, omitting confidential information, assessing the environmental impacts of continued use of polystyrene foam beverage cups, including quantifying the amount that could reach the environment, and assessing the potential for increased risk of adverse health effects to marine animals and humans.

SUPPORTING STATEMENT:
Proponents believe the report should include an assessment of the reputational, financial and operational risks associated with continuing to use foam cups and a timeline to phase out their use. We believe the requested report is in the best interest of McDonald’s and its shareholders. Leadership in this area will protect our brand and enhance the company’s reputation.

McDonald’s Corporation	73

Shareholder Proposals

THE BOARD’S STATEMENT IN OPPOSITION
The Board recommends voting AGAINST this proposal. The Board has carefully considered the proposal and, for the reasons described below, believes that the report requested is unnecessary, and has the potential for a diversion of resources with no corresponding benefit to the Company, our customers, and our shareholders, particularly in light of McDonald’s ongoing packaging sustainability efforts and reporting in an open and transparent way.

Strong Track Record of Packaging Sustainability. The Company’s ultimate vision is to avoid waste in the first place and to source all packaging sustainably. As packaging is key for quality and food safety, we continually research and test more environmentally friendly alternatives while balancing customers’ preferences. The Company has a strong track record of progress in sustainability. Over the last several decades, the Company has collaborated with dozens of organizations to develop programs that create lasting change for society and our business. An important milestone in the Company’s sustainability journey dates back over 25 years ago, when we partnered with the Environmental Defense Fund to reduce the environmental impact of our packaging. The success of this partnership provides a model that the Company uses to advance progress on numerous social and environmental issues. The Company plans to continue making progress toward sourcing sustainable packaging, driven by this collaborative approach - working closely with experts, industry leaders and suppliers to identify lasting solutions.

Most recently, the Company published the McDonald’s Journey Towards Sustainable Fiber-Based Packaging report, which outlines the Company’s progress toward its stated goal of sourcing 100 percent of fiber-based packaging from recycled or certified sustainable sources. Importantly, the Company is more than half way to achieving this goal. This report is available on the Company’s website at http://corporate.mcdonalds.com/mcd/sustainability/sustainability_CR_reports.html.

For more information on the Company’s packaging sustainability initiatives generally, please see the Company’s website at http://corporate.mcdonalds.com/mcd/sustainability.html.

Limited Use of Polystyrene. Polystyrene foam cups comprise a limited amount of McDonald’s packaging. At this time, approximately 2% of the packaging used in McDonald’s restaurants worldwide (by weight) is comprised of polystyrene foam. When considering packaging options, the Company considers the environmental impact of packaging, along with functionality, affordability, availability of materials, impact on operations and customer acceptance.

Ongoing Dialogue with Proponent. The Company has engaged on this topic with the proponent’s representative and has also provided access to the Company’s subject matter experts to address questions and concerns. We have been transparent about our progress and the challenges with addressing the proponent’s request. This dialogue has also focused on McDonald’s continuing efforts to address these challenges in the best interest of our customers, suppliers and shareholders.

Therefore, in light of McDonald’s ongoing sustainability efforts and transparent reporting, we believe that the request is unnecessary and has the potential for a diversion of resources with no corresponding benefit to the Company, our customers and our shareholders.

The Board of Directors recommends that shareholders vote AGAINST this proposal.

74	2017 Proxy Statement

Shareholder Proposals

PROPOSAL NO. 12	Advisory vote on a shareholder proposal requesting a report on charitable contributions.

Mr. John Harrington has notified the Company that he intends to submit the following proposal at this year’s Annual Meeting. As explained below, the Board recommends that you vote AGAINST this shareholder proposal. The proponent states that he beneficially owns 100 shares of McDonald’s common stock, and there were 816,753,115 shares outstanding as of the record date.

The proponent is responsible for the content of the following proposal, for which the Company and the Board accept no responsibility:

SHAREHOLDER PROPOSAL
RESOLVED, shareholders of McDonald’s Corporation (the “Company”) hereby request that the Company prepare and annually update a report to shareholders, at reasonable expense and excluding proprietary information, listing and analyzing charitable contributions during the prior year. The report should:

1.	Identify organizational or individual recipients of donations, whether cash or in-kind, in excess of $500 and aggregate of smaller contributions by categories of recipients such as community organizations, schools, dietary organizations, medical groups, environmental, churches, etc.;
2.	Identify areas of alignment and potential conflict between the Company’s charitable contributions and the Company’s key stated ambitions, values and mission as stated in its corporate social responsibility reports and SEC filings;
3.	Include management’s analysis of any risks to the Company’s brand, reputation, or shareholder value posed by public controversies associated with contributions or any incongruencies with corporate values;
4.	Include coherent criteria for assessing congruency and brand risk, such as identifying philanthropic areas or initiatives considered most germane to corporate values and types of donations that may be contrary to company values or reputation; and
5.	Based on the above, evaluate and state justification for any identified incongruent activities.

SUPPORTING STATEMENT

Research by the Proponent uncovered charitable activities that may pose a risk to the Company’s reputation and brand by undermining the Company’s stated commitments. Examples include:

●

McTeacher’s Nights. The Company’s “Ambition” includes “using our reach to be a positive force” and being a “Good Neighbor” because we “champion happy, healthy kids.”[1] Yet teachers’ unions have stated that the Company’s McTeacher’s Nights program exploits the trust families place in schools to promote junk food to children, undermining teachers’ efforts to teach students healthy habits. Other school programs have faced similar criticisms.

●

Sponsorship of health organizations. The Company has made contributions to health-related organizations, including the American Academy of Pediatrics,[2] the California Dietetic Association,[3] and the Michigan Academy of Nutrition and Dietetics conference,[4] among others. Because of our company’s association with foods high in fat, sugar and salt, a number of these contributions were criticized by Dieticians for Public Integrity and other observers, leading to detrimental media coverage for our Company.

As long-term shareholders of McDonald’s Corporation, we believe the Company should ensure that its practices minimize risk to its reputation and brand. Thus, the Company should disclose and review its charitable activities to ensure they are congruent with its stated values and avoid unnecessary risk to shareholder value.5 Vote yes if you agree with this view.

____________________
[1]	http://corporate.mcdonalds.com/mcd/our_company/our-ambition.html
[2]	http://web.archive.org/web/20131019182904/http://www.aapexperience.org/2013/onsiteprogram.pdf
[3]	http://www.shape.com/blogs/shape-your-life/mcdonalds-sponsors-nutrition-convention; http://www.motherjones.com/environment/2014/05/my-trip-mcdonalds-sponsored-nutritionist-convention
[4]	http://integritydietitians.org/2016/02/19/mcdonalds-sponsors-michigan-academy-of-nutrition-and-dietetics-conference/
[5]	http://well.blogs.nytimes.com/2015/08/09/coca-cola-funds-scientists-who-shift-blame-for-obesity-away-from-bad-diets/

McDonald’s Corporation	75

Shareholder Proposals

THE BOARD’S STATEMENT IN OPPOSITION
The Board recommends voting AGAINST this proposal requesting the Board to publish an annual report identifying virtually all of the Company’s charitable contributions and providing a congruency analysis between its corporate values and those contributions. The Company has meaningful, efficient processes in place for corporate governance and oversight of charitable contributions at the management and Board levels. After careful review of this proposal, the Board has determined that providing the requested disclosures would incur unnecessary expense without providing any meaningful benefit to shareholders.

McDonald’s Guidelines for Charitable Contributions. Giving back to local communities is one of our core values. While charitable initiatives vary country to country, the Company is globally aligned around two main giving priorities: improving the lives of children and their families primarily through support of Ronald McDonald House Charities (as more fully described below), and strengthening communities by addressing local needs. The Company has in place global compliance guidelines for approval of charitable contributions, which are designed to ensure that corporate funds are allocated appropriately, and that contributions are aligned with the Company’s giving priorities, core values and Brand image. Also, as part of its oversight responsibilities related to Brand trust, the Board’s Sustainability & Corporate Responsibility Committee regularly reviews reports on the Company’s charitable contributions and philanthropy initiatives. Further information regarding the Company’s giving philosophy and activities is available on the Company’s website at http://corporate.mcdonalds.com/mcd/sustainability/community.html. Accordingly, providing a detailed report including the amount of, and rationale behind, each individual contribution as requested by the proponent, would serve no useful purpose, while causing the Company to incur the unnecessary burden and expense of administering a complicated global reporting system, without providing any real value to shareholders.

McDonald’s Employee Matching Gift Program. For U.S. based employees, the Company encourages individual giving by matching certain charitable contributions dollar for dollar (up to $5,000 annually for most staff employees and $10,000 annually for officers and members of the Company’s Board of Directors). The Company has established qualification criteria for the not-for-profit organizations, which are designed to ensure that each matching contribution made by the Company will be consistent with the Company’s core values and Brand image. The proposed cataloging and disclosure of these matching gift contributions as requested by the proponent would not be an efficient or appropriate use of the Company’s resources, and, as stated above, would not provide any real value to shareholders.

McDonald’s Support of Ronald McDonald House Charities (RMHC). The Company’s “charity of choice” is RMHC, whose mission is to create, find and support programs that directly impact the health and well-being of children. At its corporate headquarters and in markets around the world, the Company provides direct financial support and in-kind support through use of Company facilities and resources. Of equal importance, Company employees have provided countless hours of volunteer support, not only to local chapter programs but through sharing knowledge and expertise in areas such as technology, accounting, marketing and legal, all intended to help reduce administrative expenses for RMHC. We are proud to have supported the growth of RMHC from one Ronald McDonald House in 1974 to a network of over 290 chapters spanning over 63 countries and regions.

Given the nature and scope of the Company’s giving programs and the strong governance surrounding charitable contributions as described above, the Board believes that the annual report and analysis requested by the proponent would incur cost without commensurate benefit to shareholders. We also point to similar “congruency analysis” proposals related to corporate spending submitted by the same proponent in 2015 and 2016, which received support of approximately 7.50% and 5.41% of the votes cast, respectively.

The Board of Directors recommends that shareholders vote AGAINST this proposal.

76	2017 Proxy Statement

STOCK OWNERSHIP

DIRECTOR STOCK OWNERSHIP GUIDELINES AND STOCK
OWNERSHIP AND RETENTION POLICY FOR SENIOR OFFICERS

The Company has established stock ownership guidelines for Directors, which are regularly reviewed by the Governance Committee. Under the guidelines, Directors should own Company stock at least equal in value to the lesser of (i) five times the annual cash Board retainer or (ii) 10,000 shares within five years of joining the Board. All Directors currently meet the guidelines. Directors are prohibited from entering into any hedging or pledging arrangement with respect to Company stock. The Company also imposes stock ownership and retention requirements for senior officers through its Stock Ownership and Retention Policy. The requirements for senior officers are discussed in the Compensation Discussion and Analysis section, on page 42. The guidelines and the policy are available on the Company’s website at http://corporate.mcdonalds.com/mcd/investors/corporate-governance/governance-principles-policies-and-guidelines.html.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our executive officers and Directors and persons who beneficially own more than 10% of our common stock (Reporting Persons) must file reports with the SEC about their ownership of and transactions in our common stock and our securities related to our common stock. Reporting Persons must furnish us with copies of these reports. Based on our review of those reports provided to us and inquiries we have made, we believe that all Section 16(a) filing requirements applicable to these Reporting Persons were timely met during the year ended December 31, 2016.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows all beneficial owners of more than five percent of the Company’s common stock outstanding as of December 31, 2016:

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class
The Vanguard Group, Inc.(1) 100 Vanguard Blvd. Malvern, PA 19355	61,310,856	7.4%
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	53,973,135	6.5%
State Street Corporation(3) One Lincoln Street Boston, MA 02111	42,658,113	5.1%
(1)	Reflects shares deemed to be beneficially owned by The Vanguard Group, Inc., directly or through its subsidiaries, as of December 31, 2016, according to a statement on Schedule 13G/A filed with the SEC on February 10, 2017, which indicates that Vanguard, an investment adviser, has sole voting power with respect to 1,307,582 of the shares, shared voting power with respect to 178,522 of the shares, sole dispositive power with respect to 59,836,117 of the shares and shared dispositive power with respect to 1,474,739 of the shares. The Schedule 13G/A certifies that the securities were acquired in the ordinary course and not with the purpose or with the effect of changing or influencing the control of the Company.

McDonald’s Corporation	77

Stock Ownership

(2)	Reflects shares deemed to be beneficially owned by BlackRock, Inc., directly or through its subsidiaries, as of December 31, 2016, according to a statement on Schedule 13G/A filed with the SEC on January 25, 2017, which indicates that BlackRock, a parent holding company, has sole voting power with respect to 46,278,027 shares and sole dispositive power with respect to all of the shares. The Schedule 13G/A certifies that the securities were acquired and are held in the ordinary course and not with the purpose or with the effect of changing or influencing the control of the Company.
(3)	Reflects shares deemed to be beneficially owned by State Street Corporation, directly or through its subsidiaries, as of December 31, 2016, according to a statement on Schedule 13G filed with the SEC on February 8, 2017, which indicates that State Street, a parent holding company, has shared voting power and shared dispositive power with respect to all of the shares. The Schedule 13G certifies that the securities were acquired and are held in the ordinary course and not with the purpose or with the effect of changing or influencing the control of the Company.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the ownership of the common stock and common stock equivalent units for the named individuals and all Directors and executive officers as a group. Except as indicated below, information reflected in the following table is as of March 1, 2017. Directors and executive officers as a group owned (directly, indirectly and through benefit plans) less than one-percent of the Company’s common stock:

Name	Common stock	(1)(2)(3)(4)	Stock equivalents	(5)	Total
Directors
Lloyd Dean	0		2,981		2,981
Robert Eckert	5,000		52,151		57,151
Margaret Georgiadis	2,130		2,369		4,499
Enrique Hernandez, Jr.	2,000		72,573		74,573
Jeanne Jackson	1,666		63,619		65,285
Richard Lenny	2,288		29,382		31,670
Walter Massey	5,045		38,502		43,547
John Mulligan	0		1,743		1,743
Sheila Penrose	3,000		22,167		25,167
John Rogers, Jr.	87,500		48,656		136,156
Miles White	5,000		12,335		17,335
Named executive officers
Michael Andres(6)	62,137		3,752		65,889
Peter Bensen(6)	324,687		23,663		348,350
Stephen Easterbrook	234,020		0		234,020
Douglas Goare	179,213		5,873		185,086
David Hoffmann(6)	63,638		2,380		66,018
Silvia Lagnado	20,611		0		20,611
Kevin Ozan	127,236		2,415		129,651
All Directors and executive officers as a group (the Group) (26 persons)	1,608,041		387,925		1,995,966
(1)	Includes unallocated shares held in the Company’s 401k Plan as follows: Messrs. Bensen: 7; Goare: 427; Hoffmann: 187; Ozan: 74; and the Group: 736.
(2)	Includes shares that could be purchased by exercise of stock options on or within 60 days after March 1, 2017 under the Company’s equity plans as follows: Messrs. Easterbrook: 231,221; Goare: 153,470; and Ozan: 112,512; Ms. Lagnado: 11,630 and the Group:1,326,043. Includes 55,264 shares for Mr. Andres: 308,802 shares for Mr. Bensen and 56,023 shares for Mr. Hoffmann that could be purchased by exercise of stock options on or within 60 days after the date last served with the Company.
(3)	Directors and executive officers as a group have sole voting and investment power over shares of common stock listed in the above table except as follows: (i) shared voting and investment powers for shares held by Messrs. Hernandez: 2,000; Lenny: 2,288; Ms. Georgiadis: 2,130; and Ms. Jackson: 1,174; and (ii) for the benefit of children, shares held by Ms. Jackson: 492.
(4)	For Mr. Rogers, includes 87,500 shares of common stock held in a margin account, which amount was pledged prior to the adoption of the Company’s current policy with respect to hedging and pledging McDonald’s stock.
(5)	Includes common stock equivalent units credited under certain of the Company’s retirement plans and the Directors’ Plan, which are payable in cash.
(6)	Amounts for Messrs. Andres and Bensen are as of December 31, 2016 and September 2, 2016, their respective retirement dates and for Mr. Hoffman are as of September 30, 2016, when he resigned from the Company.

78	2017 Proxy Statement

TRANSACTIONS WITH RELATED PERSONS

POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS

The McDonald’s System has over 36,000 restaurants worldwide, most of which are independently owned and operated. Within this extensive System, it is not unusual for our business to touch many companies in many industries, including suppliers of food and other products and services. The Board of Directors reviews and approves (or ratifies), as appropriate, transactions, relationships or arrangements in which the Company is a participant and that involve Directors, nominees for Director, executive officers, beneficial owners of more than 5% of our common stock, their immediate family members, including domestic partners, and companies in which they have a material interest.

The Board has a policy that sets out procedures for the reporting, review and ratification of related person transactions. The policy operates in conjunction with other aspects of the Company’s compliance program, including a requirement that Directors and employees report any circumstances that may create or appear to create a conflict, regardless of the amount involved. Directors and executive officers must also confirm information about related person transactions, and management reviews its books and records and makes other inquiries as appropriate.

Under the policy, the Board evaluates related person transactions for purposes of recommending to the disinterested members of the Board whether or not the transactions are fair, reasonable and within Company policies and should be approved or ratified. Related person transactions involving Directors are reviewed by the Board at least annually.

The Board has considered certain types of potential related person transactions and pre-approved them as not presenting material conflicts of interest. Those transactions include (i) compensation paid to Directors and executive officers that has been approved by the Board or the Compensation Committee; (ii) Company contributions to Ronald McDonald House Charities, Inc. and certain other contributions made in limited amounts to other charitable or not-for-profit organizations; and (iii) transactions in which the related person’s interest arises solely from ownership of the Company’s common stock and all holders of the common stock receive the same benefit on a pro-rata basis. The Board considers the appropriateness of any related person transaction not within the pre-approved classes in light of all relevant factors, including:

●	the terms of the transaction and whether they are arm’s-length and in the ordinary course of McDonald’s business;
●	the direct or indirect nature of the related person’s interest in the transaction;
●	the size and expected duration of the transaction; and
●	other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards.

Related person transactions involving Directors are also subject to approval or ratification by the disinterested Directors when so required under Delaware law.

RELATED PERSON TRANSACTION

In 2016, Inter-Con Security Systems, Inc. (Inter-Con) provided physical security services for the Company’s home office campus. Enrique Hernandez, Jr., a Director of the Company, is the Chairman, President and Chief Executive Officer, as well as a 51.44% shareholder of Inter-Con. Payments by the Company to Inter-Con for 2016 for such services totaled approximately $1,372,900. The Company believes that these services, which represent less than 2% of the gross revenues of Inter-Con, were made on terms at least as favorable as would have been available from other parties. The disinterested Directors ratified this transaction for 2016. The contract for Inter-Con’s services expired on December 31, 2016 and was not renewed.

McDonald’s Corporation	79

COMMUNICATIONS

COMMUNICATIONS WITH THE BOARD OF DIRECTORS AND
NON-MANAGEMENT DIRECTORS

Interested persons wishing to communicate directly with the Board or the non-management Directors, individually or as a group, may do so by sending written communications addressed to them at Board of Directors of McDonald’s Corporation, c/o Office of the Corporate Secretary, McDonald’s Corporation, Department 010, One McDonald’s Plaza, Oak Brook, IL 60523-1928 or by e-mail at bod@us.mcd.com. Under the Board’s policy for communications addressed to the Board, the Office of the Corporate Secretary collects mail and e-mail, forwards correspondence directed to an individual Director to that Director, and screens correspondence directed to multiple Directors or the full Board in order to forward it to the most appropriate person. Communications to the Board, the non-management Directors or to any individual Director that relate to the Company’s accounting, internal accounting controls or auditing matters are referred to the Chair of the Audit & Finance Committee.

CONSIDERATION OF DIRECTOR NOMINATIONS FOR THE 2018
ANNUAL SHAREHOLDERS’ MEETING

SUGGESTIONS FOR DIRECTOR CANDIDATES NOMINATED BY THE BOARD

Shareholders can suggest Director candidates for consideration for nomination by the Board by writing to the Governance Committee, c/o Office of the Corporate Secretary, McDonald’s Corporation, Department 010, One McDonald’s Plaza, Oak Brook, IL 60523-1928 or by e-mail to corporatesecretary@us.mcd.com. Shareholders should provide the candidate’s name, biographical data, qualifications and the candidate’s written consent to being named as a nominee in the Company’s Proxy Statement and to serve as a Director, if elected.

DIRECTOR CANDIDATES NOMINATED BY A SHAREHOLDER

The Company’s By-Laws permit shareholders to nominate Directors for election at an annual meeting. A nominating shareholder must provide the information required by the By-Laws and give timely notice of the nomination to the Office of the Corporate Secretary in accordance with the By-Laws, and each nominee must meet the qualifications required by the By-Laws. Notice of the nomination must be received by the Office of the Corporate Secretary, McDonald’s Corporation, Department 010, One McDonald’s Plaza, Oak Brook, IL 60523-1928 or by e-mail to corporatesecretary@us.mcd.com, and delivered on or after 5:00 p.m. Central Time on January 24, 2018 and on or before 5:00 p.m. Central Time on February 23, 2018.

For more information, see the Company’s By-Laws, which are available on the Company’s website at http://corporate.mcdonalds.com/mcd/investors/corporate-governance/certificate_of_incorporation_and_by_laws.html.

PROXY ACCESS CANDIDATES

The Company’s By-Laws also provide that, under certain circumstances, a shareholder or group of shareholders may include Director candidates that they have nominated in the Company’s Annual Shareholders’ Meeting Proxy Statement. These proxy access provisions of the By-Laws provide, among other things, that a shareholder or group of up to twenty shareholders seeking to include Director candidates in the Annual Shareholders’ Meeting Proxy Statement must own 3% or more of the Company’s outstanding common stock continuously for at least the previous 3 years. The number of shareholder-nominated candidates appearing in any Annual Shareholders’ Meeting Proxy Statement cannot exceed the greater of two Directors and 20% of the number of Directors

80	2017 Proxy Statement

Communications

then serving on the Board. If 20% is not a whole number, the maximum number of shareholder-nominated candidates would be the closest whole number below 20%, and may be reduced under certain circumstances, as described in the By-Laws. The nominating shareholder or group of shareholders also must deliver the information required by the By-Laws and satisfy the other applicable requirements of the By-Laws, and each nominee must meet the qualifications required by the By-Laws.

Requests to include shareholder-nominated candidates in the Company’s Proxy Statement for the 2018 Annual Shareholders’ Meeting must be received by the Office of the Corporate Secretary, McDonald’s Corporation, Department 010, One McDonald’s Plaza, Oak Brook, IL 60523-1928 or by e-mail to corporatesecretary@us.mcd.com, and delivered on or after 5:00 p.m. Central Time on January 24, 2018 and on or before 5:00 p.m. Central Time on February 23, 2018.

For more information, see the Company’s By-Laws, which are available on the Company’s website at http://corporate.mcdonalds.com/mcd/investors/corporate-governance/certificate_of_incorporation_and_by_laws.html.

SHAREHOLDER PROPOSALS FOR INCLUSION IN NEXT YEAR’S
PROXY STATEMENT

To be considered for inclusion in the Company’s Proxy Statement for the 2018 Annual Shareholders’ Meeting, shareholder proposals must be received by the Office of the Corporate Secretary no later than 5:00 p.m. Central Time on December 14, 2017. These proposals must be sent to the Office of the Corporate Secretary, McDonald’s Corporation, Department 010, One McDonald’s Plaza, Oak Brook, IL 60523-1928 or by e-mail to corporatesecretary@us.mcd.com. This notice requirement is in addition to the SEC’s other requirements that a shareholder must meet in order to have a shareholder proposal included in the Company’s Proxy Statement.

OTHER SHAREHOLDER PROPOSALS FOR PRESENTATION AT THE
2018 ANNUAL SHAREHOLDERS’ MEETING

For any proposal not properly submitted for inclusion in the Proxy Statement for the 2018 Annual Shareholders’ Meeting under SEC rules and that is sought to be presented directly from the floor of the 2018 Annual Shareholders’ Meeting, the Company’s By-Laws require that timely notice must be given in writing to the Office of the Corporate Secretary. To be timely, the notice must be delivered to the Office of the Corporate Secretary, McDonald’s Corporation, Department 010, One McDonald’s Plaza, Oak Brook, IL 60523-1928 or by e-mail to corporatesecretary@us.mcd.com on or after 5:00 p.m. Central Time on January 24, 2018 and on or before 5:00 p.m. Central Time on February 23, 2018. The By-Laws also provide that the proposal, as determined by the Chairman of the meeting, must be a proper subject for shareholder action under Delaware law, and the proposal must satisfy certain other requirements set forth in the By-Laws.

McDonald’s Corporation	81

SOLICITATION OF PROXIES AND VOTING

NOTICE AND ACCESS

The Company follows the SEC’s “Notice and Access” rule. Most shareholders will receive a notice of Internet availability of proxy materials (Notice) in lieu of a paper copy of the Proxy Statement and the Company’s Annual Report on Form 10-K. The Notice provides instructions on how shareholders can access the proxy materials online, describes matters to be considered at the Annual Shareholders’ Meeting and gives instructions on how shares can be voted. Shareholders receiving the Notice can request a paper copy of the proxy materials by following the instructions set forth in the Notice.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
THE PROXY STATEMENT AND OUR 2016 ANNUAL REPORT ON FORM 10-K TO SHAREHOLDERS ARE AVAILABLE AT:
WWW.INVESTOR.MCDONALDS.COM

RECORD DATE

Shareholders owning McDonald’s common stock at the close of business on March 27, 2017 (the record date), may vote at the 2017 Annual Shareholders’ Meeting. On that date, 816,753,115 shares of common stock were outstanding and there were approximately 1,750,000 shareholders of McDonald’s common stock. Each share is entitled to one vote on each matter to be voted upon at the Annual Shareholders’ Meeting.

VOTING PRIOR TO THE ANNUAL SHAREHOLDERS’ MEETING

Most shareholders have a choice of voting prior to the meeting by proxy over the Internet, by telephone or by using a traditional proxy card. Refer to the Notice or your proxy or voting instruction card to see which options are available to you and how to use them. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities and to confirm that their instructions have been properly recorded.

VOTING AT THE ANNUAL SHAREHOLDERS’ MEETING

Ballots will be available for shareholders to vote at the meeting. Shareholders who listen to the audiocast will not be able to vote their shares unless they vote by proxy prior to the meeting.

QUORUM

A quorum will be present if the holders of a majority of the shares of common stock entitled to vote are present in person or represented by proxy at the Annual Shareholders’ Meeting. The Company’s independent inspector of election, Broadridge Financial Solutions, Inc., will determine whether or not a quorum is present.

82	2017 Proxy Statement

Solicitation of Proxies and Voting

VOTING TABULATION

All votes cast at the Annual Shareholders’ Meeting will be tabulated by Broadridge.

Directors will be elected by majority vote, which means that a nominee is elected only if the votes cast “for” his or her election exceed the votes cast “against” his or her election (with abstentions and broker non-votes having no effect on the outcome of the election). Each of the incumbent Directors has tendered an irrevocable resignation that will be effective if (i) the nominee does not receive a majority of the votes cast and (ii) upon the recommendation of the Governance Committee, the Board accepts the resignation following the meeting.

With respect to the advisory vote to approve executive compensation, the vote to approve the material terms of the performance goals for awards under the McDonald’s Corporation 2012 Omnibus Stock Ownership Plan, the advisory vote to approve the appointment of Ernst & Young LLP as independent auditor for 2017, and the advisory votes on each of the shareholder proposals, shareholders may (i) vote in favor; (ii) vote against; or (iii) abstain from voting. Under the Company’s By-Laws, to be approved, these proposals must receive the affirmative vote of a majority of the voting power of the shares represented at the Annual Shareholders’ Meeting and entitled to vote thereon. With respect to the advisory vote on the frequency of future advisory votes to approve executive compensation, shareholders may vote to hold such votes (a) each year, (b) every two years, (c) every three years or (d) may abstain from voting. Under the By-Laws, the voting option, if any, that receives the affirmative vote of a majority of the voting power of the shares represented at the Annual Shareholders’ Meeting and entitled to vote thereon will be deemed to be approved by the shareholders.

Broadridge will treat abstentions on any one or more of the proposals submitted for shareholder action as shares present for purposes of determining a quorum, but an abstention on any proposal (other than Director elections) will have the effect of a vote against approval of that proposal, including having the effect of a vote against each voting option with respect to the advisory vote on the frequency of future advisory votes to approve executive compensation.

REGISTERED SHAREHOLDERS

All valid proxies properly executed and received by the Company prior to the Annual Shareholders’ Meeting will be voted as directed by shareholders.

Registered shareholders who submit an executed proxy, but do not specify how they want their shares voted, will have their shares voted as follows: FOR the election of the Board’s nominees for Director as set forth under “Election of Directors,” FOR the approval of executive compensation, in favor of a ONE YEAR advisory vote on executive compensation, FOR the approval of the material terms of the performance goals for awards under the McDonald’s Corporation 2012 Omnibus Stock Ownership Plan, FOR the approval of the appointment of Ernst & Young LLP as independent auditor for 2017, and AGAINST all of the shareholder proposals.

Registered shareholders may revoke their proxy and change their vote at any time before the Annual Shareholders’ Meeting by submitting written notice to the Corporate Secretary, by submitting a later dated and properly executed proxy (by Internet, telephone or mail) or by voting in person at the Annual Shareholders’ Meeting.

BENEFICIAL HOLDERS

Shareholders who hold their shares through an intermediary, such as a bank or broker, are deemed to be beneficial holders and will receive a voting instruction form from their intermediary. Each intermediary is subject to certain NYSE rules regarding voting and votes according to its own procedures.

Under NYSE rules, the proposal to approve the appointment of independent auditors is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on behalf of clients who have not furnished voting instructions at least 15 days before the date of the Annual Shareholders’ Meeting. In contrast, all of the other proposals set forth in this Proxy Statement are “non-discretionary” items. Brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals. These so-called “broker non-votes” will not be considered in determining the number of votes necessary for approval and, therefore, will have no effect on the outcome of the votes for these proposals. Broker non-votes with respect to any proposal will be treated as shares present for purposes of determining a quorum at the Annual Shareholders’ Meeting.

McDonald’s Corporation	83

Solicitation of Proxies and Voting

PROXY SOLICITATION

The Company will provide the Notice, electronic delivery of the proxy materials or mail the 2017 Proxy Statement, the 2016 Annual Report on Form 10-K and a proxy card to shareholders beginning on or about April 13, 2017, in connection with the solicitation of proxies by the Board of Directors to be used at the Annual Shareholders’ Meeting. The cost of soliciting proxies will be paid by the Company. The Company has retained Kingsdale Advisors for certain advisory and solicitation services at a fee of approximately $70,000. Proxies also may be solicited by employees and Directors of the Company by mail, telephone, facsimile, e-mail or in person.

CONFIDENTIAL VOTING

It is the Company’s policy to protect the confidentiality of shareholder votes. Throughout the voting process, votes will not be disclosed to the Company, its Directors, officers or employees, except to meet legal requirements or to assert or defend claims for or against the Company or except in those limited circumstances where (i) a proxy solicitation is contested; or (ii) you authorize disclosure. The inspector of election has been and will remain independent of the Company. Nothing in this policy prohibits you from disclosing the nature of your vote to the Company, its Directors, officers or employees, or impairs voluntary communication between you and the Company; nor does this policy prevent the Company from ascertaining which shareholders have voted or from making efforts to encourage shareholders to vote.

84	2017 Proxy Statement

ADDITIONAL INFORMATION

MCDONALD’S CORPORATION ANNUAL REPORT ON FORM 10-K,
OTHER REPORTS AND POLICIES

Shareholders may access financial and other information on the investor section of the Company’s website at www.investor.mcdonalds.com. Also available, free of charge, are copies of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after filing such material electronically or otherwise furnishing it to the SEC. Also posted on McDonald’s website are the Company’s Corporate Governance Principles; the Board’s Committee Charters; the Standards on Director Independence; the Standards of Business Conduct, which apply to all officers and employees; the Code of Conduct for the Board of Directors; the Policy for Pre-Approval of Audit and Non-Audit Services Provided by External Audit Firm, the Political Contribution Policy and our Certificate of Incorporation and By-Laws. Copies of these documents and other information are also available free of charge by calling 800-228-9623 or by sending a request to McDonald’s Corporation, Shareholder Services, Department 720, One McDonald’s Plaza, Oak Brook, IL 60523.

HOUSEHOLDING OF ANNUAL SHAREHOLDERS’ MEETING MATERIALS

Shareholders who share the same last name and address will receive one package containing a separate Notice for each individual shareholder at that address. Shareholders who have elected to receive paper copies and who share the same last name and address will receive only one set of the Company’s Annual Report on Form 10-K and Proxy Statement, unless they have notified us that they wish to continue receiving multiple copies. This method of delivery, known as “householding,” will help ensure that shareholder households do not receive multiple copies of the same document, helping to reduce our printing and postage costs, as well as saving natural resources.

If you hold McDonald’s stock certificates or have book-entry shares at Computershare, you can opt out of the householding practice and receive prompt delivery of a separate copy of the materials by calling 800-621-7825 (toll-free) from the U.S. and Canada, or 312-360-5129 from other countries, or by writing to McDonald’s Shareholder Services, c/o Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078. If you would like to opt out of this practice and your shares are held in street name, please contact your bank or broker.

If you are receiving multiple copies of proxy materials at your household and would prefer to receive a single copy of these materials, please contact Computershare at the above numbers or address. If your shares are held in street name, please contact your bank or broker.

McDonald’s Corporation	85

INFORMATION ABOUT REGISTERING FOR AND ATTENDING THE ANNUAL SHAREHOLDERS’ MEETING

Date: Wednesday, May 24, 2017

Time: 8:30 a.m. Central Time

Place: McDonald’s Office Campus, The Lodge, Prairie Ballroom, 2815 Jorie Blvd., Oak Brook, Illinois 60523

Directions: Available at www.investor.mcdonalds.com

Parking: Very limited parking is available on Campus

Audiocast: To listen to the live audiocast of the Annual Shareholders’ Meeting, go to www.investor.mcdonalds.com on May 24 just prior to 8:30 a.m. Central Time and click on the appropriate link. The audiocast will be available for a limited time after the meeting.

PRE-REGISTRATION AND ADMISSION POLICY

As seating in the Prairie Ballroom is very limited, we encourage shareholders to listen to the meeting via the live audiocast. Only shareholders and duly appointed proxyholders may attend the meeting in person. To request to attend the meeting, please send the pre-registration form and proof of share ownership to McDonald’s Shareholder Services by U.S. mail or e-mail as described below.

●

A registered shareholder (i.e., shares held through McDonald’s transfer agent, Computershare), may request a ticket to attend the meeting by sending the completed form on page 87 and proof of share ownership, such as a copy of the meeting notice or the proxy card, by U.S. mail or by scanning and attaching the documents to an e-mail.

●

If shares are held through an intermediary, such as a bank or broker, send the completed form on page 87 and proof of share ownership, such as a copy of your meeting notice, the voting instruction form or a brokerage statement reflecting the same name and McDonald’s holdings (as of the meeting record date of March 27, 2017), by U.S. mail or by scanning and attaching the documents to an e-mail. Requesting a legal proxy from an intermediary does not constitute pre-registering with McDonald’s. Anyone who wishes to attend the meeting must pre-register directly with McDonald’s.

●

A duly appointed proxy for a shareholder must send the completed form on page 87, proof of proxy power and proof of share ownership (as of the meeting record date of March 27, 2017) for the shareholder for whom he/she is a proxy, by U.S. mail or by scanning and attaching the documents to an e-mail.

●

Shareholders holding shares in a joint account may request tickets to the meeting if they provide proof of joint ownership and both shareholders follow the pre-registration and admission requirements described above.

Requests for tickets must be sent by e-mail to shareholder.services@us.mcd.com or by U.S. mail to McDonald’s Corporation, Shareholder Services, Department 720, One McDonald’s Plaza, Oak Brook, IL 60523 between April 20, 2017 and May 10, 2017. Requests for tickets must be received no later than 5:00 p.m. Central Time on May 10, 2017.

All attendees must pre-register for the meeting. Preference will be given to shareholders, followed by proxyholders’ requests to the extent space remains. If space is available, confirmation letters will be sent after May 10, 2017. A government-issued photo identification, as well as the confirmation letter, must be shown at the meeting registration desk. Overflow rooms will not be available to view the meeting. In order to accommodate as many shareholders as possible, we will not be able to allow non-shareholder guests to attend the meeting in person. For special assistance on the day of the meeting, please contact McDonald’s Shareholder Services in advance at 630-623-7428. If space is not available when pre-registration materials are received, you will be notified that space is no longer available for the meeting. Due to space constraints and other considerations, only those persons with confirmation letters to attend the meeting will be allowed on the Company’s campus.

The registration desk will open at 7:30 a.m. Central Time on May 24, 2017.

86	2017 Proxy Statement

Information about Registering for and Attending the Annual Shareholders’ Meeting

Pre-registration form for 2017 Annual Shareholders’ Meeting of McDonald’s Corporation

I am a shareholder (or duly appointed proxy for a shareholder) of McDonald’s Corporation and I request to attend the Annual Shareholders’ Meeting to be held on May 24, 2017.

Name (please print)		Phone
Address	City	State	Zip

●Space is limited. Preference will be given to shareholders, followed by proxyholders’ requests to the extent space remains.
●All shareholders and proxyholders must provide proof of share ownership as of the record date of March 27, 2017 that meets the requirements set forth in the Pre-Registration and Admission Policy on page 86.
●To avoid delay in the receipt of a confirmation letter, please do not return this form with a proxy card or mail it in the business envelope received with the proxy materials.

This form and proof of share ownership must be returned by e-mail to shareholder.services@us.mcd.com or by mail to McDonald’s Corporation, Shareholder Services, Department 720, One McDonald’s Plaza, Oak Brook, IL 60523 beginning April 20, 2017 and no later than 5:00 p.m. Central Time on May 10, 2017.

McDonald’s Corporation	87

HOME OFFICE
McDonald’s Corporation
One McDonald’s Plaza
Oak Brook, IL 60523
630-623-3000
http://corporate.mcdonalds.com

All trademarks used herein
are the property of their
respective owners.

© 2017 McDonald’s
MCD15-4858

McDONALD’S CORPORATION
2012 OMNIBUS STOCK OWNERSHIP PLAN
Approved by shareholders May 24, 2012

THE PLAN

McDonald’s Corporation, a Delaware corporation (the “Company”), established the McDonald’s Corporation 2012 Omnibus Stock Ownership Plan, and the Plan was approved by the Company’s shareholders at the May 24, 2012 Annual Meeting. The Plan became effective as of June 1, 2012 and permits the grant of stock options, stock bonuses, dividend equivalents, restricted stock units and other stock-based awards. The Plan replaces the Amended and Restated 2001 Omnibus Stock Ownership Plan, as amended through February 9, 2011, and applies to all Awards (as hereinafter defined) granted on or after June 1, 2012, subject to variations as required to comply with local laws and regulations applicable outside the United States.

1.      Purpose

The purpose of this Plan is to advance the interest of the Company by encouraging and enabling the acquisition of a larger personal financial interest in the Company by those Employees and non-Employee directors upon whose judgment and efforts the Company is largely dependent for the successful conduct of its operations. It is anticipated that the acquisition of such financial interest and Stock ownership will stimulate the efforts of such Employees and directors on behalf of the Company, strengthen their desire to continue in the service of the Company, and encourage shareholder and entrepreneurial perspectives through Stock ownership. It is also anticipated that the opportunity to obtain such financial interest and Stock ownership will prove attractive to promising new Employees and will assist the Company in attracting such Employees.

2.      Definitions

As used in this Plan, the terms set forth below shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

(a)       “Award” means any stock options, restricted stock units, stock bonuses, dividend equivalents and other stock-based awards granted under this Plan. In addition, for purposes of Section 3(d) only, “Award” means any award granted under any Prior Plan.

(b)       “Award Agreement” has the meaning specified in Section 4(c)(iv).

(c)       “Board” means the Board of Directors of the Company.

(d)       “Business Combination” has the meaning specified in Section 2(g)(iii).

(e)       “Business Day” means any day on which the principal securities exchange on which the shares of the Company’s common stock are then listed or admitted to trading is open.

(f)       “Cause” means (i) in the case of a Grantee who is an Employee of the Company or a Subsidiary, the Grantee’s commission of any act or acts involving dishonesty, fraud, illegality or moral turpitude, and (ii) in the case of a Grantee who is a non-Employee director or senior director of the Company, cause pursuant to Article Twelfth (c) of the Company’s Restated Certificate of Incorporation.

(g)       “Change in Control” means the happening of any of the following events:

(i)       the acquisition by any Person of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 20% or more of either (A) the then-outstanding shares of Stock (“Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 2(g)(i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any Employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (4) any acquisition by any entity pursuant to a transaction that complies with Sections 2(g)(iii)(A), (B) and (C); or

(ii)       individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)       consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company and/or any entity controlled by the Company, or a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any entity controlled by the Company (each, a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)       approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(h)       “Code” means the U.S. Internal Revenue Code of 1986, as amended, and regulations and rulings thereunder. References to a particular section of, or rule under, the Code shall include references to successor provisions.

(i)       “Committee” has the meaning specified in Section 4(a).

(j)       “Company” has the meaning specified in the first paragraph.

(k)       “Disability” as it regards Employees, shall mean (a) a mental or physical condition for which the Employee is receiving or is eligible to receive benefits under the McDonald’s Corporation Long-Term Disability Plan or other long-term disability plan maintained by the Employee’s employer or (b) a mental or physical condition which, with or without reasonable accommodations, renders an Employee permanently unable or incompetent to carry out the job responsibilities he held or tasks to which he was assigned at the time the condition was incurred, with such determination to be made by the Committee on the basis of such medical and other competent evidence as the Committee in its sole discretion shall deem relevant.

“Disability” as it regards non-Employee directors and senior directors means a physical or mental condition that prevents the director from performing his or her duties as a member of the Board or a senior director, as applicable, and that is expected to be permanent or for an indefinite duration exceeding one year.

(l)       “Dividend equivalent” means an Award made pursuant to Section 6(d).

(m)     “Employee” means any individual designated as an employee of the Company, its Affiliate, and/or its Subsidiaries who is on the current payroll records thereof; an Employee shall not include any individual during any period he or she is classified or treated by the Company, Affiliate, and/or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, Affiliate, and/or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company, Affiliate, and/or Subsidiary during such period. “Employment” shall have the correlative meaning. The Committee in its discretion may, in the applicable Award Agreement, adopt a different definition of “Employee” and “Employment” for Awards granted to Grantees working outside the United States.

(n)       “Effective Date” means June 1, 2012.

(o)       “Fair Market Value” of any security of the Company means, as of any applicable date, the closing price of the security at the close of normal trading hours on the New York Stock Exchange, or, if no such sale of the security shall have occurred on such date, on the next preceding date on which there was such a sale.

(p)       “Foreign Equity Incentive Plan” has the meaning specified in Section 14.

(q)       “Grant Date” has the meaning specified in Section 6(a)(i).

(r)       “Grantee” means an individual who has been granted an Award.

(s)       “including” or “includes” means “including, without limitation,” or “includes, without limitation.”

(t)       “Incumbent Board” has the meaning specified in Section 2(g)(ii).

(u)       “Minimum Consideration” means $.01 per share or such larger amount determined pursuant to resolution of the Board to be “capital” (within the meaning of Section 154 of the Delaware General Corporation Law).

(v)       “Minimum Vesting Requirement” means that Awards subject to the Minimum Vesting Requirement shall not become nonforfeitable prior to the first anniversary of the Grant Date, subject to Sections 12, 13 and 21.

(w)       “1934 Act” means the Securities Exchange Act of 1934, as amended, and regulations and rulings thereunder. References to a particular section of, or rule under, the 1934 Act shall include references to successor provisions.

(x)       “non-Employee director” means a member of the Board who is not an Employee of the Company.

(y)       “Option Price” means the per-share purchase price of Stock subject to a stock option.

(z)       “other stock-based award” means an Award made pursuant to Section 6(f).

(aa)    “Outstanding Company Common Stock” has the meaning specified in Section 2(g)(i).

(bb)    “Outstanding Company Voting Securities” has the meaning specified in Section 2(g)(i).

(cc)    “Person” means any “individual,” “entity” or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act.

(dd)    “Prior Plan” means the McDonald’s Corporation Amended and Restated 2001 Omnibus Stock Ownership Plan, as amended and restated, the McDonald’s Corporation 1992 Stock Ownership Incentive Plan, as amended and restated, and the McDonald’s Corporation 1975 Stock Ownership Option Plan, as amended and restated.

(ee)    “Qualified Performance-Based Award” means any Award that is intended to qualify for the Section 162(m) Exemption, as provided in Section 23.

(ff)     “Qualified Performance Goal” means a performance goal established by the Committee in connection with the grant of a Qualified Performance-Based Award, which (i) is based on the attainment of specified levels of one or more Specified Performance Goals, and (ii) is set by the Committee within the time period prescribed by Section 162(m) of the Code; provided, that in the case of a stock option or stock appreciation right, the Qualified Performance Goal shall be considered to have been established without special action by the Committee, by virtue of the fact that the Stock subject to such Award must increase in value over its Fair Market Value on the Grant Date (or over a higher value) in order for the Grantee to realize any compensation from exercising the stock option or stock appreciation right.

(gg)    “Restricted Stock Unit” or “RSU” means an Award made pursuant to Section 6(e).

(hh)    “Section 16 Grantee” means an individual subject to potential liability under Section 16(b) of the 1934 Act with respect to transactions involving equity securities of the Company.

(ii)     “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

(jj)     “Service-Vesting Award” means an Award, the vesting of which is contingent solely on the continued service of the Grantee as an Employee of the Company and its Subsidiaries or as a non-Employee director of the Company.

(kk)    “Specified Performance Goal” means any of the following measures as applied to the Company as a whole or to any Subsidiary, division or other unit of the Company: revenue; operating income; net income; basic or diluted earnings per share; return on revenue; return on assets; return on equity; return on total capital; total shareholder return; or any other measure of financial performance that can be determined pursuant to U.S. generally accepted accounting principles.

(ll)     “Stock” means the common stock of the Company, par value $.01 per share.

(mm)  “Subsidiary” means any entity in which the Company directly or through intervening subsidiaries owns 25% or more of the total combined voting power or value of all classes of stock, or, in the case of an unincorporated entity, a 25% or more interest in the capital and profits.

(nn)    “Termination of Directorship” means the first date upon which a non-Employee director is neither a member of the Board.

(oo)    “Termination of Employment” of a Grantee means the termination of the Grantee’s Employment with the Company and the Subsidiaries, as determined by the Company.

3.      Scope of this Plan.

(a)       As of December 31, 2011, 27,610,823 shares were available for future grant under Prior Plans. If this Plan is approved, those shares (including any portion of those shares subject to awards granted from December 31, 2011 through May 31, 2012), an additional 27,500,000 shares, and any shares returned to the Prior Plans as described in (d) below, will become available for future grants under this Plan, up to a total number of shares of Stock delivered to Grantees pursuant to this Plan of 56 million, subject to the other provisions of this Section 3 and to adjustment as provided in Section 22. Such shares may be treasury shares or newly-issued shares or both, as may be determined from time to time by the Board or by the Committee appointed pursuant to Section 4.

(b)       Subject to adjustment as provided in Section 22, the maximum number of shares of Stock for which stock options and stock appreciation rights may be granted to any Grantee in any one-year period shall be 2 million, and the maximum number of shares of Stock that may be granted to any Grantee in any one-year period in the form of restricted stock, and other stock-based awards, in each case that are Qualified Performance-based Awards, shall be 500,000. Subject to the other provisions of this Section 3 and subject to adjustment as provided in Section 22, not more than 1,000,000 bonus shares of Stock may be granted under this Plan.

(c)       If and to the extent an Award granted under this Plan shall, after the Effective Date, expire or terminate for any reason without having been exercised in full, or shall be forfeited or settled for cash, the shares of Stock (including restricted stock) associated with the expired, terminated or forfeited portion of such Award shall become available for other Awards. In no event shall the number of shares of Stock considered to be delivered pursuant to the exercise of a stock appreciation right include the shares that represent the grant or exercise price thereof, which shares are not delivered to the Grantee upon exercise.

(d)       If and to the extent an Award granted under a Prior Plan shall, after the Effective Date, expire or terminate for any reason without having been exercised in full, or shall be forfeited or settled for cash, the shares of Stock (including restricted stock) associated with the expired, terminated or forfeited portion of such Award shall become available for Awards under this Plan. If, after the Effective Date, a Grantee uses shares of Stock owned by the Grantee (by either actual delivery or by attestation) to pay the Option Price of any stock option granted under this Plan or a Prior Plan or to satisfy any tax-withholding obligation with respect to an Award granted under this Plan or a Prior Plan, the number of shares of Stock delivered or attested to shall be added to the number of shares of Stock available for delivery under this Plan. To the extent any shares of Stock subject to a stock option granted under this Plan are withheld, after the Effective Date, to satisfy the Option Price of that stock option, or any shares of Stock subject to an Award granted under this Plan are withheld to satisfy any tax-withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under this Plan. To the extent any shares of Stock subject to an Award granted under a Prior Plan are withheld, after the Effective Date, to satisfy any tax-withholding obligation, such shares shall be added to the maximum number of shares of Stock available for delivery under this Plan. Notwithstanding the foregoing, no shares of Stock that become available for Awards granted under this Plan pursuant to the foregoing provisions of this Section 3(d) shall be available for grants of incentive stock options pursuant to Section 6(f).

4.      Administration

(a)       Subject to Section 4(b), this Plan shall be administered by a committee appointed by the Board (the “Committee”). All members of the Committee shall be “outside directors” (as defined or interpreted for purposes of the Section 162(m) Exemption). The composition of the Committee also shall be subject to such limitations as the Board deems appropriate to permit transactions in Stock pursuant to this Plan to be exempt from liability under Rule 16b-3 under the 1934 Act and to satisfy the “independence” requirements of any national securities exchange on which the Stock is listed.

(b)       The Board may, in its discretion, reserve to itself any or all of the authority and responsibility of the Committee. To the extent that the Board has reserved to itself the authority and responsibility of the Committee, all references to the Committee in this Plan shall be deemed to refer to the Board.

(c)       The Committee shall have full and final authority, in its discretion, but subject to the express provisions of this Plan (including without limitation Section 23(e)), as follows:

(i)         to grant Awards,

(ii)        to determine (A) when Awards may be granted, and (B) whether or not specific Awards shall be identified with other specific Awards, and, if so, whether they shall be exercisable cumulatively with or alternatively to such other specific Awards,

(iii)       to interpret this Plan,

(iv)       to determine all terms and provisions of all Awards, including without limitation any restrictions or conditions (including specifying such performance criteria as the Committee deems appropriate, and imposing restrictions with respect to Stock acquired upon exercise of a stock option, which restrictions may continue beyond the Grantee’s Termination of Employment or Termination of Directorship, as applicable), which shall be set forth in a written (including in an electronic form) agreement for each Award (the “Award Agreements”), which need not be identical, and, with the consent of the Grantee, to modify any such Award Agreement at any time,

(v)         to adopt or to authorize foreign Subsidiaries to adopt Foreign Equity Incentive Plans as provided in Section 14,

(vi)        to delegate any or all of its duties and responsibilities under this Plan to any individual or group of individuals it deems appropriate, except its duties and responsibilities with respect to Section 16 Grantees and with respect to Qualified Performance-Based Awards, and (A) the acts of such delegates shall be treated hereunder as acts of the Committee and (B) such delegates shall report to the Committee regarding the delegated duties and responsibilities,

(vii)      to accelerate the exercisability of, and to accelerate or waive any or all of the restrictions and conditions applicable to, any Award or any group of Awards, other than the Minimum Vesting Requirement, for any reason, solely to the extent that any such acceleration or waiver would not cause any tax to become due under Section 409A of the Code,

(viii)      subject to Section 6(a)(ii), to extend the time during which any Award or group of Awards may be exercised or earned, solely to the extent that any such extension would not cause any tax to become due under Section 409A of the Code,

(ix)        to make such adjustments or modifications to Awards granted to or held by Grantees working outside the United States as are necessary and advisable to fulfill the purposes of this Plan or to accommodate the specific requirements of local laws, procedures or practices,

(x)          to impose such additional conditions, restrictions and limitations upon the grant, exercise or retention of Awards as the Committee may, before or concurrently with the grant thereof, deem appropriate, including requiring simultaneous exercise of related identified Awards and limiting the percentage of Awards that may from time to time be exercised by a Grantee,

(xi)         notwithstanding Section 8, to prescribe rules and regulations concerning the transferability of any Awards, and

(xii)        to make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

(d)       The determination of the Committee on all matters relating to this Plan or any Award Agreement shall be made in its sole discretion, and shall be conclusive and final. No member of the Committee shall be liable for any action or determination made in good faith with respect to this Plan or any Award.

5.      Eligibility

Awards may be granted to any Employee (including any officer) of the Company or any of its domestic Subsidiaries, any Employee, officer or director of any of the Company’s foreign Subsidiaries (provided, that in the case of an Employee, officer or director of a domestic or foreign Subsidiary in which the Company owns less than 50% of the total combined voting power or value of all classes of stock, Awards may be granted only where there is a sufficient nexus between such Employee, officer or director and the Company so that the grant serves a genuine business purpose of the Company) and to any non-Employee director of the Company. In selecting the individuals to whom Awards may be granted, as well as in determining the number of shares of Stock subject to, and the other terms and conditions applicable to, each Award, the Committee shall take into consideration such factors as it deems relevant in promoting the purposes of this Plan.

6.      Conditions to Grants

(a)       General conditions.

(i)	The “Grant Date” of an Award shall be the date on which the Committee grants the Award or such later date as specified in advance by the Committee.

(ii)	The term of each Award shall be a period not longer than 10 years from the Grant Date.

(iii)	A Grantee may, if otherwise eligible, be granted additional Awards in any combination.

(b)       Grant of Stock Options and Option Price. A stock option represents the right to purchase a share of Stock at a predetermined Option Price. No later than the Grant Date of any stock option, the Committee shall establish the Option Price of such stock option. The per-share Option Price of a stock option shall not be less than 100% of the Fair Market Value of a share of the Stock on the Grant Date. Such Option Price shall be subject to adjustment as provided in Section 22. The applicable Award Agreement may provide that the stock option shall be exercisable for restricted stock. The Committee shall not without the approval of the Company’s shareholders, other than pursuant to Section 22, (i) reduce the per-share Option Price of a stock option after it is granted, (ii) cancel a stock option when the per-share Option Price exceeds the Fair Market Value of a share of the Stock in exchange for cash or another Award (other than in connection with a Change in Control), or (iii) take any other action with respect to a stock option that would be treated as a repricing under the rules and regulations of the New York Stock Exchange.

(c)       Grant of Stock Bonuses. The Committee may, in its discretion, grant shares of Stock to any Employee eligible under Section 5 to receive Awards, other than executive officers of the Company.

(d)       Grant of Dividend Equivalents. The Committee may, in its discretion, grant dividend equivalents, which represent the right to receive cash payments or shares of Stock measured by the dividends payable with respect to specific shares of Stock or a specified number of shares of Stock. Dividend equivalents may be granted as part of another type of Award, and shall be subject to such terms and conditions as the Committee shall determine; provided, that the Committee shall not provide for payment of dividend equivalents in a manner that would cause any tax to become due under Section 409A of the Code.

(e)       Grant of Restricted Stock Units (“RSUs”). The Committee may, in its discretion, grant RSUs, which Awards are denominated in, payable in, and valued, in whole or in part, by reference to, shares of Stock. An RSU shall represent the right to receive a payment, in cash, shares of Stock or both (as determined by the Committee), and shall be subject to such terms and conditions as the Committee shall determine.

(f)       Grant of Other Stock-Based Awards. The Committee may, in its discretion, grant other stock-based awards. These are Awards, other than stock options (not including incentive stock options), stock bonuses, dividend equivalents and restricted stock units that are denominated in, valued, in whole or in part, by reference to, or otherwise based on or related to, Stock. The purchase, exercise, exchange or conversion of other stock-based awards granted under this Section 6(f) shall be on such terms and conditions and by such methods as shall be specified by the Committee. If the value of any other stock-based award is based on the difference between the excess of the Fair Market Value, on the date such Fair Market Value is determined, over such Award’s exercise or grant price, the exercise or grant price for such an Award will not be less than 100% of the Fair Market Value on the Grant Date. If the value of such an Award is based on the full value of a share of Stock, and the Award is a Service-Vesting Award, then such Award shall be subject to the Minimum Vesting Requirement. The Committee shall not without the approval of the Company’s shareholders, other than pursuant to Section 22, (i) lower the exercise price of a stock appreciation right after it is granted, (ii) cancel a stock appreciation right when the exercise price exceeds the Fair Market Value of a share of the Stock in exchange for cash or another Award (other than in connection with a Change in Control), or (iii) take any other action with respect to a stock appreciation right that would be treated as a repricing under the rules and regulations of the New York Stock Exchange.

7.      Grantee’s Agreement to Serve

The Committee may, in its discretion, require each Grantee who is granted an Award to, execute such Grantee’s Award Agreement, and to agree that such Grantee will remain in the employ of the Company or any of its Subsidiaries or remain as a non-Employee director, as applicable, for at least one year after the Grant Date. No obligation of the Company or any of its Subsidiaries as to the length of any Grantee’s employment or service as a non-Employee director shall be implied by the terms of this Plan, any grant of an Award hereunder or any Award Agreement. The Company and its Subsidiaries reserve the same rights to terminate employment of any Grantee as existed before the Effective Date.

8.      Non-Transferability

No Award granted hereunder shall be assigned, encumbered, pledged, sold, transferred, or otherwise disposed of other than by will or the laws of descent and distribution; provided however, that unless otherwise determined by the Committee, a Grantee may designate in writing a beneficiary to exercise or hold, as applicable, his or her Award after such Grantee’s death. In the case of a holder after the Grantee’s death, an Award shall be transferable solely by will or by the laws of descent and distribution.

9.      Exercise

(a)       Exercise of Stock Options. Subject to Sections 4(c)(vii), 12, 13 and 21 and such terms and conditions as the Committee may impose, each stock option shall be exercisable as and when determined by the Committee; provided that, unless the Committee determines otherwise, each stock option shall be exercisable in one or more installments commencing not earlier than the first anniversary of the Grant Date of such stock option.

Each stock option shall be exercised by delivery of notice of intent to purchase a specific number of shares of Stock subject to such stock option. Such notice shall be in a manner specified by and satisfactory to the Company. The Option Price of any shares of Stock as to which a stock option shall be exercised shall be paid in full at the time of the exercise. Payment may, at the election of the Grantee, be made in any one or any combination of the following:

(i)	cash,

(ii)	unless otherwise determined by the Committee, Stock owned by the Grantee, valued at its Fair Market Value at the time of exercise,

(iii)	with the approval of the Committee, shares of restricted stock held by the Grantee, each valued at the Fair Market Value of a share of Stock at the time of exercise, or

(iv)	unless otherwise determined by the Committee, through simultaneous sale through a broker of shares acquired on exercise, as permitted under Regulation T of the Board of Governors of the Federal Reserve System.

If shares of Stock are used to pay the Option Price, such shares of Stock must have been held by the Grantee for more than six months prior to exercise of the stock option, unless otherwise determined by the Committee. Such payment may be made by actual delivery or attestation.

(b)       Time of Exercise/Expiration. Notwithstanding anything to the contrary herein, in the event that the final date on which any stock option would otherwise be exercisable in accordance with the provisions of this Plan (including without limitation Section 12 hereof) is not a Business Day, the last day on which such stock option may be exercised is the last Business Day immediately preceding such date.

10.    Notification under Section 83(b)

The Committee may, on the Grant Date or any later date, prohibit a Grantee from making the election described below. If the Committee has not prohibited such Grantee from making such election, and the Grantee shall, in connection with the exercise of any stock option, or the grant of any share of restricted stock, make the election permitted under Section 83(b) of the Code (i.e., an election to include in such Grantee’s gross income in the year of transfer the amounts specified in Section 83(b) of the Code), such Grantee shall notify the Company of such election within 10 days of filing notice of the election with the U.S. Internal Revenue Service, in addition to complying with any filing and notification required pursuant to regulations issued under the authority of Section 83(b) of the Code.

11.    Withholding Taxes

(a)       Whenever, under this Plan, cash or Stock is to be delivered upon exercise or payment of an Award, or any other event occurs that results in taxation of a Grantee with respect to an Award, the Company shall be entitled to require (i) that the Grantee remit an amount sufficient to satisfy all U.S. federal, state and local withholding tax requirements related thereto, (ii) the withholding of such sums from compensation otherwise due to the Grantee or from any shares of Stock due to the Grantee under this Plan, (iii) any other method prescribed by the Committee from time to time or (iv) any combination of the foregoing.

(b)       If any disqualifying disposition (as defined in Section 421(b) of the Code) is made with respect to shares of Stock acquired under an incentive stock option granted pursuant to this Plan or any election described in Section 10 is made, then the individual making such disqualifying disposition or election shall remit to the Company an amount sufficient to satisfy all U.S. federal, state and local withholding taxes thereby incurred; provided, that in lieu of or in addition to the foregoing, the Company shall have the right to withhold such sums from compensation otherwise due to the Grantee or from any shares of Stock due to the Grantee under this Plan.

(c)       Notwithstanding the foregoing, in no event shall the amount withheld or remitted in the form of shares of Stock due to a Grantee under this Plan exceed the minimum required by applicable law, except in the case of amounts due to a Grantee working outside the United States where the amount withheld may exceed such minimum, provided that it is not in excess of the actual amount required to be withheld with respect to the Grantee under applicable tax law or regulations.

(d)       Although the Company may endeavor to qualify an Award for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or to avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything contrary in this Plan and the Company will have no liability to a Grantee or any other party if a payment under an Award does not receive or maintain such favorable treatment or does not avoid such unfavorable treatment. The Company shall be unconstrained in its corporate activities without regard to the potential tax impact on Grantees.

12.    Termination of Employment

(a)       The applicable Award Agreement shall specify the treatment of such Award upon the Grantee’s Termination of Employment. Unless otherwise provided in the applicable Award Agreement, all unvested Awards shall forfeit upon the Grantee’s Termination of Employment, and vested stock options shall remain exercisable until the 90th day following Termination of Employment.

(b)       Committee Discretion. Notwithstanding the foregoing, the Committee may determine that the consequences of a Termination of Employment for a particular Award will differ from those in the applicable Grant Agreement after it is granted if the change is favorable to the Grantee, unless otherwise required to comply with applicable laws; provided, that the Committee shall have no authority (i) after the Grant Date, to extend the time to exercise unexercised stock options or stock appreciation rights to any date later than the 10th anniversary of the Grant Date (or, if earlier, the original expiration date of the Award) or (ii) otherwise to provide for terms of an Award that would cause any tax to become due under Section 409A of the Code.

13.    Termination of Directorship

(a)       The applicable Award Agreement shall specify the treatment of such Award upon the Director’s Termination of Directorship with the Company. Unless otherwise provided in the applicable Award Agreement, all unvested Awards shall forfeit upon the Director’s Termination of Directorship.

(b)       Committee Discretion. Notwithstanding the foregoing, the Committee may determine that the consequences of Termination of Directorship for a particular Award will differ from those in the Applicable Award Agreement after the Award is granted, if the change is favorable to the Grantee; provided, that the Committee shall have no authority (i) after the Grant Date, to extend the time to exercise unexercised stock options or stock appreciation rights to any date later than the 10th anniversary of the Grant Date (or, if earlier, the original expiration date of the Award) or (ii) otherwise to provide for terms of an Award that would cause any tax to become due under Section 409A of the Code.

14.    Equity Incentive Plans of Foreign Subsidiaries

The Committee may adopt or authorize any foreign Subsidiary to adopt a plan for granting Awards (a “Foreign Equity Incentive Plan”). All awards granted under such Foreign Equity Incentive Plans shall be treated as grants under this Plan. Such Foreign Equity Incentive Plans shall have such terms and provisions as the Committee permits not inconsistent with the provisions of this Plan.

15.    Securities Law Matters

(a)       If the Committee deems it necessary to comply with the Securities Act of 1933, as amended, and the regulations and rulings thereunder, the Committee may require a written investment intent representation by the Grantee and may require that a restrictive legend be affixed to certificates for shares of Stock.

(b)       If, based upon the opinion of counsel for the Company, the Committee determines that the exercise or nonforfeitability of, or delivery of benefits pursuant to, any Award would violate any applicable provision of (i) U.S. federal, state, foreign or local securities law or (ii) the listing requirements of any national securities exchange on which are listed any of the Company’s equity securities (together, referred to herein as “Securities Law Requirements”), then the Committee may (A) postpone any such exercise, nonforfeitability or delivery, as the case may be, for not more than 30 days after the date on which such exercise, nonforfeitability or delivery would no longer violate such law or requirements, or (B) amend or cancel some or all of the Awards affected by such Securities Law Requirements, with or without consideration to the relevant Grantees.

16.    Funding

Benefits payable under this Plan to any person shall be paid directly by the Company. The Company shall not be required to fund, or otherwise segregate assets to be used for payment of, benefits under this Plan.

17.    No Employment Rights

Neither the establishment of this Plan, nor the granting of any Award, shall be construed to (a) give any Grantee the right to remain employed by the Company or any of its Subsidiaries or to any benefits not specifically provided by this Plan or (b) in any manner modify the right of the Company or any of its Subsidiaries to modify, amend, or terminate any of its employee benefit plans.

18.    Rights as a Stockholder

A Grantee shall not, by reason of any Award (other than restricted stock), have any right as a stockholder of the Company with respect to the shares of Stock that may be deliverable upon exercise or payment of such Award until such shares have been delivered to him or her.

19.    Nature of Payments

Any and all grants, payments of cash, or deliveries of shares of Stock hereunder shall constitute special incentive payments to the Grantee, and shall not be taken into account in computing the amount of salary or compensation of the Grantee for the purposes of determining any pension, retirement, death or other benefits under (a) any pension, retirement, profit-sharing, bonus, life insurance or other employee benefit plan of the Company or any of its Subsidiaries or (b) any agreement between the Company or any Subsidiary, on the one hand, and the Grantee, on the other hand, except as such plan or agreement shall otherwise expressly provide.

20.    Non-Uniform Determinations

Neither the Committee’s nor the Board’s determinations under this Plan need be uniform, and may be made by the Committee or the Board selectively among individuals who receive, or are eligible to receive, Awards (whether or not such individuals are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, to enter into non-uniform and selective Award Agreements as to (a) the identity of the Grantees, (b) the terms and provisions of Awards, and (c) the treatment, under Section 12, of Terminations of Employment.

21.    Change in Control Provisions

Notwithstanding any other provision of this Plan to the contrary, the provisions of this Section 21 shall apply in the event of a Change in Control, unless otherwise determined by the Committee in connection with the grant of an Award (as reflected in the applicable Award Agreement).

(a)       Upon a Change in Control, each then-outstanding stock option and stock appreciation right, and each other then-outstanding Award that is a Service-Vesting Award (each, a “Replaced Award”), shall be replaced with another Award meeting the requirements of Section 21(b) (a “Replacement Award”); provided that (i) if a Replacement Award meeting the requirements of Section 21(b) cannot be issued (because, for example, there are no publicly traded equity securities available, such that the requirement described in clause (iii) of the first sentence of Section 21(b) cannot be met), or (ii) the Committee so determines at any time prior to the Change in Control, upon a Change in Control each Replaced Award shall instead become fully vested, exercisable and free of restrictions. The treatment of any Awards which are not Replaced Awards (i.e., Awards other than stock options and stock appreciation rights, which are not Service-Vesting Awards) shall be as determined by the Committee in connection with the grant thereof, as reflected in the applicable Award Agreement.

(b)       An Award shall meet the conditions of this Section 21(b) (and hence qualify as a Replacement Award) if: (i) it is of the same type as the Replaced Award; (ii) it has a value at least equal to the value of the Replaced Award; or (iii) it relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; (iv) its terms and conditions comply with Section 21(c) below; and (v) its other terms and conditions are not less favorable to the Grantee than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 21(b) are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion. Without limiting the generality of the foregoing, the Committee may determine the value of Awards and Replacement Awards that are stock options by reference to either their intrinsic value or their fair value.

(c)       Upon a Termination of Employment or Termination of Directorship of a Grantee occurring in connection with or during the period of two years after such Change in Control, other than for Cause, (i) all Replacement Awards held by the Grantee shall become fully vested and (if applicable) exercisable and free of restrictions, and (ii) all stock options and stock appreciation rights held by the Grantee immediately before the Termination of Employment or Termination of Directorship that the Grantee held as of the date of the Change in Control or that constitute Replacement Awards shall remain exercisable for not less than two years following such termination or until the expiration of the stated term of such stock option, whichever period is shorter (provided, that if the applicable Award Agreement provides for a longer period of exercisability, that provision shall control). The treatment described in the preceding sentence shall not apply if the Termination of Employment is initiated by the Employee.

22.    Adjustments Upon Certain Changes

The following shall be subject to any action by the shareholders of the Company required by law, applicable tax rules or the rules of any exchange on which shares of Stock of the Company are listed for trading:

(a)       Shares Available for Grants. In the event of any change in the number of shares of Stock of the Company outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum aggregate number of shares of Stock with respect to which the Committee may grant Awards and the maximum aggregate number of shares of Stock with respect to which the Committee may grant Awards to any individual Grantee in any year shall be appropriately adjusted by the Committee. In the event of any change in the number of shares of Stock of the Company outstanding by reason of any other event or transaction, the Committee may, to the extent deemed appropriate by the Committee, make such adjustments in the number and class of shares of Stock with respect to which Awards may be granted.

(b)       Increase or Decrease in Issued Shares Without Consideration. In the event of any increase or decrease in the number of issued shares of Stock of the Company resulting from a subdivision or consolidation of shares of Stock of the Company or the payment of a stock dividend (but only on the shares of Stock of the Company), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company, the Committee may, to the extent deemed appropriate by the Committee, adjust the number of shares of Stock subject to each outstanding Award and the exercise price per share of Stock of each such Award.

(c)       Certain Mergers. In the event of any merger, consolidation or similar transaction as a result of which the holders of shares of Stock receive consideration consisting exclusively of securities of the surviving corporation in such transaction, the Committee may, to the extent deemed appropriate by the Committee, adjust each Award outstanding on the date of such merger or consolidation so that it pertains and applies to the securities which a holder of the number of shares of Stock subject to such Award would have received in such merger or consolidation.

(d)       Certain Other Transactions. In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets (on a consolidated basis), (iii) a merger, consolidation or similar transaction involving the Company in which the holders of shares of Stock receive securities and/or other property, including cash, other than shares of the surviving corporation in such transaction, the Committee shall, in its sole discretion, have the power to:

(i)         cancel, effective immediately prior to the occurrence of such event, each Award (whether or not then exercisable or vested), and, in full consideration of such cancellation, pay to the Grantee to whom such Award was granted an amount in cash, for each share of Stock subject to such Award, equal to the value, as determined by the Committee, of such Award, provided that with respect to any outstanding stock option such value shall be equal to the excess of (A) the value, as determined by the Committee, of the property (including cash) received by the holder of a share of Stock as a result of such event over (B) the exercise price of such stock option; or

(ii)        provide for the exchange of each Award (whether or not then exercisable or vested) for an Award with respect to some or all of the property which a holder of the number of shares of Stock subject to such Award would have received in such transaction and, incident thereto, make an equitable adjustment as determined by the Committee in the exercise price of the Award, or the number of shares or amount of property subject to the Award or provide for a payment (in cash or other property) to the Grantee to whom such Award was granted in partial consideration for the exchange of the Award.

(e)       Other Changes. In the event of any change in the capitalization of the Company or corporate change other than those specifically referred to in paragraphs 22(b), (c) or (d), the Committee may make such adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs and in such other terms of such Awards as the Committee may consider appropriate, provided that if any such Award is intended to be a Qualified Performance-Based Award such adjustment is consistent with the requirements of Section 162(m) Exemption.

(f)       No Other Rights. Except as expressly provided in the Plan, no Grantee shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of the Company or any other corporation. Except as expressly provided in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or amount of other property subject to, or the terms related to, any Award.

(g)       Savings Clause. No provision of this Section 22 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

23.    Qualified Performance-Based Awards

(a)       The provisions of this Plan are intended to ensure that all stock options and stock appreciation rights granted hereunder to any Grantee who is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) at the time of exercise qualify for the Section 162(m) Exemption, and all such Awards shall therefore be considered Qualified Performance-Based Awards and this Plan shall be interpreted and operated consistent with that intention. The provisions referred to in the preceding sentence include without limitation the limitation on the total amount of such Awards to any Grantee set forth in Section 3(b); the requirement of Section 4(a) that the Committee satisfy the requirements for being “outside directors” for purposes of the Section 162(m) Exemption; the limitations on the discretion of the Committee with respect to Qualified Performance-Based Awards; and the requirements of Sections 6(b) that the Option Price of stock options be not less than the Fair Market Value of the Stock on the Grant Date (which requirement constitutes the Qualified Performance Goal). The base price for determining the value of stock appreciation rights shall not be less than the Fair Market Value of the Stock on the Grant Date (which requirement constitutes the Qualified Performance Goal).

(b)       The Committee may designate any Award (other than a stock option or stock appreciation right) as a Qualified Performance-Based Award upon grant, in each case based upon a determination that (i) the Grantee is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) with respect to such Award, and (ii) the Committee wishes such Award to qualify for the Section 162(m) Exemption. The provisions of this Section 23 shall apply to all such Qualified Performance-Based Awards, notwithstanding any other provision of this Plan, other than Section 21.

(c)       Each Qualified Performance-Based Award (other than a stock option or stock appreciation right) shall be earned, vested and payable (as applicable) only upon the achievement of one or more Qualified Performance Goals, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate; provided that (i) the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such Performance Goals will be waived upon the death or Disability of the Grantee, and (ii) the provisions of Section 21 shall apply notwithstanding this sentence.

(d)       Qualified Performance Goals may take the form of absolute goals or goals relative to the performance of one or more other companies comparable to the Company or of an index covering multiple companies. In establishing Qualified Performance Goals, the Committee may specify that there shall be excluded the effect of restructuring charges, discontinued operations, extraordinary items, cumulative effects of accounting changes, and other unusual or nonrecurring items, and asset impairment and the effect of foreign currency fluctuations, in each case as those terms are defined under generally accepted accounting principles and provided in each case that such excluded items are objectively determinable by reference to the Company’s financial statements, notes to the Company’s financial statements and/or management’s discussion and analysis in the Company’s financial statements.

(e)       Except as specifically provided in Section 23(d), no Qualified Performance-Based Award may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under this Plan with respect to a Qualified Performance-Based Award under this Plan, in any manner to waive the achievement of the applicable Qualified Performance Goals or to increase the amount payable pursuant thereto or the value thereof, or otherwise in a manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption.

24.    Amendment of this Plan

The Board or the Committee may from time to time in its discretion amend this Plan or Awards, without the approval of the shareholders of the Company, except (i) to the extent required under the listing requirements of any national securities exchange on which are listed any of the Company’s equity securities and (ii) to the extent the amendment would result in (A) the reduction of the Option Price of any stock option, (B) cancellation of a stock option when the Option Price exceeds the Fair Market Value of a share of Stock in exchange for cash or another Award (other than in connection with a Change in Control), or (C) any other action with respect to a stock option that would be treated as a repricing under the rules and regulations of the New York Stock Exchange. No such amendment shall adversely affect any previously-granted Award without the consent of the Grantee, except for (x) amendments made to comply with applicable law, stock exchange rules or accounting rules, and (y) amendments that do not materially decrease the value of such Awards. In addition, no such amendment may be made that would cause a Qualified Performance Based Award to cease to qualify for the Section 162(m) Exemption.

25.    Termination of this Plan

This Plan shall terminate on the 10th anniversary of the Effective Date or at such earlier time as the Board may determine. Any termination, whether in whole or in part, shall not affect any Award then outstanding under this Plan.

26.    No Illegal Transactions

This Plan and all Awards granted pursuant to it are subject to all laws and regulations of any governmental authority that may be applicable thereto; and, notwithstanding any provision of this Plan or any Award, Grantees shall not be entitled to exercise Awards or receive the benefits thereof and the Company shall not be obligated to deliver any Stock or pay any benefits to a Grantee if such exercise, delivery, receipt or payment of benefits would constitute a violation by the Grantee or the Company of any provision of any such law or regulation. Such circumstances or the inability or impracticability of the Company to obtain or maintain authority from any regulatory body (which authority is deemed by the Company to be necessary for the lawful issuance and/or sale of Stock hereunder) shall relieve the Company of any liability for the failure to issue and/or sell such Stock and shall constitute circumstances in which the Committee may determine to amend or cancel Awards pertaining to such Stock, with or without consideration to the affected Grantees.

27.    Controlling Law

The law of the State of Illinois, except its law with respect to choice of law, shall be controlling in all matters relating to this Plan.

28.    Severability

If all or any part of this Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Plan not declared to be unlawful or invalid. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

29.    Section 409A

No provision of this Plan shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code. No action, or failure to act, pursuant to this Section 29 or to any other provision of the Plan that references Section 409A of the Code shall subject the Committee, the Board or the Company to any claim, liability or expense, and neither the Committee, the Board nor the Company shall have any obligation to indemnify or otherwise protect any Grantee from the obligation to pay any taxes pursuant to Section 409A of the Code.

C/O McDONALD'S CORPORATION
POST OFFICE BOX 9112
FARMINGDALE, NY 11735-9544

McDONALD'S CORPORATION ANNUAL SHAREHOLDERS' MEETING FOR HOLDERS AS OF 3/27/17 TO BE HELD ON 5/24/17 AT 8:30 A.M. CENTRAL TIME

Your vote is important. Thank you for voting.
Read the Proxy Statement and have the proxy card in hand. Please note that the telephone and Internet voting turns off at 11:59 p.m. Eastern Time the night before the meeting or cutoff date.

Vote by Internet:	www.proxyvote.com or scan the QR code above with your smartphone.

Vote by Phone:	1-800-690-6903

Vote by Mail:	Complete this proxy card, sign and return it using the enclosed envelope.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E21301-P89092-Z69611
McDONALD'S CORPORATION

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

A Proposals

This proxy is solicited on behalf of the Board of Directors of McDonald’s Corporation. If this signed card contains no specific voting instructions, the shares will be voted with the Board’s recommendations, except for 401k Plan participants (see reverse side).

The Board of Directors recommends a vote FOR the nominees identified on this proxy.
1.	Election of Directors: (each for a one-year term expiring in 2018)			For	Against	Abstain

	1a.	Lloyd Dean		☐	☐	☐

	1b.	Stephen Easterbrook		☐	☐	☐

	1c.	Robert Eckert		☐	☐	☐

	1d.	Margaret Georgiadis		☐	☐	☐

	1e.	Enrique Hernandez, Jr.		☐	☐	☐

	1f.	Jeanne Jackson		☐	☐	☐

	1g.	Richard Lenny		☐	☐	☐

	1h.	John Mulligan		☐	☐	☐

	1i.	Sheila Penrose		☐	☐	☐

	1j.	John Rogers, Jr.		☐	☐	☐

	1k.	Miles White		☐	☐	☐

The Board of Directors recommends a vote FOR proposal 2.

2.	Advisory vote to approve executive compensation.			☐	☐	☐

The Board of Directors recommends a 1 Year vote on proposal 3.			1 Year	2 Years	3 Years	Abstain

3.	Advisory vote on the frequency of future advisory votes to approve executive compensation.		☐	☐	☐	☐

B Authorized Signatures — This section MUST be completed for your vote to be counted. — Sign and Date Below

I (we) hereby revoke any proxy previously given, and appoint Stephen Easterbrook, Jerome Krulewitch and Kevin Ozan, and each of them, as proxies with full power of substitution to vote in the manner provided above, all shares the undersigned is entitled to vote at the McDonald’s Corporation 2017 Annual Shareholders’ Meeting, or any postponement or adjournment thereof, and further authorize each such proxy to vote at his or her discretion on any other matter that may properly come before the meeting or any adjournment or postponement thereof, including, without limitation, to vote for the election of such substitute nominee(s) for Director as such proxies may select in the event that any nominee(s) named above become(s) unable to serve. (401k Plan participants are appointing Plan Trustee – see reverse side.)
Please sign as your name(s) appear(s) above and return the card promptly. If signing for a corporation or partnership, or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you attend the meeting and decide to vote in person by ballot, such vote will supersede this proxy.

The Board of Directors recommends a vote FOR proposals 4 and 5.		For	Against	Abstain

4.	Approval of the material terms of the performance goals for awards under the McDonald's Corporation 2012 Omnibus Stock Ownership Plan.	☐	☐	☐

5.	Advisory vote to approve the appointment of Ernst & Young LLP as independent auditor for 2017.	☐	☐	☐

The Board of Directors recommends a vote AGAINST proposals 6 through 12.

6.	Advisory vote on a shareholder proposal requesting a change to the vote-counting standard for shareholder proposals, if properly presented.	☐	☐	☐

7.	Advisory vote on a shareholder proposal regarding the threshold to call special shareholder meetings, if properly presented.	☐	☐	☐

8.	Advisory vote on a shareholder proposal to issue a class of preferred stock with the right to elect its own Director, if properly presented.	☐	☐	☐

9.	Advisory vote on a shareholder proposal requesting that the Board make all lawful efforts to implement and/or increase activity on the Holy Land Principles, if properly presented.	☐	☐	☐

10.	Advisory vote on a shareholder proposal requesting the Board to update the Company's policy regarding use of antibiotics by its meat suppliers, if properly presented.	☐	☐	☐

11.	Advisory vote on a shareholder proposal requesting a report assessing the environmental impacts of polystyrene foam beverage cups, if properly presented.	☐	☐	☐

12.	Advisory vote on a shareholder proposal requesting a report on charitable contributions, if properly presented.	☐	☐	☐

If you have comments, please check this box and write them on the back where indicated.				☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature [JOINT OWNERS]	Date

McDonald’s Corporation Annual Shareholders’ Meeting Information

Wednesday, May 24, 2017
8:30 a.m. Central Time

Prairie Ballroom at The Lodge
McDonald’s Office Campus
2815 Jorie Boulevard
Oak Brook, Illinois 60523

Admission: Please review the Pre-registration and Admission Policy regarding meeting attendance in the Proxy Statement. Shareholders and proxyholders must pre-register for the meeting. Preference will be given to shareholders, followed by proxyholders' requests to the extent space remains. If space is available, you will receive a confirmation letter by U.S. mail. You must show government-issued photo identification, as well as the confirmation letter, at the meeting registration desk. Overflow rooms will not be available to view the meeting. In order to accommodate as many shareholders as possible, we will not be able to allow non-shareholder guests to attend the meeting in person. The registration desk will open at 7:30 a.m. Central Time.

Voting at the Meeting: Shareholders attending the live meeting may submit this proxy card or complete a ballot at the meeting.

Directions: Directions to McDonald's Annual Shareholders' Meeting can be viewed online at www.investor.mcdonalds.com.

Audiocast: To listen to the live audiocast of McDonald’s Annual Shareholders’ Meeting, go to www.investor.mcdonalds.com, then select the appropriate link. After the meeting, this audiocast will be available on demand for a limited time. Please note that if you participate in the meeting by live audiocast, the shares of stock will not be voted or deemed present at the meeting unless you submitted a proxy via mail, the Internet or telephone before the meeting.

Important Notice Regarding the Availability of Proxy Materials for
McDonald’s Annual Shareholders’ Meeting to be Held on May 24, 2017:

The Proxy Statement and the 2016 Annual Report to Shareholders are available at www.proxyvote.com.

E21302-P89092-Z69611
Proxy — McDONALD'S CORPORATION

Voting Instructions for McDonald’s 401k Plan Participants

When casting your vote, you are directing the Trustee of the trust funding the McDonald's 401k Plan (the "Plan") in which you participate to vote the McDonald's shares credited to the account(s) under the Plan. When you vote these shares, you should consider your own long-term best interests as a Plan participant. In addition, you are directing the Trustee to vote shares held in the Plan that have not been voted by other participants and/or vote Plan shares that have not yet been credited to participants' accounts. When you direct the vote of these shares, you have a special responsibility to consider the long-term best interest of other Plan participants.

Your vote on the front page will direct the Trustee to vote:
●	Shares credited to the account(s) under the Plan;
●	Shares not voted and shares that have not yet been credited to Plan participants' accounts, if applicable.

If you do NOT want to vote all shares in the same way, please contact Broadridge via email at mcdonalds@broadridge.com, or indicate that you want to vote the Plan shares and registered shares separately in the comments area below and check the corresponding comments box on the front page of the proxy card. Your directions to vote shares held in the Plan will be kept confidential by Broadridge, the independent inspector of election.

Comments:

(If you noted any comments above, please check the corresponding box on the front page.)